As filed with the U.S. Securities and Exchange Commission on January 12, 2026

Registration No. 333-292281

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EUPEC International Group Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	1389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Rue du Comte Jean, Port 3060

59760 Grande-Synthe, France

+33 (0) 3 28 23 83 20

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2208

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 12, 2026

EUPEC International Group Limited

3,750,000 Class A Ordinary Shares

This is the initial public offering of the class A ordinary shares, par value $0.0001 per share of EUPEC International Group Limited (throughout this prospectus, unless the context otherwise suggests, we refer to EUPEC International Group Limited and its consolidated subsidiary as “we,” “us,” “our” or “our company”). We are offering 3,750,000 class A ordinary shares. We currently estimate that the initial public offering price will be $4.00 per share.

Currently, there is no public market for our class A ordinary shares. We have applied to list our class A ordinary shares on The Nasdaq Capital Market under the symbol “EUPX”. We believe that upon the completion of this offering, we will meet the standards for listing, and the closing of this offering is contingent upon such listing. However, there is no guarantee or assurance that our class A ordinary shares will be approved for listing on The Nasdaq Capital Market.

We have two classes of ordinary shares - class A ordinary shares and class B ordinary shares. Each class A ordinary share is entitled to one (1) vote per share. Each class B ordinary share is entitled to one hundred (100) votes per share and is convertible into one class A ordinary share. All of our outstanding class B ordinary shares are held by SIDMoR Holdings Limited, or SIDMoR Holdings, an entity controlled by Jonathan Teik Cheh Chong, our Chairman and Chief Executive Officer. Upon the closing of this offering, we anticipate that SIDMoR Holdings will own approximately 99.38% of our total voting power (or approximately 99.34% if the underwriters exercise the over-allotment option in full) and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of The Nasdaq Capital Market, although we do not intend to avail ourselves of these exemptions. See “Prospectus Summary—Implications of Being a Controlled Company.”

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our class A ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our class A ordinary shares under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Assumed initial public offering price	$4.00	$15,000,000
Underwriting discounts(1)	$0.30	$1,125,000
Proceeds to us, before expenses(2)	$3.70	$13,875,000

(1)	We have agreed to pay R.F. Lafferty & Co., Inc., the representative of the underwriters, a discount equal to 7.50% of the public offering price. The underwriting discounts do not include additional compensation payable to the representative. See “Underwriting” for a complete description of the compensation arrangements.

(2)	We estimate the total expenses payable by us, excluding the underwriting discounts, will be approximately $1.3 million.

We have granted the underwriters an option, exercisable for 45 days from the date of the closing of this offering, to purchase up to an additional 562,500 class A ordinary shares on the same terms as the other shares being purchased by the underwriters from us to cover over-allotments.

We have also agreed to issue, on the closing date of this offering, the representative’s warrants to the representative (or any other designee of representative), to purchase an amount equal to 5% of the aggregate number of class A ordinary shares sold by us in this offering with an exercise price equal to 100% of the public offering price. For a description of other terms of the representative’s warrants and a description of the other compensation to be received by the underwriter, see “Underwriting.”

The underwriters expect to deliver the class A ordinary shares to purchasers in this offering on or about            , 2026.

R.F. Lafferty & Co., Inc.

The date of this prospectus is                     , 2026

Through and including                   , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our class A ordinary shares.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our class A ordinary shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context otherwise suggests, “we,” “us,” “our,” “our company,” and similar references refer to EUPEC International Group Limited and its consolidated subsidiary.

Our Company

Overview

We provide comprehensive, high-performance coating solutions for onshore and offshore steel pipelines in the water, oil and gas sectors. Our specialized services include linepipe coating, custom coating, field joint coating and reel-to-reel coating, supporting pipeline installation contractors and asset owners worldwide.

We serve past and present leading industry players such as Total Energies, ENI, Exxon, Petrobras, Shell and BP, as well as engineering, procurement, and construction contractors such as Denny, Tenaris , TechnipFMC, Saipem, McDermott, Subsea 7, and pipe suppliers such as Europipe, EEW, EBK, ITP, Equans, PMPING delivering projects for major energy companies including Chevron, Total Energies, Saudi Aramco, Qatar Energy, GrDF, Nord stream, Aker Solutions, Engie Fabricom, PFF and SPIECAPAG.

We believe that we have built a strong reputation for excellence in pipeline coating services. Our end-to-end solutions—from linepipe and custom coatings to field joint applications—ensure durability and corrosion protection throughout the pipeline lifecycle. We believe that few companies globally offer such a complete, integrated approach, making us a trusted partner for complex and demanding projects.

We believe that our expansion aligns with key market developments, including rebounding oil prices and rising natural gas demand, decarbonization initiatives and sustainable energy transitions, and large-scale water pipeline projects. These trends present significant opportunities, and we believe that we are well-positioned to meet evolving industry needs with our technical expertise and full-service capabilities.

We remain committed to growth, innovation, and superior service quality. By expanding our capabilities and entering new markets, we aim to strengthen our position as a global partner of choice for pipeline coating solutions.

Our Corporate History and Structure

We were incorporated as a Cayman Islands exempted company on June 13, 2025 in connection with the reorganization of our corporate structure as described below.

On July 17, 2025, we acquired all of the equity interests of EUPEC International SAS (France), or EUPEC, from JCEE Holdings Ltd. and OAG Offshore Pipeline Services Sdn Bhd, two companies ultimately controlled by Jonathan Teik Cheh Chong, our Chief Executive Officer, in exchange for an aggregate of 1,000 class B ordinary shares, pursuant to the terms of a share contribution agreement. These shares were subsequently transferred to SIDMoR Holdings and then repurchased by us and cancelled.

EUPEC was incorporated in France on April 25, 2022 as part of an investment by Mr. Chong into the oil and gas industry in France. As of the date of this prospectus, EUPEC is our only subsidiary. Set forth below is our organizational structure before and after completion of this offering (assuming no exercise of the over-allotment option).

Pre-Offering

Post-Offering

Jonathan Teik Cheh Chong
Ai Yuen Chow
90%
10%
IPO Investors
SIDMoR Holdings Limited
(British Virgin Islands)
Minority Holders
16%
61%
23%
EUPEC International Group Limited
(Cayman Islands)
100%
EUPEC International SAS (France)
(France)

Our Opportunity

Overview of the Pipeline Coating Industry

We operate within the pipeline coating industry. Coating of pipelines, especially for stainless steel and carbon steel pipelines, is essential for any industry where pipelines are used for the transportation of flowable products. Although the oil and gas industry is the main market for coating services, other industries like renewable energy, carbon capture, decarbonization and water distribution, require coating services as well.

Pipelines are designed for prolonged service, typically 20 to 30 years, and are exposed to weather and other environmental forces as well as operational impact during their service life. Coatings extend the life of pipelines from mere months to decades. Offshore pipelines are particularly exposed to highly corrosive environments (i.e. saltwater).

Some pipelines will not be functional without coatings. For example, for the transportation of viscous fluids, specialized coatings allow the temperature to be kept above a minimum level to keep the viscosity of the product to a level where the product can be flowable and transportable in the pipeline. This is typically referred to as flow assurance.

The Pipeline Construction Process

The parties involved in the development of pipeline projects include clients, which own the pipeline, main contractors, which are construction companies that are contracted by the client to construct/lay the pipeline, and service contractors, which are companies like us that provide specific and specialized services to the main contractors, or directly to the clients in some cases. These services include pipe manufacturing, coating services, etc.

The process of pipeline construction can be categorized into four main phases.

Phase 1: Manufacturing of the Linepipes

The process commences with the production of linepipes by pipe mills. The carbon steel linepipes are usually supplied by the pipe mills with no coatings and in standard lengths of around 12.2m.

Phase 2: Pipe Coating

The linepipes will then be delivered to the pipe coating plant for the linepipe coating to be performed. The linepipes will be coated for its entire length, except the last 150mm to 500mm of the ends of the linepipes, which is called coating cutbacks. The cutbacks are required to facilitate the welding of the linepipes to form a pipeline during the pipeline construction stage.

The types of coatings that are required depend on the requirements specified by the clients, who would have established their requirements based on detailed engineering that would have been carried out. Typically, the types of coatings include one or more of the following:

●	Anti-Corrosion Coating. All carbon steel pipelines will need to be coated with anti-corrosion coating so that they can continue to be in service throughout their design life. The anti-corrosion coating will be required for heavy duty products that require a very high standard of approval and certification by clients.

●	Insulation Coating. Some pipelines, especially oil pipelines, require that the temperature of the transported product be kept above a minimum temperature, and for this purpose, it is essential that the pipelines are coated with insulation coating (flow assurance). Similarly, the insulation coating products and applicators are high quality products, specifically developed to meet stringent requirements.

●	Concrete Weight Coating. Depending on the environmental conditions where the pipeline will be laid, a large percentage of offshore and subsea pipelines will need to be coated with weight coating. The weight coatings are usually very high-density concrete with iron ore fillers to improve the on-bottom stability of the pipeline. Without the concrete weight coating, the pipeline will not be stable enough on the seabed to withstand the environmental conditions considered in the design of the pipeline.

Phase 3: Transportation, Welding and Non-Destructive Testing

After the linepipes have been coated at the linepipe coating yard, they will be transported to site and strung together by welding. The completed welds will then be tested using non-destructive testing methods.

Phase 4: Field Joint Coating and Deployment

After the welding is completed and tested, the field joint area (i.e., the area that was left bare by the linepipe coating contractors to facilitate the welding process), will then be coated by the field joint coating contractor to provide coating that meets the same function as that of the linepipe coating. The materials that are applied by the field joint coating contractor may not be the same as those of the linepipe coating, but they serve the same purpose.

At the field joints coating station, the three elements of coating (i.e., the anti-corrosion coating, the insulation coating and the concrete weight coating) will be applied to provide a seamless coating protection along the entire pipeline. The field joint coatings are essential to provide mechanical protection to the pipeline as the pipeline will be subjected to high stresses and impact during pipelaying.

We are involved in Phases 2 and 4 of the pipeline construction processes to provide the specialized coatings required for both the linepipes and the field joints.

Key Industry Drivers

We believe that the key drivers in our industry include:

●	Growing Energy Demands. Global energy demand continues to rise, necessitating the expansion and maintenance of pipeline infrastructure for oil, gas and water transportation. The construction of new pipelines and the repair of existing ones require effective field joint coatings to protect against corrosion, mechanical damage, and environmental factors. This demand is a primary driver for the coating market.

●	Growing Populations, Urbanization and Industrialization. Growing populations and urbanization are increasing the demand for water and wastewater infrastructure, necessitating reliable pipeline systems that require protective coatings. In addition, industrial plants in various sectors require extensive piping systems for transporting fluids and gases, further driving the need for pipe coatings.

●	Technological Advancements. Innovations in coating technologies have led to the development of more efficient and durable field joint coatings. These advancements include:

o	The introduction of materials that provide enhance protection against corrosion, abrasion, and temperature fluctuations. For instance, fusion-bonded epoxy coatings, polyurethane coatings, and polyethylene coatings have become popular choices due to their superior performance characteristics.

o	Higher requirements due to changes in the direction of the industry. For example, there is a greater need for coating products that can withstand higher temperature, mechanical, anti-corrosion and insulation requirements, due to increased exploration and development into uncommon territories.

o	Requirements by new industries including Hydrogen energy, decarbonization and carbon capture, which are fluids that have very different properties from conventional fluids transported through pipelines and therefore have very different requirements.

●	Stringent Environmental Regulations. Governments and regulatory bodies across the globe have implemented strict environmental standards to minimize the environmental impact of pipeline operations. These regulations require the use of eco-friendly and high-performance coatings that can withstand harsh conditions while reducing the risk of leaks and spills. As a result, companies are increasingly adopting coatings that comply with these regulations, further driving market growth.

Projected Market Growth

Our addressable market is the field joint coating market and the linepipe coating market. We believe that these markets are large, growing and economically resilient.

According to publicly available information from a report published by Wise Guy Reports in August 2025, the global field joint coating market size was valued at $2.1 billion in 2024 and is expected to grow from $2.2 billion in 2025 to $3.5 billion by 2035, growing at a compound annual growth rate, or CAGR, of 4.6% during the forecast period (2025 - 2035). Wise Guy Reports noted that such increase is primarily driven by increasing infrastructure development and rising demand for corrosion protection in pipelines.

The linepipe coating market growth generally moves in tandem with the growth of the field joint coating market. According to publicly available information from a report published by Towards Chem and Materials Consultants, a sister firm of Precedence Research, in April 2025, the global pipe coating market size was valued at $9.95 billion in 2024 and is predicted to increase from $10.49 billion in 2025 to $16.84 billion by 2034, growing at a CAGR of 5.4% for the forecast period. According to Towards Chem and Materials Consultants, the ongoing expansion of the oil and gas industry and government regulation toward clean water management is actively stimulating market progression.

Our Linepipe Coating Services

We provide specialized coatings materials and services for pipelines for the transportation of water, oil and gas. Our clients will deliver their linepipes to our coating plant located in Dunkirk, France. Depending on the clients’ needs, we will coat the pipelines with anti-corrosion, thermal insulation, weight coating and mechanical protection.

Below are some examples of the various coatings provided.

●	Anti-Corrosion: Three-Layer Polypropylene/Polypropylene Coating. Anti-corrosion coating systems combine the performance of epoxy with the mechanical protection of polyolefin, which may be polyethylene or polypropylene. A copolymer adhesive layer binds the two products. Both coating systems have excellent adhesion properties and offer proven high resistance to impact and cathodic disbandment. They provide optimum stability over decades and their combination with adequate cathodic protection is guaranteed to prolong the life of the pipeline. Polypropylene coating has the advantage of providing high temperature mechanical performance during production. This mechanical strength also proves valuable during transportation, handling and the laying phase.

●	Thermal Insulation: MLPP Foam. We provide tailor-made thermal insulation coating systems for subsea pipelines to optimize flow assurance. The main insulation thickness can be solid or foamed depending on the project requirements (water depth, laying conditions, working conditions, fluid temperature and insulation properties).

●	Weight Coating: Concrete. Concrete weight coating provides negative buoyancy and on-bottom stability for subsea lines, mechanical protection during handling, transportation and laying operations, and protects the line during its lifetime in a marine environment. Concrete is prepared with different specific gravities and thicknesses using quality iron ore and other key raw materials. It can be applied over anti-corrosion or insulation coatings while reinforcing wire-mesh is wrapped and incorporated in the concrete. We provide compression-wrapped reinforced concrete depending on the pipe diameter and the scale of the project. Our process also includes anode installation to provide an efficient cathodic protection system.

●	Custom Coating. Custom coating involves the coating of bends and pipe pieces (spools) with similar coating as that applied for linepipe coating.

●	Reel to Reel Coating. Reel to reel coating provides anti-corrosion coating of reeled pipes used in the fabrication of deep offshore umbilicals and bundles. This fully automatic system is able to coat 1” to 3” small diameter reeled pipes with three-layer polypropylene coating in a continuous process using cross head extrusion. The reeled pipe length can be up to 4,000 meters.

●	Field Joint Coating. Field joint coating involves the coating of the girth welds produced on-site at any onshore location all over the world. We offer a wide range of coating systems and processes to cover the specific needs of our customers.

Our Competitive Strengths

We believe that the following contributes to our competitive advantage compared to our competitors:

●	Strategic location for linepipe coating services. Our coating plant is located in Dunkirk, France, which is close to key North Sea oil and gas developments. This location also allows us to strategically serve projects in the Baltic Sea, Atlantic Margin, and Africa. In addition, the Port of Dunkirk is one of France’s largest and deepest ports, capable of handling large pipeline shipments.

●	Focus on innovation. Our emphasis on innovation has allowed us to develop services and equipment in-house. We believe that this allows us to better control the costs and quality of the services that we sell.

●	Superior quality of our services. We believe that our emphasis on the quality of our services utilizing a mature quality management system has allowed us to ensure that our projects are executed at superior levels. This includes our focus and commitment to quality assurance.

●	Deep industrial knowledge and client understanding. Our management team has extensive experience in the industry. This has allowed us to have a comprehensive understanding of our clients’ needs and requirements, which has enabled us to win projects globally.

Our Growth Strategies

We believe that implementing the following growth strategies will continue to position our company as a leader in the markets we serve:

●	Geographical expansion. We plan to expand our sales efforts and service delivery to other geographic areas, such as Africa and the Middle East.

●	Expansion of service portfolio. We plan to expand our range of services, including specialized coating for deepwater and high temperature application.

●	Increase research and development. Through our research and development capabilities, we plan to continue enhancing the automation processes for coating applications. Our research and development department currently has a list of initiatives for cost reduction, process optimization and performance improvement to the coating application processes. Several of the previous improvements have already been implemented. For example, linepipe internal coating and high temperature polymer applications have been applied to bidding exercises, and we believe that our ability to provide such applications has provided us with a competitive advantage in demonstrating superior performance and quality during project execution, while maintaining comfortable margins.

●	Expansion of marketing and business development. We plan to expand by intensifying our marketing efforts through beefing up our commercial and business development team. This also includes setting up marketing offices in areas that we are not actively operating.

●	Expansion through acquisitions. We will continue to explore acquisition opportunities to grow our business, including by exploring acquisitions of competitors or companies offering related services.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

Risks Related to Our Business and Industry (for a more detailed discussion, see “Risk Factors—Risks Related to Our Business and Industry” beginning on page 13 of this prospectus)

●	We are an early-stage company with a limited operating history.

●	We may not be able to substantially increase our production and services output in order to maintain our cost competitiveness.

●	If we fail to properly manage our anticipated growth, our business could suffer.

●	We may incur significant costs because of the warranties we supply with our services.

●	Quality problems with, and liability claims in connection with, our services could harm our reputation, lead to adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial position, and results of operations.

●	We may not have insurance coverage against all damage or losses relating to our facilities.

●	Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.

●	We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

●	We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

●	Interruptions in deliveries of raw materials could adversely affect our revenue or profitability.

●	We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our services to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

●	If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

●	Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

●	We operate in a rapidly changing market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

●	We face significant competition.

●	The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our company could affect our ability to successfully grow our business.

●	Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

●	Current and future litigation, regulatory, administrative, or other legal proceedings could have a material adverse effect on our business and results of operations.

●	We could be subject to environmental lawsuits.

Risks Related to Our Operations in France (for a more detailed discussion, see “Risk Factors—Risks Related to Our Operations in France” beginning on page 20 of this prospectus)

●	We are subject to anti-corruption, export control, customs, sanctions, and other regulatory laws governing our operations in France and the European Union. Non-compliance could result in significant penalties and legal expenses, adversely impacting our business, results of operations, and financial condition.

●	We are subject to stringent and evolving EU and French laws, regulations, rules, and contractual obligations related to data privacy and security and non-compliance could lead to regulatory investigations, litigation, fines, operational disruptions, reputational harm, revenue loss, and other adverse effects.

●	Changes in international trade policies, tariffs, and EU-specific import/export regulations could materially and adversely affect our business, financial condition, and results of operations.

●	Currency exchange rate fluctuations present a risk to our operations and financial results.

●	Our operations in France could be adversely affected by complex labor laws, union activity and potential labor disruptions.

Risks Related to this Offering and Ownership of Our Ordinary Shares (for a more detailed discussion, see “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares” beginning on page 21 of this prospectus)

●	There has been no public market for our class A ordinary shares prior to this offering, and an active market in which investors can resell their shares may not develop.

●	The market price of our class A ordinary shares may be highly volatile, and you could lose all or part of your investment.

●	The structure of our ordinary shares has the effect of concentrating voting control with a single shareholder, which will limit or preclude your ability to influence corporate matters. It may also limit the price and liquidity of our class A ordinary shares due to its ineligibility for inclusion in certain stock market indices.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

●	Upon the completion of this offering, we will be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our class A ordinary shares.

Dual Class Structure

Under our memorandum and articles of association, we are authorized to issue up to a maximum of 500,000,000 ordinary shares of with a par value of $0.0001 each, which is comprised of 400,000,000 class A ordinary shares, 50,000,000 class B ordinary shares and 50,000,000 shares of such class or classes (however designated) as our board may determine. The holders of class A ordinary shares are entitled to one (1) vote for each share held of record and the holders of class B ordinary shares are entitled to hundred (100) votes for each share held of record on all matters submitted to a vote of shareholders. A class B ordinary share may be voluntarily converted into a class A ordinary share. A transfer of a class B ordinary share by a holder to a person or entity which is not an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act) of such holder will result in its automatic conversion into a class A ordinary share upon such transfer. Upon the expiration of the lock-up agreements that will be entered into by the holders of all of our ordinary shares in connection with this offering, and if the holders of our class B ordinary shares choose to convert their class B ordinary shares into class A ordinary shares, the class A ordinary shares outstanding will increase. In such event, because the number of shares would increase while the value of our company would remain the same, the value of existing class A ordinary shares may go down. In other words, the class A ordinary shares resulting from the newly converted class B ordinary shares will dilute the value of all class A ordinary shares, which may drive down the share price, give current shareholders fewer votes and less ownership of our company. The class A ordinary shares are not convertible. Upon the declaration of a dividend or distribution, the holders of the class A ordinary shares shall receive ten percent (10%) of such distribution and the holders of the class B ordinary shares shall receive ninety percent (90%) of such distribution. Other than as to voting, conversion and distribution rights, our class A ordinary shares and class B ordinary shares have the same rights and preferences, rank equally in the event of our liquidation, dissolution or winding up, and are otherwise identical in all respects as to all matters.

All of our outstanding class B ordinary shares are currently held by SIDMoR Holdings, an entity controlled by Jonathan Teik Cheh Chong, our Chairman and Chief Executive Officer. Accordingly, upon completion of this offering, SIDMoR Holdings will be able to exercise approximately 99.38% of our total voting power (or approximately 99.34% if the underwriters exercise the over-allotment option in full). See “Principal Shareholders” for more information regarding the holdings of these shareholders. SIDMoR Holdings and Mr. Chong will be subject to the lock-up agreements described in “Underwriting—Lock-Up Agreements.”

This concentrated control may have anti-takeover effects preventing change in control transactions that the class A shareholders might otherwise consider to be in their best interest. In addition, subject to Nasdaq’s rules, we may issue additional class A ordinary shares or class B ordinary shares without shareholder approval, which such issuances would be dilutive to class A shareholders. We may also issue debt securities or preferred shares without shareholder approval which may have rights with respect to dividends or liquidation that may be superior to our class A ordinary shares. See also “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares.”

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which could occur if the market value of our class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, or the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

In addition, as a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of The Nasdaq Stock Market, or Nasdaq, for domestic U.S. issuers. We have elected to rely these home country exemptions for certain Nasdaq corporate governance requirements, as described in more detail below, and we may rely on additional exemptions in the future. As result, the standards applicable to us are different than the standards applied to domestic U.S. issuers. See “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares—As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.”

Implications of Being a Controlled Company

Under the Nasdaq rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We may be deemed a controlled company because we anticipate that SIDMoR Holdings will own more than 50% of our voting power following the completion of this offering. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

Corporate Information

Our principal executive office is at Rue du Comte Jean, Port 3060, 59760 Grande-Synthe, France.

Our registered office is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at eupec-international.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our class A ordinary shares.

Notes on Prospectus Presentation

We are responsible for the information contained in this prospectus. This prospectus includes industry and market data that we obtained from publicly available information from third-party studies and surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections included in these sources are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

This prospectus may contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Our reporting currency is the U.S. dollar and our functional currency is the Euro. This prospectus contains translations of Euros into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Euros into U.S. dollars in this prospectus were made at a rate of €1.177 per $1.00, the noon buying rates as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of June 30, 2025. On January 2, 2026, the noon buying rate for Euros was €1.1738 per $1.00. We make no representation that the Euro or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Euros, as the case may be, at any particular rate or at all.

All references in the prospectus to “U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States, all references to “Euro” or “€” are to the legal currency of France.

The Offering

Shares offered:	3,750,000 class A ordinary shares (or 4,312,500 class A ordinary shares if the underwriters exercise the over-allotment in full).

Offering price:	We currently estimate that the initial public offering price will be $4.00 per share, which is the assumed offering price used throughout this prospectus. The actual offering price per share will be as determined between the underwriters and us based on market conditions at the time of pricing. Therefore, the assumed offering price used throughout this prospectus may not be indicative of the final offering price.

Ordinary shares to be outstanding after this offering(1):	9,150,000 class A ordinary shares (or 9,712,500 class A ordinary shares if the underwriters exercise the over-allotment option in full) and 14,600,000 class B ordinary shares.

Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the class A ordinary shares sold in the offering (562,500 additional shares) at the initial public offering price, less the underwriting discounts.

Use of proceeds:

We expect to receive net proceeds of approximately $12.6 million from this offering (or $14.7 million if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $4.00 per share, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for market development, research and development and working capital and general corporate purposes. See “Use of Proceeds.”

Representative’s warrants:	We have agreed to issue to R.F. Lafferty & Co., Inc., as representative of the underwriters, or its designees, at the closing of this offering warrants to purchase 187,500 class A ordinary shares (or 215,625 class A ordinary shares if the underwriters exercise the over-allotment option in full), which is equal to 5% of the aggregate number of shares sold in this offering. The representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months after the commencement of sales in this offering at an exercise price equal to 100% of the public offering price per share (subject to adjustments). See “Underwriting.”

Risk factors:	Investing in our class A ordinary shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13.

Lock-up:	We, all of our directors and executive officers, and the holders of 5% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, or securities convertible into or exercisable or exchangeable for our ordinary shares, for a period of six (6) months after the effective date of the registration statement of which this prospectus forms a part. See “Underwriting.”

Trading market and symbol:	We have applied to list our class A ordinary shares on The Nasdaq Capital Market under the symbol “EUPX”. The closing of this offering is contingent upon such listing.

(1)	The number of class A ordinary shares outstanding immediately following this offering is based on 5,400,000 class A ordinary shares outstanding as of January 9, 2026 and excludes the following:

●	14,600,000 class A ordinary shares issuable upon conversion of 14,600,000 class B ordinary shares;

●	10,000,000 class A ordinary shares that are reserved for issuance under our 2025 Equity Incentive Plan; and

●	class A ordinary shares issuable upon the exercise of the representative’s warrants issued in connection with this offering.

Summary Financial Information

The following summary historical financial information should be read in conjunction with our financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary financial data as of June 30, 2024 and 2025 and for the years then ended have been derived from our audited combined financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Years Ended June 30,
Statement of Profit or Loss Data	2024	2025
Revenue	$6,943,378	$9,351,809
Raw materials and consumables used	(2,495,206)	(1,718,394)
Employee benefits expenses	(2,663,755)	(3,624,289)
Depreciation of property, plant and equipment and right-of-use assets	(376,116)	(504,787)
Intangible assets written off	(31,978)	-
Other operating expenses	(850,537)	(1,680,137)
Other income	28,076	104,794
Finance costs	(172,571)	(212,546)
Profit before tax expense	$381,291	$1,716,450
Income tax expense	(96,043)	(429,631)
Profit after tax	$285,248	$1,286,819
Foreign currency translation differences	1,027	113,051
Total comprehensive income	$286,275	$1,399,870
Earnings per share attributable to ordinary shareholder, basic and diluted	$0.01	$0.06

	As of June 30,
Statement of Financial Position Data	2024	2025
Cash and cash equivalents	$36,056	$271,754
Total current assets	2,681,230	2,579,333
Total assets	7,613,126	8,218,420
Total current liabilities	4,490,514	3,721,842
Total liabilities	7,526,608	6,732,032
Total shareholders’ equity	86,518	1,486,388
Total liabilities and shareholders’ equity	$7,613,126	$8,218,420

RISK FACTORS

An investment in our class A ordinary shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our class A ordinary shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We are an early-stage company with a limited operating history.

Our company was incorporated in June 2025 and EUPEC was incorporated in April 2022. Accordingly, we have a limited history upon which you can evaluate our business and prospects. Our prospects must be considered in light of the risks encountered by companies in the early stages of development in highly competitive markets. You should consider the frequency with which early-stage businesses encounter unforeseen expenses, difficulties, complications, delays and other adverse factors. These risks are described in more detail below.

We may not be able to substantially increase our production and services output in order to maintain our cost competitiveness.

We believe that our ability to provide cost-effective services is one of the most significant factors that contributed to our past success and will be essential for our future growth. We need to increase our production output to a level that will enable us to substantially reduce the cost of our services through economies of scale. However, our ability to substantially increase our production output is subject to significant constraints and uncertainties, including:

●	the need to raise significant additional funds to purchase and prepay raw materials or to build additional facilities and equipment, which we may be unable to obtain on reasonable terms or at all;

●	delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw material prices and problems with equipment vendors;

●	delays or denial of required approvals by relevant government authorities;

●	diversion of significant management attention and other resources; and

●	failure to execute our expansion plan effectively.

If we are unable to increase our production output because of any of the risks described above, we may be unable to maintain our competitive position or achieve the growth we expect. Moreover, even if we expand our production output, we may not be able to generate sufficient customer demand for our services to support our increased production output.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and expansion goals and strategies.

We may incur significant costs because of the warranties we supply with our services.

We typically offer warranties against any defects due to material selections and workmanship for a period of 12 months to 24 months from the date of delivery. Standard warranties, encompassing repair, replacement, or return for defects, are accrued in accordance with IFRS. We continually review these warranties and will make adjustments to accruals accordingly in response to changes in experience or cost trends. Because our historical records indicate minimal customer return and warranty claims, we have not recorded any warranty accruals as of June 30, 2024 and 2025. There is no assurance that future warranty claims will be consistent with past history, and in the event that we experience a significant increase in warranty claims, there is no assurance that the rectification costs will be low. This could have a material adverse effect on our business, financial condition and results of operations.

Quality problems with, and liability claims in connection with, our services could harm to our reputation, lead to adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial condition, and results of operations.

Quality is extremely important to us and our customers due to the serious and costly consequences of materials selection and workmanship failure, and our business exposes us to potential liability risks that are inherent in the design, production and marketing of our services. Manufacturing defects or design flaws could result in unfavorable judicial decisions or settlements arising out of liability claims and lawsuits, including class actions, which could negatively affect our business, financial condition and results of operations. We regularly review our liability claims and record contingent liabilities resulting from such claims when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. Although we have not historically experienced significant liability claims and we did not record any contingent liabilities for the years ended June 30, 2024 and 2025, there is no assurance that claims will be consistent with past history, and in the event that we experience a significant increase in claims, it could have a material adverse effect on our business, financial condition and results of operations.

High quality services are critical to the success of our business. If we fail to meet the high standards that we set for ourselves and that our customers expect, and if our services are the subject of material adverse events, our reputation could be damaged, we could lose customers and our revenue could decline.

Any liability claim brought against us, with or without merit, could be costly to defend and resolve. Any of the foregoing problems, including liability claims, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.

We may not have insurance coverage against all damage or losses relating to our facilities.

We currently have insurance coverage for certain machinery and equipment and buildings located at our facilities. If we were to suffer any losses or damage to our facilities before the purchase of insurance policies that provide adequate coverage, our business, financial condition and results of operations may be materially and adversely affected.

In addition, we maintain property insurance coverage against certain property and inventory damages and losses. However, such insurance may not adequately compensate us for any such losses and will not address a loss of customers as a result of property damage and consequent disruptions to operations or may have large deductibles insufficient to support our continuing operations. If damages or losses exceed the insurance coverage, we may not be able to return to operation for an extended period of time, potentially even threatening our viability. In addition, insurance coverage is expensive, may be difficult to obtain and may not be available in the future on acceptable terms or at all. A significant increase in the cost of insurance coverage could adversely affect our business, financial condition and results of operations.

Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.

For the year ended June 30, 2024, two customers, ITP Interpipe and PMPIPING, accounted for approximately 34% and 25% of our revenue, respectively, and for the year ended June 30, 2025, one customer, ITP Interpipe, accounted for approximately 31% of our revenue. We anticipate that we may continue to have customer concentrations in the future. Presently, we do not have long-term contracts with our customers and primarily sell our services on the basis of individual purchase orders or on a per project basis, and the loss of any major customer could have a material adverse effect on the results of operations. In addition, our results of operations and ability to service our debt obligations would be impacted negatively to the extent that any major customer is unable to make payments to us or does not make timely payments on outstanding accounts receivable.

We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

We do not have long-term purchase commitments from our customers and the term of our sales contracts with our customers is typically one year or less. Furthermore, these contracts leave certain major terms such as price and quantity open to be determined in each purchase order. These contracts also allow parties to re-adjust the contract price for substantial changes in market conditions. As a result, if our customers hold stronger bargaining power than us or the market conditions are in their favor, we may not be able to enjoy the price downside protection or upside gain. Furthermore, our customers may decide not to continue placing purchase orders with us in the future at the same level as in prior periods. As a result, our results of operations may vary from period to period and may fluctuate significantly in the future.

We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

We purchase certain key raw materials and finished goods, including epoxy, polyurethane and other specialty chemicals, from suppliers in France and overseas. For the year ended June 30, 2024, one supplier, Borealis, accounted for approximately 34% of our total purchases. For the year ended June 30, 2025, one supplier, Lyondellbasell, accounted for approximately 16% of our total purchases. However, due to the availability of numerous alternative raw material suppliers, we do not believe that the loss of any single raw material supplier would have a material adverse effect on our financial condition or results of operations. Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials. However, in the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials and finished goods from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key raw materials and finished goods in a timely fashion, it would result in a significant delay in our production and shipments, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and components at a reasonable cost could also harm our revenue and gross profit margins.

Interruptions in deliveries of raw materials could adversely affect our revenue or profitability.

Our dependency upon deliveries from particular suppliers means that interruptions or stoppages in deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver raw materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of raw materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material could cause us to cease production or selling one or more of our services for a period of time. Although we have not experienced any significant interruptions of deliveries in the past, if we were to experience such interruptions, they could have a material adverse effect on our results of operations.

We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our services to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for both inbound and outbound shipping logistics, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, and we may not be able to pass these costs directly to our customers.

Any increased shipping costs could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and reducing gross margins which could negatively affect our operating results. In addition, we utilize a variety of shipping methods for both inbound and outbound logistics. We rely on trucking and ocean carriers and any increases in fees that they charge could adversely affect our business and financial condition. We also rely on parcel freight based upon the materials and quantities being shipped and customer delivery requirements. These freight costs have increased on a year-over-year basis and may continue to increase in the future. Any increases in fees would increase our shipping costs which could negatively affect our operating results.

In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver shipments for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for shipments. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

Our success depends on our ability to effectively manage service requests and ensure timely delivery of our coating solutions to clients. Most of our services are coordinated from our distribution centers, where we handle inventory management, packaging, labeling, and shipping processes. As demand grows and project requirements evolve, we may need to expand our distribution capabilities or transition operations to larger or more specialized facilities. Failure to scale our fulfillment operations in response to increased demand could impact our ability to serve clients effectively and, consequently, affect our sales performance.

In addition, our distribution centers are susceptible to damage or interruption from human error, pandemics, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. For instance, most of the local governments where our operations are located instituted intermittent lockdowns throughout the COVID-19 pandemic in 2020 and 2021, which resulted in temporary closures of our facilities at various times, and a reduction in our business operation.

We do not currently maintain back-up power systems at our fulfillment centers. We do not presently have a formal disaster recovery plan or business interruption insurance. In addition, alternative arrangements may not be available, or if they are available, may increase the cost of fulfillment. Any interruptions in our fulfillment operations for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations.

Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

It is essential to our business strategy that our technology and network infrastructure remain secure and is perceived by our customers to be secure. Despite security measures, however, any network infrastructure may be vulnerable to cyber-attacks. Information security risks have significantly increased in recent years in part due to the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign private parties and state actors. We may face cyber-attacks that attempt to penetrate our network security, to sabotage or otherwise disable our website, misappropriate our or our customers’ proprietary information, which may include personally identifiable information, or cause interruptions of our internal systems and services. If successful, any of these attacks could negatively affect our reputation, damage our network infrastructure and our ability to sell our services, harm our relationship with customers that are affected and expose us to financial liability.

We maintain a system of preventive and detective controls through our security programs; however, given the rapidly evolving nature and proliferation of cyber threats, our controls may not prevent or identify all such attacks in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations, and we cannot eliminate the risk of human error or employee malfeasance.

In addition, any failure by us to comply with applicable privacy and information security laws and regulations could cause us to incur significant costs to protect any customers whose data was compromised and to restore customer confidence in us and to make changes to our information systems and administrative processes to address security issues and compliance with applicable laws and regulations. Such events could lead to lost sales and adversely affect our results of operations.

We operate in a rapidly changing market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

The market for linepipe coating products is a rapidly changing market, characterized by changing technologies, the need for expanding pipeline infrastructure, intense price competition, evolving industry standards, and changing and diverse regulatory environments. Our inability to anticipate these changes and adapt our business and offerings could undermine our business strategy. Our business strategy and projections, including those related to our revenue growth and profitability, rely on a number of assumptions about the market for linepipe coating products, including the size and projected growth of the market over the next several years. Some or all of these assumptions may be incorrect. Our growth strategy is dependent, in part, on our ability to timely and effectively launch new services, the development of which is uncertain, complex, and costly. In addition, we may be unable successfully and efficiently to address advancements in technology, marketing and pricing strategies, which could materially and adversely affect our growth prospects and results of operations.

We face significant competition.

We believe that our success will depend heavily upon achieving market acceptance of our services before our competitors introduce more advanced competing services. Current and new competitors, however, may be able to develop and introduce better or more desirable services in advance of us or at a lower cost. In addition, some of our current and potential competitors have longer and/or more established operating histories, greater industry experience, greater name recognition, established customer bases, and significantly greater financial, technical, marketing, and other resources than we do. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and regulations, and our competitors’ innovations by continually working to improve the design of our services, enhancing our services, as well as improving and increasing our marketing and distribution channels. Increased competition could result in a decrease in the desirability of our services, a decrease in the use of our services by customers, loss of market share and brand recognition, and a reduction in the projected revenues from our services. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our company could affect our ability to successfully grow our business.

Our future success depends in large part upon the continued service of the members of our executive management team and key employees, including our Chief Executive Officer. In addition, our success also depends on our ability to attract and retain qualified technical, sales and marketing, production support, financial and accounting, legal and other managerial personnel. The competition for skilled personnel in the industry in which we operate is intense. Our personnel generally may terminate their employment at any time for any reason. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our businesses effectively or efficiently, serve our clients properly or maintain the quality of our services.

Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

For the year ended June 30, 2024, approximately 38% of our revenues were generated from sales in France, with the remaining revenues generated from other European countries. For the year ended June 30, 2025, approximately 70% of our revenues were generated from sales in France, with the remaining revenues generated from other European countries. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will amplify the effects of these risks, which include, among others:

●	differences in culture, economic and labor conditions and practices;

●	the policies of foreign governments;

●	disruptions in trade relations and economic instability;

●	social and political unrest;

●	natural disasters, terrorist attacks, pandemics or other catastrophic events;

●	complex, varying and changing government regulations and legal standards and requirements, particularly with respect to tax regulations, price protection, competition practices, export control regulations and restrictions, customs and tax requirements, immigration, anti-boycott regulations, data privacy, intellectual property, and anti-corruption and environmental compliance; and

●	greater difficulty in accounts receivable collections and longer collection periods.

We are also affected by domestic and international laws and regulations applicable to companies doing business abroad or importing and exporting goods and materials. These include tax laws, laws regulating competition, anti-bribery/anti-corruption and other business practices, and trade regulations, including duties and tariffs. Compliance with these laws is costly, and future changes to these laws may require significant management attention and disrupt our operations. Additionally, while it is difficult to assess what changes may occur and the relative effect on our international tax structure, significant changes in how domestic and foreign jurisdictions tax cross-border transactions could materially and adversely affect our results of operations and financial position.

Our results of operations and financial position are also impacted by changes in currency exchange rates. Unfavorable currency exchange rates between the U.S. dollar, Euro and other foreign currencies could adversely affect us in the future. Fluctuations in currency exchange rates may present challenges in comparing operating performance from period to period.

There are other risks that are inherent in our international operations, including the potential for changes in socio-economic conditions, laws and regulations, including, among others, competition, import, export, labor and environmental, health and safety laws and regulations, and monetary and fiscal policies, protectionist measures that may prohibit acquisitions or joint ventures, or impact trade volumes, unsettled political conditions, government-imposed operational shutdowns, natural and man-made disasters, hazards and losses, violence, civil and labor unrest, and possible terrorist attacks.

Additionally, if the opportunity arises, we may expand our operations into new international markets. However, there is no assurance that we will expand our operations in such markets in our desired time frame. To expand our operations into new international markets, we may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses or services to expand our services or take advantage of new developments and potential changes in the industry. If we are unsuccessful in expanding into new or high-growth international markets, it could adversely affect our operating results and financial condition.

Current and future litigation, regulatory, administrative, or other legal proceedings could have a material adverse effect on our business and results of operations.

Lawsuits and regulatory, administrative, or other legal proceedings that have arisen or may arise, including, but not limited to, in connection with our operations and the financing thereof, can involve substantial costs, including the costs associated with investigation, litigation, and possible settlement, judgment, penalty, or fine. In addition, such matters may be time-consuming to defend or prosecute and may require a commitment of management and personnel resources that will be diverted from our normal business operations. There can be no assurance that costs associated with such matters will not exceed the limits of any applicable insurance policies that we may have. Moreover, we may be unable to continue to maintain any insurance at a reasonable cost, if at all, or to secure additional coverage, which may result in costs being uninsured. Our business, financial condition, and results of operations could be adversely affected if a matter is adversely determined and, irrespective of a final determination, any such matter could significantly impact our reputation and ability to conduct our business.

We could be subject to environmental lawsuits.

The oil and natural gas business involves a variety of operating hazards and risks, such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas, or well fluids, fires, spills, pollution, releases of toxic gas, and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources, and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties, and suspension of operations. Environmental hazards and damages resulting from such incidents may have adverse consequences and third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties. There can be no assurance that our defense of such claims will be successful. A successful claim against us or any of the third parties we contract with to conduct operations on our land could have an adverse effect on our business prospects, financial condition, and results of operation.

We are a holding company, and we are accordingly dependent upon distributions from our subsidiary to pay dividends, if any, taxes and other expenses.

We are a Cayman Islands holding company and have no material assets other than ownership of equity interests in our subsidiary. We have no independent means of generating revenue. We intend to cause our subsidiary to make distributions to our company in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. Our ability to service our debt, if any, depends on the results of operations of our subsidiary and upon the ability of our subsidiary to provide us with cash, whether in the form of dividends, loans or other distributions, to pay amounts due on our obligations. Future financing arrangements may contain negative covenants that limit the ability of our subsidiary to declare or pay dividends or make distributions. Our subsidiary is a separate and distinct legal entity, and to the extent that we need funds, and our subsidiary is restricted from declaring or paying such dividends or making such distributions under applicable law or regulations or is otherwise unable to provide such funds (for example, due to restrictions in future financing arrangements that limit the ability of our operating subsidiary to distribute funds), our liquidity and financial condition could be materially harmed.

The obligations associated with being a public company will require significant resources and management attention, and we will incur increased costs as a result of becoming a public company.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, and we expect to incur additional costs related to operating as a public company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual and other reports with respect to our business and financial condition, as well as the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Public Company Accounting Oversight Board, and the listing requirements of Nasdaq (if our class A ordinary shares are approved for listing), each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to, among other things:

●	prepare and file annual and other reports in compliance with the federal securities laws;

●	expand the roles and duties of our board of directors and committees thereof and management;

●	hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

●	institute more comprehensive financial reporting and disclosure compliance procedures;

●	involve and retain, to a greater degree, outside counsel and accountants to assist us with the activities listed above;

●	build and maintain an investor relations function;

●	establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

●	comply with the initial listing and maintenance requirements of Nasdaq; and

●	comply with the Sarbanes-Oxley Act.

We expect these rules and regulations, and any future changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases, due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a non-accelerated filer or no longer an emerging growth company if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our share price.

Risks Related to Our Operations in France

We are subject to anti-corruption, export control, customs, sanctions, and other regulatory laws governing our operations in France and the European Union. Non-compliance could result in significant penalties and legal expenses, adversely impacting our business, results of operations, and financial condition.

We are subject to a range of anti-corruption laws, export control regulations, customs laws, sanctions, and trade laws in France and the European Union, or the EU. The regulatory environment includes both EU and French laws. These laws, collectively referred to as “trade control laws,” regulate our interactions with foreign markets and impose strict compliance requirements on cross-border trade activities, partnerships, and financial transactions.

Failure to comply with these laws and regulations may result in significant civil or criminal penalties, sanctions, and corrective measures. For instance, if we breach EU or international export control regulations, economic sanctions, or customs requirements, we could face restrictions on our ability to trade, costly legal proceedings, or reputational damage. Additionally, non-compliance with anti-corruption laws, including those governing interactions with government officials or third-party intermediaries, could subject us to fines, legal expenses, and other penalties.

We are subject to stringent and evolving EU and French laws, regulations, rules, and contractual obligations related to data privacy and security and non-compliance could lead to regulatory investigations, litigation, fines, operational disruptions, reputational harm, revenue loss, and other adverse effects.

Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security such as the EU’s Regulation 2016/679 of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as amended, or EU GDPR.

Some European regulators have prevented companies from transferring personal data out of Europe for allegedly violating the EU GDPR’s cross-border data transfer limitations. We may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries.

In addition to data privacy and security laws, we may be contractually subject to industry standards adopted by industry groups and may become subject to such obligations in the future. We may also be bound by other contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. We may publish privacy policies, marketing materials, and other statements, such as compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Applicable data privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

Changes in international trade policies, tariffs, and EU-specific import/export regulations could materially and adversely affect our business, financial condition, and results of operations.

Operating primarily in France, we are exposed to the complexities of EU trade policies, tariffs, and import/export regulations. Any shifts in laws or policies affecting EU trade, especially regarding relationships with non-EU countries, could have significant ramifications for our business. Recent and anticipated regulatory changes could result in increased restrictions, tariffs, or trade barriers, which may impede our ability to efficiently source raw materials, access essential components, or export our services beyond the EU.

In particular, if the EU or other jurisdictions were to implement policies limiting or complicating the movement of goods and materials across borders, it could disrupt our supply chain, raise operating costs, and delay our production processes. These constraints could reduce our ability to meet demand outside the EU or limit our operational flexibility within France and the broader European market. Consequently, such trade policy changes could materially impact our business performance by inflating costs, restricting market access, and reducing operational efficiency.

Currency exchange rate fluctuations present a risk to our operations and financial results.

Our operations based in France expose us to fluctuations in exchange rates between the Euro and other major currencies, notably the U.S. dollar. Given the volatile nature of currency markets, these fluctuations may significantly impact our results. For example, an appreciation of the Euro against the U.S. dollar could increase the relative price of our services for clients outside the Eurozone, potentially reducing demand and impacting revenue. Conversely, a depreciation of the Euro against the U.S. dollar would increase our costs for any goods or services we procure or pay for in dollars, further affecting profitability.

Our exposure to foreign exchange risk is considerable, making our cash flow and earnings susceptible to currency market volatility. This volatility could materially affect our financial performance, particularly if adverse exchange rate movements reduce our competitive pricing or increase the relative cost of key imports.

Our operations in France could be adversely affected by complex labor laws, union activity and potential labor disruptions.

We have a significant number of permanent employees in France, where labor laws provide employees with extensive protections, including rights to collective bargaining, consultation through works councils, and legal support through union representation.

Our operations in France are subject to complex labor regulations, and we may be required to consult with or obtain the opinion of employee representative bodies before implementing material operational changes. In addition, strikes and other labor disruptions could adversely impact our operations, delay strategic initiatives, and increase costs. Any failure to comply with French labor laws or manage labor relations effectively could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to this Offering and Ownership of Our Ordinary Shares

There has been no public market for our class A ordinary shares prior to this offering, and an active market in which investors can resell their shares may not develop.

Prior to this offering, there has been no public market for our class A ordinary shares. We have applied to list our class A ordinary shares on The Nasdaq Capital Market under the symbol “EUPX”. If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of our class A ordinary shares on the Nasdaq Capital Market, we will not complete the offering.

Even if our class A ordinary shares are approved for listing, a liquid public market for our class A ordinary shares may not develop. The initial public offering price for our class A ordinary shares has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the class A ordinary shares are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your class A ordinary shares regardless of our operating performance or prospects.

The market price of our class A ordinary shares may be highly volatile, and you could lose all or part of your investment.

The market for our class A ordinary shares may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market in general has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, upon completion of this offering, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our class A ordinary shares.

The market price of our class A ordinary shares is likely to be volatile due to a number of factors. First, as noted above, our class A ordinary shares are likely to be more sporadically and thinly traded compared to the shares of such larger, more established companies. The price for our class A ordinary shares could, for example, decline precipitously in the event that a large number of shares is sold on the market without commensurate demand. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our class A ordinary shares regardless of our operating performance. The market price of our class A ordinary shares could also be subject to wide fluctuations in response to a broad and diverse range of factors, including the following:

●	actual or anticipated variations in our operating results;

●	increases in market interest rates that lead investors of our class A ordinary shares to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our class A ordinary shares on Nasdaq and our subsequent ability to maintain such listing.

The public offering price of our class A ordinary shares has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our class A ordinary shares may prevent investors from being able to sell their class A ordinary shares at or above the initial public offering price. As a result, you may suffer a loss on your investment.

We may not be able to maintain a listing of our class A ordinary shares on Nasdaq.

If our class A ordinary shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, our class A ordinary shares may be delisted. If we fail to meet any of Nasdaq’s listing standards, our class A ordinary shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our class A ordinary shares may materially impair our shareholders’ ability to buy and sell our class A ordinary shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our class A ordinary shares. The delisting of our class A ordinary shares could significantly impair our ability to raise capital and the value of your investment.

The structure of our ordinary shares has the effect of concentrating voting control with a single shareholder, which will limit or preclude your ability to influence corporate matters.  It may also limit the price and liquidity of our class A ordinary shares due to its ineligibility for inclusion in certain stock market indices.

We are authorized to issue two classes of ordinary shares – class A ordinary shares and class B ordinary shares. Each class A ordinary share is entitled to one (1) vote per share and each class B ordinary share is entitled to one hundred (100) votes per share and is convertible into one class A ordinary share. In this offering, we are offering class A ordinary shares. All of our outstanding class B ordinary shares are held by SIDMoR Holdings, an entity controlled by Jonathan Teik Cheh Chong, our Chairman and Chief Executive Officer. Accordingly, upon the closing of this offering, we anticipate that SIDMoR Holdings will own approximately 99.38% of our total voting power (or approximately 99.34% if the underwriters exercise the over-allotment option in full). Accordingly, this shareholder could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. This shareholder will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of this shareholder may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may also cause a material decline in the value of our class A ordinary shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

In addition, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. For example, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our class A ordinary shares less attractive to other investors. As a result, fewer investors may be willing to purchase our class A ordinary shares. In consequence, the market price and liquidity of our class A ordinary shares could be adversely affected.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to use the proceeds from this offering for market development, research and development and working capital and general corporate purposes. However, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of June 30, 2025, our pro forma net tangible book value was approximately $1,486,388, or approximately $0.28 per class A ordinary share. Since the effective price per share of our class A ordinary shares being offered in this offering is substantially higher than the net tangible book value per share, you will suffer substantial dilution with respect to the net tangible book value of the class A ordinary shares you purchase in this offering. Based on the assumed initial public offering price of $4.00 per share being sold in this offering, and our net tangible book value per share as of June 30, 2025, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $2.46 per share (or $2.34 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the class A ordinary shares. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our class A ordinary shares will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our class A ordinary shares could be negatively affected.

Any trading market for our class A ordinary shares may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our class A ordinary shares could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our shares, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our class A ordinary shares could be negatively affected.

Future issuances of our class A ordinary shares or securities convertible into, or exercisable or exchangeable for, our class A ordinary shares, including the issuance of additional class B ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new class A ordinary shares or the trading of outstanding class A ordinary shares, could cause the market price of our class A ordinary shares to decline and would result in the dilution of your holdings.

Future issuances of our class A ordinary shares or securities convertible into, or exercisable or exchangeable for, our class A ordinary shares, including the issuance of additional class B ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new class A ordinary shares or the trading of outstanding class A ordinary shares, could cause the market price of our class A ordinary shares to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our class A ordinary shares. In all events, future issuances of our class A ordinary shares would result in the dilution of your holdings. Because each class B ordinary share is convertible into one class A ordinary share at the discretion of the holder, any future issuance of class B ordinary shares could also be dilutive to holders of class A ordinary shares upon conversion.  In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our class A ordinary shares. In connection with this offering, we, all of our directors and executive officers, and the holders of 5% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, or securities convertible into or exercisable or exchangeable for our ordinary shares, for a period of six (6) months after the effective date of the registration statement of which this prospectus forms a part. See “Underwriting” for more information. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our class A ordinary shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our class A ordinary shares.

Future issuances of debt securities, which would rank senior to our class A ordinary shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our class A ordinary shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our class A ordinary shares.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our class A ordinary shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of class A ordinary shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our class A ordinary shares must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our class A ordinary shares.

If our class A ordinary shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our class A ordinary shares is less than $5.00, our class A ordinary shares could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our class A ordinary shares, and therefore shareholders may have difficulty selling their shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association (as may be amended form time time), the Companies Act (Revised) of the Cayman Islands (as may be amended form time time) and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, France or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and France, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Upon the completion of this offering, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if we to fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. For example, if more than 50% of our securities are held by U.S. residents and more than 50% of either our directors or executive officers are residents or citizens of the United States, we could lose our foreign private issuer status.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with United States generally accepted accounting principals, or U.S. GAAP, rather than IFRS. Such conversion of our financial statements to U.S. GAAP would involve significant time and cost, and we would still be required to prepare financial statements in accordance with IFRS as required by French law. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our class A ordinary shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our class A ordinary shares.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

We have elected to follow the corporate governance practices of our home country with respect to the composition of our compensation committee and our nominating and corporate governance committee, whereby such committees are comprised of our entire board of directors, including non-independent directors. We may also rely other “home country” exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

Upon the completion of this offering, we will be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. Upon the completion of this offering, SIDMoR Holdings will be able to exercise approximately 99.38% of our total voting power, or approximately 99.34% of our total voting power if the over-allotment option is fully exercised. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our class A ordinary shares to look less attractive to certain investors or otherwise harm our trading price.

Our memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our class A ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our class A ordinary shares may fall and the voting and other rights of the holders of our class A ordinary shares may be materially and adversely affected. In addition, our memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material Tax Considerations—U.S. Federal Income Taxation Considerations—Passive Foreign Investment Company Consequences” for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our projected revenues, profits, earnings and other estimated financial information;

●	the growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our services;

●	our ability to maintain strong relationships with our customers and suppliers;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and offering expenses payable by us, we expect to receive net proceeds of approximately $12,571,700 from this offering (or approximately $14,652,950 if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $4.00 per share.

We plan to use the net proceeds of this offering for market development, research and development and working capital and general corporate purposes.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them.

	Amount without Over-Allotment Option	Amount with Over-Allotment Option
Market development	$6,285,850	$7,326,475
Research and development	2,514,340	2,930,590
Working capital and general corporate	3,771,510	4,395,885
Total use of proceeds	$12,571,700	$14,652,950

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares—We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

DIVIDEND POLICY

We have not previously declared or paid cash dividends, and we have no plan to declare or pay any dividends in the near future. We currently intend to retain most, if not all, of our available funds and future earnings to operate and expand our business. We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our subsidiary for our cash requirements, including any payment of dividends to our shareholders. Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. See also “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares—We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to reflect the issuance of 5,400,000 class A ordinary shares upon the conversion of 5,400,000 class B ordinary shares; and

●	on a pro forma as adjusted basis to reflect the sale of 3,750,000 class A ordinary shares by us in this offering at an assumed initial public offering price of $4.00 per share, resulting in net proceeds to us of $12,571,700 after deducting underwriter discounts of $1,125,000 and our estimated other offering expenses of $1,303,300.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our class A ordinary shares and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2025
	Actual	Pro Forma	As Adjusted
Cash and cash equivalents	$271,754	$271,754	$12,843,454
Long-term debt
Borrowings	$2,773,605	$2,773,605	$2,773,605
Total long-term debt	2,773,605	2,773,605	2,773,605
Shareholders’ equity:
Class A Ordinary Shares, $0.0001 par value, 400,000,000 shares authorized; no shares issued and outstanding, actual; 5,400,000 shares issued and outstanding, pro forma; and 9,150,000 shares issued and outstanding, as adjusted	-	540	915
Class B Ordinary Shares, $0.0001 par value, 50,000,000 shares authorized; 20,000,000 shares issued and outstanding, actual; and 14,600,000 shares issued and outstanding, pro forma and as adjusted	2,000	1,460	1,460
Share premium	1,071,100	1,071,100	16,070,725
Other reserve	1,967	1,967	1,967
Accumulated gains	329,918	329,918	329,918
Translation reserve	81,403	81,403	81,403
Total shareholders’ equity	1,486,388	1,486,388	16,486,388
Total capitalization	$4,259,993	$4,259,993	$19,259,993

If the underwriters exercise the over-allotment option in full, each of our pro forma as adjusted cash, total shareholders’ equity and total capitalization would be $14,924,704, $18,736,388 and $21,509,993, respectively.

The table and discussion above exclude the following:

●	14,600,000 class A ordinary shares issuable upon conversion of 14,600,000 class B ordinary shares;

●	10,000,000 class A ordinary shares that are reserved for issuance under our 2025 Equity Incentive Plan; and

●	class A ordinary shares issuable upon the exercise of the representative’s warrants issued in connection with this offering.

DILUTION

If you invest in our class A ordinary shares in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares deemed to be outstanding at that date.

As of June 30, 2025, our net tangible book value was approximately $1,486,388, or approximately $0.00 per class A ordinary share (there were no class A ordinary shares outstanding as of June 30, 2025). After giving effect to the issuance of 5,400,000 class A ordinary shares upon the conversion of 5,400,000 class B ordinary shares, our pro forma net tangible book value as of June 30, 2025 is approximately $1,486,388, or approximately $0.28 per class A ordinary share.

After giving effect to our sale of 3,750,000 class A ordinary shares in this offering at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been approximately $14,058,088, or approximately $1.54 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.26 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $2.46 per share to purchasers of our class A ordinary shares in this offering, as illustrated in the following table.

Assumed initial public offering price per share		$4.00
Historical net tangible book value per share as of June 30, 2025	$0.00
Increase per share attributable to the pro forma adjustments described above	0.28
Pro forma net tangible book value per share as of June 30, 2025	0.28
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$1.26
Pro forma as adjusted net tangible book value per share after this offering		$1.54
Dilution per share to new investors purchasing shares in this offering		$2.46

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share, as adjusted to give effect to this offering, would be $1.66 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing class A ordinary shares in this offering would be $2.34 per share.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our class A ordinary shares and other terms of this offering determined at pricing.

The following tables summarize the differences between our existing shareholders and the new investors with respect to the number of class A ordinary shares purchased from us in this offering, the total consideration paid and the average price per common share paid at an assumed initial public offering price of $4.00 per share and before deducting estimated underwriting discounts and estimated offering expenses (assuming no exercise of the over-allotment option). As the table shows, new investors purchasing shares in this offering may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing shareholders.

	Shares Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share
Existing shareholders	5,400,000	59.02%	$540	0.01%	$0.0001
New investors	3,750,000	40.98%	$15,000,000	99.99%	$4.0000
Total	9,150,000	100.00%	$15,000,540	100.00%

The tables and discussion above exclude the following:

●	14,600,000 class A ordinary shares issuable upon conversion of 14,600,000 class B ordinary shares;

●	10,000,000 class A ordinary shares that are reserved for issuance under our 2025 Equity Incentive Plan; and

●	class A ordinary shares issuable upon the exercise of the representative’s warrants issued in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We provide comprehensive, high-performance coating solutions for onshore and offshore steel pipelines in the water, oil and gas sectors. Our specialized services include linepipe coating, custom coating, field joint coating and reel-to-reel coating, supporting pipeline installation contractors and asset owners worldwide.

We serve past and present leading industry players such as Total Energies, ENI, Exxon, Petrobras, Shell and BP, as well as engineering, procurement, and construction contractors such as Denny, Tenaris, TechnipFMC, Saipem, McDermott, Subsea 7, and pipe suppliers such as Europipe, EEW, EBK, ITP, Equans, PMPING delivering projects for major energy companies including Chevron, Total Energies, Saudi Aramco, Qatar Energy, GrDF, Nord stream, Aker Solutions, Engie Fabricom, PFF and SPIECAPAG.

We believe that we have built a strong reputation for excellence in pipeline coating services. Our end-to-end solutions—from linepipe and custom coatings to field joint applications—ensure durability and corrosion protection throughout the pipeline lifecycle. We believe that few companies globally offer such a complete, integrated approach, making us a trusted partner for complex and demanding projects.

We believe that our expansion aligns with key market developments, including rebounding oil prices and rising natural gas demand, decarbonization initiatives and sustainable energy transitions, and large-scale water pipeline projects. These trends present significant opportunities, and we believe that we are well-positioned to meet evolving industry needs with our technical expertise and full-service capabilities.

We remain committed to growth, innovation, and superior service quality. By expanding our capabilities and entering new markets, we aim to strengthen our position as a global partner of choice for pipeline coating solutions.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers or retain existing customers;

●	our ability to offer competitive pricing for our services;

●	our ability to source for materials to meet our requirements and at competitive prices;

●	our ability to meet the project cashflow requirements;

●	our ability to broaden service offerings;

●	industry demand and competition; and

●	market conditions and our market position.

For more information regarding certain industry trends that are likely to affect our business, please see “Industry—Key Industry Drivers” below.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Results of Operations

Comparison of the Years Ended June 30, 2024 and 2025

The following table sets forth key components of our results of operations during the years ended June 30, 2024 and 2025, both in dollars and as a percentage of our revenue.

	Years Ended June 30,
	2024		2025
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$6,943,378	100.00%	$9,351,809	100.00%
Raw materials and consumables used	(2,495,206)	(35.94)%	(1,718,394)	(18.37)%
Employee benefits expenses	(2,663,755)	(38.36)%	(3,624,289)	(38.75)%
Depreciation of property, plant and equipment and right-of-use assets	(376,116)	(5.42)%	(504,787)	(5.40)%
Intangible assets written off	(31,978)	(0.46)%	-	-
Other operating expenses	(850,537)	(12.25)%	(1,680,137)	(17.97)%
Other income	28,076	0.40%	104,794	1.12%
Finance costs	(172,571)	(2.49)%	(212,546)	(2.27)%
Profit before tax expense	381,291	5.49%	1,716,450	18.35%
Income tax expense	(96,043)	(1.38)%	(429,631)	(4.59)%
Profit after tax	$285,248	4.11%	$1,286,819	13.76%

Revenue. Our revenue is derived from pipe coating services. Our revenue increased by $2,408,431, or 34.69%, from $6,943,378 for the year ended June 30, 2024 to $9,351,809 for the year ended June 30, 2025. Such increase was primarily due to new and progressing projects, particularly ITP Interpipe and McDermott, which achieved significant production milestones in 2025. ITP Interpipe contributed approximately $2.06 million, or approximately 30% of the total revenue, for the year ended June 30, 2024, as compared to approximately $5.7 million, or approximately 61% of the total revenue, for the year ended June 30, 2025.

Raw materials and consumables used. Our raw materials and consumables used consists of raw materials and consumables used directly in provision of our services, including several basic raw materials and finished goods such as epoxy, polyurethane and other specialty chemicals. Our cost of raw materials and consumables used decreased by $776,812, or 31.13%, from $2,495,206 for the year ended June 30, 2024 to $1,718,394 for the year ended June 30, 2025. Such decrease was primarily due to (i) economies of scale generated from larger projects, coupled with the synergistic effect of suppliers introduced to us by our related party OAG Offshore Pipeline Services Sdn Bhd, which allowed us to improve our sourcing strategy, including diversification of our supplier base with more competitive procurement processes, and (ii) a change in project mix toward higher margin larger projects that require less raw materials and consumables per dollar of revenue. As a percentage of revenue, our raw materials and consumables used was 35.94% and 18.37% for the years ended June 30, 2024 and 2025, respectively. These economies of scale and lower raw materials costs per dollar of revenue also reduced our cash payments to suppliers and were a significant contributor to the increase in net cash from operating activities in fiscal 2025 described below. With completion of each large project, margins for individual years will depend both on the profitability of each secured project and the project mix of the projects leading to varying profitability.

Employee benefits expenses. Our employee benefits expenses consist of employee salaries and wages, social security contributions and post employment benefits. Our employee benefits expenses increased by $960,534, or 36.06%, from $2,663,755 for the year ended June 30, 2024 to $3,624,289 for the year ended June 30, 2025. Such increase was primarily due to a $465,952 (or 27.55%) increase in wages and salaries reflecting high project-based headcount during the year, a $445,437 (or 122.29%) increase in post-employment benefits relating to short-term hires, and a $49,145 (or 8.08%) increase in social security contributions. As a percentage of revenue, employee benefits and expenses were 38.36% and 38.75% for the years ended June 30, 2024 and 2025, respectively.

Depreciation of property, plant and equipment and right-of-use assets. Our depreciation of property, plant and equipment and right-of-use assets increased by $128,671, or 34.21%, from $376,116 for the year ended June 30, 2024 to $504,787 for the year ended June 30, 2025. Such increase was primarily due to the addition of a property in Graveline. As a percentage of revenue, depreciation of property, plant and equipment and right-of-use assets was 5.42% and 5.40% for the years ended June 30, 2024 and 2025, respectively.

Intangible assets written off. For the year ended June 30, 2024, we recognized $31,978 in intangible assets written off related to certain capitalized costs incurred for a planned software upgrade project that was subsequently abandoned as the vendor did not complete the contracted work. No such write off was recognized for the year ended June 30, 2025.

Other operating expenses. Our other operating expenses consist of rental expense, maintenance expenses, legal and professional fees, insurance, property tax and other expenses in connection with general operations. Our other operating expenses increased by $829,600, or 97.54%, from $850,537 for the year ended June 30, 2024 to $1,680,137 for the year ended June 30, 2025. Such increase was primarily due to a $804,926 (or 12,307.74%) increase in legal and professional fees, primarily relating to fees incurred in anticipation of our initial public offering, a $135,846 (or 123.43%) increase in insurance expenses consistent with higher project activity and revenue, and a $57,385 (or 107.76%) increase in maintenance expenses, offset by a $169,341 (or 76.91%) decrease in audit fees, a $109,982 (or 34.90%) decrease in short-term rental expenses, a $53,025 (or 67.90%) decrease in property taxes and a $5,608 (or 8.33%) decrease in other operating expenses, as well as $169,399 of expected credit losses on trade receivables incurred in fiscal year 2025. As a percentage of revenue, other operating expenses were 12.25% and 17.97% for the years ended June 30, 2024 and 2025, respectively.

Other income. Our other income consists of government grants, interest income and other miscellaneous income. Our other income increased by $76,718, or 273.25%, from $28,076 for the year ended June 30, 2024 to $104,794 for the year ended June 30, 2025. Such increase was primarily due to a $83,713 (or 1,894.82%) increase in other income related to a higher reimbursement of social security recoveries and employee related claims from a health insurance fund and a $3,357 (or 5,414.52%) increase in interest income, offset by a $10,352 (or 43.87%) decrease in government grants. As a percentage of revenue, other income was 0.40% and 1.12% for the years ended June 30, 2024 and 2025, respectively.

Finance costs. Our finance costs consist of interest on borrowings and interest on lease liabilities. Our finance costs increased by $39,975, or 23.16%, from $172,571 for the year ended June 30, 2024 to $212,546 for the year ended June 30, 2025. Such increase was primarily due to the additional property in Graveline purchased during fiscal 2024. As a percentage of revenue, finance costs were 2.49% and 2.27% for the years ended June 30, 2024 and 2025, respectively.

Profit before tax expense. As a result of the foregoing, our profit before tax expense increased by $1,335,159, or 350.17%, from $381,291 for the year ended June 30, 2024 to $1,716,450 for the year ended June 30, 2025.

Income tax expense. Our income tax expense increased by $333,588, or 347.33%, from $96,043 for the year ended June 30, 2024 to $429,631 for the year ended June 30, 2025. Such increase was due to the increased profit before tax for the year and not due to changes in tax rates.

Profit after tax. As a result of the cumulative effect of the factors described above, our profit after tax increased by $1,001,571, or 351.12%, from $285,248 for the year ended June 30, 2024 to $1,286,819 for the year ended June 30, 2025.

Liquidity and Capital Resources

As of June 30, 2025, we had cash and cash equivalents of $271,754. To date, we have financed our operations primarily through revenue generated from operations, bank loans and loans from related parties.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations to fund our operations and to service our debt obligations for at least the next twelve months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Years Ended June 30,
	2024	2025
Net cash from operating activities	$967,255	$3,287,137
Net cash used in investing activities	(4,168,167)	(707,869)
Net cash from (used in) financing activities	3,002,046	(2,140,210)
Effect of exchange rate on cash and cash equivalents	(460)	20,999
Net increase (decrease) in cash and cash equivalents	(199,326)	460,057
Cash and cash equivalents at beginning of year	11,023	(188,303)
Net overdraft at end of year	$(188,303)	$271,754

Net Cash from Operating Activities

Our net cash from operating activities was $967,255 for the year ended June 30, 2024, as compared to $3,287,137 for the year ended June 30, 2025. This increase primarily reflected higher cash generated from our pipe coating operations, driven by revenue growth and a significant improvement in our gross margin, partially offset by higher cash payments to employees and other operating expenses. Our principal operating cash inflows are cash receipts from customers for pipe coating services and our principal operating cash outflows are cash payments to suppliers of raw materials and consumables, payments to and on behalf of employees, and other operating expenses.

Cash receipts from customers increased in line with the 34.69% increase in revenues, mainly due to new and progressing projects, particularly ITP Interpipe and McDermott, which achieved significant production milestones during the year.

Cash payments to suppliers of raw materials and consumables decreased in relative terms in fiscal 2025. As discussed above, our cost of raw materials and consumables used decreased by 31.13% and declined as a percentage of revenue from 35.94% to 18.37%. The reduced cash paid to suppliers per dollar of revenue was a significant contributor to the increase in net cash from operating activities.

Cash payments to and on behalf of employees increased, as employee benefits expenses rose by 36.06%, although as a percentage of revenue, employee benefits expenses were relatively stable at 38.36% for fiscal 2024 and 38.75% for fiscal 2025. Other operating cash outflows also increased, as other operating expenses rose by 97.54%. These additional cash outflows partially offset the benefit from higher receipts from customers and lower raw materials expenses.

We present net cash from operating activities using the indirect method. Starting from the profit before tax of $1,716,450 for the year ended June 30, 2025 (compared to $381,291 for 2024), net cash generated from operating activities also reflects non-cash items and changes in working capital. The principal non-cash adjustments for the year ended June 30, 2025 were depreciation of property, plant and equipment and right-of-use assets of $504,787 (as compared to $376,116 for 2024) and interest expense of $212,546 (as compared to $172,571 for 2024), while for the year ended June 30, 2024 we also recognized $31,978 of intangible assets written off. Changes in working capital, including inventories, trade and other receivables and trade and other payables, further affected operating cash flows in each period. After income tax paid of $28,223 for 2025 (as compared to $1,723 for 2024), these factors resulted in net cash from operating activities of $3,287,137 for 2025 and $967,255 for 2024.

We currently expect raw materials and consumables used as a percentage of revenue in 2026 to be broadly in line with the 2024 level, due to the nature of the projects that are due to begin or complete in 2026. Accordingly, we do not expect operating cash flows in 2026 to benefit from the same magnitude of decreased raw materials costs per dollar of revenue similar to that experienced between 2024 and 2025.

Net Cash from Investing Activities

Our net cash used in investing activities was $4,168,167 for the year ended June 30, 2024, as compared to $707,869 for the year ended June 30, 2025. The net cash used in investing activities for the year ended June 30, 2024 consisted entirely of the purchase of a property in Graveline, while the net cash used in investing activities for the year ended June 30, 2025 consisted of purchases of property and equipment related to the construction of the factory building, technical installations and the purchase of a motor vehicle.

Net Cash from Financing Activities

Our net cash from financing activities was $3,002,046 for the year ended June 30, 2024, as compared to net cash used in financing activities of $2,140,210 for the year ended June 30, 2025. The net cash from financing activities for the year ended June 30, 2024 consisted of bank borrowings of $2,704,250 and related party loans of $950,489, offset by repayments of borrowings of $5,631, repayments of lease liabilities of $286,550, an increase in other current assets of $187,941 and interest expense for borrowings of $172,571, while the net cash used in financing activities for the year ended June 30, 2025 consisted of repayments of related party loans of $1,069,218, repayments of lease liabilities of $307,446, interest paid of $212,546, repayments of amounts due to director of $202,194, an increase in other current assets of $196,832 and repayments of borrowings of $151,974.

Debt

We have entered into a bank loan agreement, dated January 2, 2024, pursuant to which we obtained a term loan facility in the principal amount of €2,500,000 (approximately $2,124,044). The loan carries fixed interest of 4.91% per annum, is repayable monthly for 180 months, matures in 2039 and is unsecured. As of June 30, 2025, the outstanding balance of this loan is $2,773,605.

We have obtained a loan from OAG Offshore Pipeline Services Sdn Bhd, a company controlled by Jonathan Teik Cheh Chong, our Chairman and Chief Executive Officer. This loan bears monthly interest of Euribor + 1%, is unsecured and is due on demand. As of June 30, 2025, the outstanding balance of this loan is $893,827.

Material Cash Requirements

Capital Expenditures

We made capital expenditures of $4,168,167 and $707,869 during the years ended June 30, 2024 and 2025, respectively. During the year ended June 30, 2024, our capital expenditures related to the purchase of a property in Graveline and during the year ended June 30, 2025, our capital expenditures were mainly used for the construction of the factory building, technical installations and the purchase of a motor vehicle. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering, and other financing alternatives. We plan to continue to make capital expenditures to meet the needs from the growth of our business.

Contractual Obligations and Commitments

The following table summarizes our material contractual obligations and commitments as of June 30, 2025.

Contractual Obligations and Commitments	Total	Less than 1 year	2-5 years	More than 5 years
Trade and other payables	$2,835,792	$2,835,792	$-	$-
Lease liabilities	166,673	166,673	-	-
Borrowings	2,773,605	145,328	845,876	1,782,401
Dilapidation provision	381,913	381,913	-	-
Total	$6,157,983	$3,529,706	$845,876	$1,782,401

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign exchange rates as well as, to a lesser extent, inflation.

Interest Rate Risk

Our interest rate risk arises primarily from our floating rate bank loans and related party loans, which are subject to variability in market interest rates. As these borrowings bear interest at rates tied to benchmark indices (such as EURIBOR), any increase in market interest rates would result in higher interest expenses, which could adversely affect our financial condition and results of operations.

Foreign Currency Exchange Risk

The majority of our cash flows, financial assets and liabilities are denominated in Euros, which is our functional currency, while our reporting currency is the U.S. dollar. We are exposed to financial risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the proportion of our business transactions denominated in currencies other than Euros primarily for capital expenditures, debt and various operating expenses such as salaries and professional fees. We do not currently use derivative financial instruments to reduce our foreign exchange exposure and management does not believe our current exposure to currency risk to be significant.

We estimate that we will receive net proceeds of approximately $3,325,000 in this offering, based upon an assumed initial public offering price of $4.00 per share, assuming no exercise of the over-allotment option and after deducting underwriting discounts and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into Euros, a 10.0% appreciation of the U.S. dollar against the Euro, from the exchange rate of €1.177 per $1.00 as of June 30, 2025 to a rate of €1.2947 per $1.00, will result in an increase of approximately €391,353 in our net proceeds from this offering. Conversely, a 10.0% depreciation of the U.S. dollar against the Euro, from the exchange rate of €1.177 per $1.00 as of June 30, 2025 to a rate of €1.0593 for $1.00, will result in a decrease of €391,352 in our net proceeds from this offering.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with IFRS requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition from Pipeline Coating Services. We recognize revenue from pipeline coating contracts over time using an output method based on physical measures such as linear meters or the number of joints coated and certified by the customer. Judgment is required in assessing whether the performance obligation is satisfied over time, the appropriate output metric, and the extent of progress toward completion. Revenue recognized is sensitive to changes in project estimates, technical complications, and customer scheduling. For instance, if estimated coating output had varied by ±5% on projects in progress as of the year ended June 30, 2025, revenue would have changed by approximately ±$468,000, with a direct effect on profit before tax.

Expected Credit Losses on Trade Receivables. Our assessment of expected credit losses, or ECL, on trade receivables requires judgment in determining the grouping of receivables, historical default rates, and macroeconomic forecasts. For the year ended June 30, 2025, we recognized an ECL on trade receivables of $183,155.

Useful Lives and Recoverability of Property, Plant and Equipment. We estimate the useful lives of property, plant and equipment based on expected usage patterns, historical asset performance, and industry standards. These estimates require judgment, especially for specialized industrial equipment used in coating operations. No impairment losses were recorded during the year ended June 30, 2025. However, if estimated useful lives of major assets were reduced by 20%, our annual depreciation expense would increase by approximately $100,000, adversely impacting operating results.

Assessment of Indicators of Impairment. Judgment is applied in evaluating whether indicators of impairment exist for non-financial assets. This includes assessing operational performance, external market conditions, and forecast cash flows. No such indicators were identified for the year ended June 30, 2025. However, should there be a decline in project demand or customer funding delays, it may trigger reassessment of asset recoverability.

Recent Changes in Accounting Policies

Certain new accounting standards and amendments to accounting standards have been published that are not mandatory for June 30, 2025 reporting period. Our assessment of the impact of these new standards and amendments is set out below:

(a)	Amendments to IAS 21 – Lack of Exchangeability (effective for annual periods beginning on or after July 1, 2025). In August 2023, the International Accounting Standard Board, or IASB, amended IAS 21 to help entities determine whether a currency is exchangeable into another currency, and which spot exchange rate to use when it is not. We do not expect these amendments to have a material impact on our operations or financial statements.

(b)	Amendments to the Classification and Measurement of Financial Instruments – Amendments to IFRS 9 and IFRS 7 (effective for annual periods beginning on or after July 1, 2026). On May 30, 2024, the IASB issued targeted amendments to IFRS 9 and IFRS 7 to respond to recent questions arising in practice, and to include new requirements not only for financial institutions but also for corporate entities. These amendments are to:

●	clarify the date of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system;

●	clarify and add further guidance for assessing whether a financial asset meets the solely payments of principal and interest criterion;

●	add new disclosures for certain instruments with contractual terms that can change cash flows (such as some financial instruments with features linked to the achievement of environment, social and governance targets); and

●	update the disclosures for equity instruments designated at fair value through other comprehensive income.

We do not expect these amendments to have a material impact on our operations or financial statements.

(c)	IFRS 19 Subsidiaries without Public Accountability: Disclosures (effective for annual periods beginning on or after July 1, 2027). Issued in May 2024, IFRS 19 allows for certain eligible subsidiaries of parent entities that report under IFRS accounting standards to apply reduced disclosure requirements. We do not expect this standard to have a material impact on our operations or financial statements.

(d)	IFRS 18 Presentation and Disclosure in Financial Statements (effective for annual periods beginning on or after July 1, 2027). IFRS 18 will replace IAS 1, presentation of financial statements, introducing new requirements that will help to achieve comparability of the financial performance of similar entities and provide more relevant information and transparency to users. Retrospective application is required, and so the comparative information for the financial year ending June 30, 2026 will be restated in accordance with IFRS 18. We do not expect this standard to have a material impact on our financial statements.

industry

Overview of the Pipeline Coating Industry

We operate within the pipeline coating industry. Coating of pipelines, especially for stainless steel and carbon steel pipelines, is essential for any industry where pipelines are used for the transportation of flowable products. Although the oil and gas industry is the main market for coating services, other industries like renewable energy, carbon capture, decarbonization and water distribution, require coating services as well.

Pipelines are designed for prolonged service, typically 20 to 30 years, and are exposed to weather and other environmental forces as well as operational impact during their service life. Coatings extend the life of pipelines from mere months to decades. Offshore pipelines are particularly exposed to highly corrosive environments (i.e. saltwater).

Some pipelines will not be functional without coatings. For example, for the transportation of viscous fluids, specialized coatings allow the temperature to be kept above a minimum level to keep the viscosity of the product to a level where the product can be flowable and transportable in the pipeline. This is typically referred to as flow assurance.

The Pipeline Construction Process

The parties involved in the development of pipeline projects include clients, which own the pipeline, main contractors, which are construction companies that are contracted by the client to construct/lay the pipeline, and service contractors, which are companies like us that provide specific and specialized services to the main contractors, or directly to the clients in some cases. These services include pipe manufacturing, coating services, etc.

The process of pipeline construction can be categorized into four main phases.

Phase 1: Manufacturing of the Linepipes

The process commences with the production of linepipes by pipe mills. The carbon steel linepipes are usually supplied by the pipe mills with no coatings and in standard lengths of around 12.2m.

Phase 2: Pipe Coating

The linepipes will then be delivered to the pipe coating plant for the linepipe coating to be performed. The linepipes will be coated for its entire length, except the last 150mm to 500mm of the ends of the linepipes, which is called coating cutbacks. The cutbacks are required to facilitate the welding of the linepipes to form a pipeline during the pipeline construction stage.

The following diagram illustrates the details of a typical 3-layer coated linepipe.

The types of coatings that are required depend on the requirements specified by the clients, who would have established their requirements based on detailed engineering that would have been carried out. Typically, the types of coatings include one or more of the following:

●	Anti-Corrosion Coating. All carbon steel pipelines will need to be coated with anti-corrosion coating so that they can continue to be in service throughout their design life. The anti-corrosion coating will be required for heavy duty products that require a very high standard of approval and certification by clients.

●	Insulation Coating. Some pipelines, especially oil pipelines, require that the temperature of the transported product be kept above a minimum temperature, and for this purpose, it is essential that the pipelines are coated with insulation coating (flow assurance). Similarly, the insulation coating products and applicators are high quality products, specifically developed to meet stringent requirements.

●	Concrete Weight Coating. Depending on the environmental conditions where the pipeline will be laid, a large percentage of offshore and subsea pipelines will need to be coated with weight coating. The weight coatings are usually very high-density concrete with iron ore fillers to improve the on-bottom stability of the pipeline. Without the concrete weight coating, the pipeline will not be stable enough on the seabed to withstand the environmental conditions considered in the design of the pipeline.

Phase 3: Transportation, Welding and Non-Destructive Testing

After the linepipes have been coated at the linepipe coating yard, they will be transported to site and strung together by welding. The completed welds will then be tested using non-destructive testing methods.

Phase 4: Field Joint Coating and Deployment

After the welding is completed and tested, the field joint area (i.e., the area that was left bare by the linepipe coating contractors to facilitate the welding process), will then be coated by the field joint coating contractor to provide coating that meets the same function as that of the linepipe coating. The materials that are applied by the field joint coating contractor may not be the same as those of the linepipe coating, but they serve the same purpose.

At the field joints coating station, the three elements of coating (i.e., the anti-corrosion coating, the insulation coating and the concrete weight coating) will be applied to provide a seamless coating protection along the entire pipeline.

The field joint coatings are essential to provide mechanical protection to the pipeline as the pipeline will be subjected to high stresses and impact during pipelaying. Please see the diagram below for the typical S-lay pipeline deployment.

If the field joints are left uncoated, the pipelay forces may damage the pipe. As the pipes are rolled over a series of rollers, the recess in coating along the pipeline, at the field joint area, could cause mechanical damage to the pipeline or the concrete coating. The field joint coating has the function of providing mechanical protection to the pipeline to prevent such damage during the pipelaying process.

We are involved in Phases 2 and 4 of the pipeline construction processes to provide the specialized coatings required for both the linepipes and the field joints.

Key Industry Drivers

We believe that the key drivers in our industry include:

●	Growing Energy Demands. Global energy demand continues to rise, necessitating the expansion and maintenance of pipeline infrastructure for oil, gas and water transportation. The construction of new pipelines and the repair of existing ones require effective field joint coatings to protect against corrosion, mechanical damage, and environmental factors. This demand is a primary driver for the coating market.

●	Growing Populations, Urbanization and Industrialization. Growing populations and urbanization are increasing the demand for water and wastewater infrastructure, necessitating reliable pipeline systems that require protective coatings. In addition, industrial plants in various sectors require extensive piping systems for transporting fluids and gases, further driving the need for pipe coatings.

●	Technological Advancements. Innovations in coating technologies have led to the development of more efficient and durable field joint coatings. These advancements include:

o	The introduction of materials that provide enhance protection against corrosion, abrasion, and temperature fluctuations. For instance, fusion-bonded epoxy coatings, polyurethane coatings, and polyethylene coatings have become popular choices due to their superior performance characteristics.

o	Higher requirements due to changes in the direction of the industry. For example, there is a greater need for coating products that can withstand higher temperature, mechanical, anti-corrosion and insulation requirements, due to increased exploration and development into uncommon territories.

o	Requirements by new industries including Hydrogen energy, decarbonization and carbon capture, which are fluids that have very different properties from conventional fluids transported through pipelines and therefore, have very different requirements.

●	Stringent Environmental Regulations. Governments and regulatory bodies across the globe have implemented strict environmental standards to minimize the environmental impact of pipeline operations. These regulations require the use of eco-friendly and high-performance coatings that can withstand harsh conditions while reducing the risk of leaks and spills. As a result, companies are increasingly adopting coatings that comply with these regulations, further driving market growth.

Projected Market Growth

Our addressable market is the field joint coating market and the linepipe coating market. We believe that these markets are large, growing and economically resilient.

According to publicly available information from a report published by Wise Guy Reports in August 2025, the global field joint coating market size was valued at $2.1 billion in 2024 and is expected to grow from $2.2 billion in 2025 to $3.5 billion by 2035, growing at a CAGR of 4.6% during the forecast period (2025 – 2035). Wise Guy Reports noted that such increase is primarily driven by increasing infrastructure development and rising demand for corrosion protection in pipelines.

The linepipe coating market growth generally moves in tandem with the growth of the field joint coating market. According to Towards Chem and Materials Consultants, a sister firm of Precedence Research, the global pipe coating market size was valued at $9.95 billion in 2024 and is predicted to increase from $10.49 billion in 2025 to approximately $16.84 billion by 2034, growing at a CAGR of 5.4% for the forecast period. According to Towards Chem and Materials Consultants, the ongoing expansion of the oil and gas industry and government regulation toward clean water management is actively stimulating market progression.

bUSINESS

Overview

We provide comprehensive, high-performance coating solutions for onshore and offshore steel pipelines in the water, oil and gas sectors. Our specialized services include linepipe coating, custom coating, field joint coating and reel-to-reel coating, supporting pipeline installation contractors and asset owners worldwide.

We serve past and present leading industry players such as Total Energies, ENI, Exxon, Petrobras, Shell and BP, as well as engineering, procurement, and construction contractors such as Denny, Tenaris , TechnipFMC, Saipem, McDermott, Subsea 7, and pipe suppliers such as Europipe, EEW, EBK, ITP, Equans, PMPING delivering projects for major energy companies including Chevron, Total Energies, Saudi Aramco, Qatar Energy, GrDF, Nord stream, Aker Solutions, Engie Fabricom, PFF and SPIECAPAG.

We believe that we have built a strong reputation for excellence in pipeline coating services. Our end-to-end solutions—from linepipe and custom coatings to field joint applications—ensure durability and corrosion protection throughout the pipeline lifecycle. We believe that few companies globally offer such a complete, integrated approach, making us a trusted partner for complex and demanding projects.

We believe that our expansion aligns with key market developments, including rebounding oil prices and rising natural gas demand, decarbonization initiatives and sustainable energy transitions, and large-scale water pipeline projects. These trends present significant opportunities, and we believe that we are well-positioned to meet evolving industry needs with our technical expertise and full-service capabilities.

We remain committed to growth, innovation, and superior service quality. By expanding our capabilities and entering new markets, we aim to strengthen our position as a global partner of choice for pipeline coating solutions.

Corporate History and Structure

We were incorporated as a Cayman Islands exempted company on June 13, 2025 in connection with the reorganization of our corporate structure as described below.

On July 17, 2025, we acquired all of the equity interests of EUPEC from JCEE Holdings Ltd. and OAG Offshore Pipeline Services Sdn Bhd, two companies ultimately controlled by Jonathan Teik Cheh Chong, our Chief Executive Officer, in exchange for an aggregate of 1,000 class B ordinary shares, pursuant to the terms of a share contribution agreement. These shares were subsequently transferred to SIDMoR Holdings and then repurchased by us and cancelled.

EUPEC was incorporated in France on April 25, 2022 as part of an investment by Mr. Chong into the oil and gas industry in France. As of the date of this prospectus, EUPEC is our only subsidiary. Set forth below is our organizational structure before and after completion of this offering (assuming no exercise of the over-allotment option).

Pre-Offering

Post-Offering

Our Linepipe Coating Services

We provide specialized coatings materials and services for pipelines for the transportation of water, oil and gas. Our clients will deliver their linepipes to our coating plant located in Dunkirk, France. Depending on the clients’ needs, we will coat the pipelines with anti-corrosion, thermal insulation, weight coating and mechanical protection. Below are some examples of the various coatings provided.

Anti-Corrosion: Three-Layer Polypropylene/Polypropylene Coating

Anti-corrosion coating systems combine the performance of epoxy with the mechanical protection of polyolefin, which may be polyethylene or polypropylene. A copolymer adhesive layer binds the two products. Both coating systems have excellent adhesion properties and offer proven high resistance to impact and cathodic disbandment. They provide optimum stability over decades and their combination with adequate cathodic protection is guaranteed to prolong the life of the pipeline. Polypropylene coating has the advantage of providing high temperature mechanical performance during production. This mechanical strength also proves valuable during transportation, handling and the laying phase.

Thermal Insulation: MLPP Foam

We provide tailor-made thermal insulation coating systems for subsea pipelines to optimize flow assurance. The main insulation thickness can be solid or foamed depending on the project requirements (water depth, laying conditions, working conditions, fluid temperature and insulation properties).

Weight Coating: Concrete

Concrete weight coating provides negative buoyancy and on-bottom stability for subsea lines, mechanical protection during handling, transportation and laying operations, and protects the line during its lifetime in a marine environment.

Concrete is prepared with different specific gravities and thicknesses using quality iron ore and other key raw materials. It can be applied over anti-corrosion or insulation coatings while reinforcing wire-mesh is wrapped and incorporated in the concrete.

We provide compression-wrapped reinforced concrete depending on the pipe diameter and the scale of the project. Our process also includes anode installation to provide an efficient cathodic protection system.

Custom Coating

Custom coating involves the coating of blends and pipe pieces (spools) with similar coatings as that applied for linepipe coating.

Reel to Reel Coating Services

Reel to reel coating provides anti-corrosion coating of reeled pipes used in the fabrication of deep offshore umbilicals and bundles. This fully automatic system is able to coat 1” to 3” small diameter reeled pipes with three-layer polypropylene coating in a continuous process using cross head extrusion. The reeled pipe length can be up to 4,000 meters.

Field Joint Coating Services

Field joint coating involves the coating of the girth welds produced on-site at any onshore location all over the world. We offer a wide range of coating systems and processes to cover the specific needs of our customers. Below are some examples of the field joint coatings that we provide.

●	Fusion Bonded Epoxy. Fusion bonded epoxy coating is a thermosetting epoxy-based powder coating system that is widely used to provide corrosion protection for new and existing pipelines.

●	Multi Component Liquid. Multi component liquid coating is a high solids amine cured epoxy formulated to provide outstanding resistance to impact, abrasion, chemical immersion, and from cathodic disbandment when used in combination with cathodic protection systems.

●	GARD+ High Density Polyurethane Foam System. GARD+ is an excellent material suitable for pipelines that require both thermal and mechanical protection properties with density higher than sea water. The high-density polyurethane foam is also well suited for deep-water pipelines in high-pressured environments.

●	INSUGARD+ Polyurethane System. Our solid polyurethane coating sold under trade name INSUGARD+ is an excellent material suitable for pipelines that require both thermal and mechanical protection properties with density higher than sea water. It is also well suited for deep-water pipelines in harsh conditions or high-pressured environments.

Quality Assurance

We deliver a high level of quality service to our customers by providing accurate information, easy navigation of systems and high standards of employee competency enabled by our quality training system. Our Quality Management System, or QMS, has been developed to comply with regulatory industry standardization, statutory and customer quality requirements. The QMS describes our commitment to constantly provide quality services, meeting customer requirements and enhancing customer satisfaction. We are fully accredited with the current International Organization for Standardization, or ISO, standards and are fully committed to maintaining the level of quality that our customers require. “No Opportunity for Error” is our quality assurance goal and target, which means that we strive to avoid creating an environment where mistakes could occur.

We place special emphasis on quality assurance and quality control as we believe that it sets us apart from our competitors. By implementing rigorous inspection protocols, leveraging technology, and fostering a culture of accountability, we ensure that every coated joint contributes to the longevity and safety of the pipeline infrastructure. Our key quality assurance processes includes:

●	well defined procedures and manuals;

●	ever improving system compliance and documentation;

●	ISO certification;

●	adequate auditing systems; and

●	a good practice code of conduct.

ISO certifications are crucial for oil and gas companies as they demonstrate a commitment to quality, safety, environmental responsibility, and operational efficiency. In this high-risk and highly regulated industry, standards such as ISO 9001 (Quality Management), ISO 14001 (Environmental Management), and ISO 45001 (Occupational Health and Safety) are commonly pursued. For an oil and gas company, obtaining these certifications ensures that its operations—from exploration and drilling to refining and distribution—are performed in a systematic, consistent, and compliant manner. These standards help mitigate risks, reduce environmental impact, enhance employee safety, and improve overall performance. Moreover, ISO certification builds trust with stakeholders, investors, and regulatory bodies by proving the company’s adherence to international best practices. As global energy demands increase, certified oil and gas companies are better positioned to compete in the market, secure international contracts, and maintain a strong reputation. We are accredited with the following standards: ISO 9001:2015 (Quality Management System); ISO 45001:2018 (Occupational Health and Management System) and ISO 14001; 2015 (Environmental Management System).

Raw Materials and Suppliers

For the year ended June 30, 2024, one supplier, Borealis, accounted for approximately 34% of our total purchases. For the year ended June 30, 2025, one supplier, Lyondellbasell, accounted for approximately 16% of our total purchases. However, due to the availability of numerous alternative raw material suppliers, we do not believe that the loss of any single raw material supplier would have a material adverse effect on our financial condition or results of operations. Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials. However, in the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials and finished goods from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key raw materials and finished goods in a timely fashion, it would result in a significant delay in our operations and project execution, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and components at a reasonable cost could also harm our revenue and gross profit margins. Although we cannot be sure that our sources of supply for our principal raw materials will be adequate in all circumstances, we believe that we can develop alternate sources in a timely and cost-effective manner if our current sources become inadequate. See also “Risk Factors—Risks Related to Our Business and Industry—We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.”

We believe that our strong relationships with suppliers yield high quality, competitive pricing and overall good service to our customers.

Customers, Sales and Marketing

Our past and present customers include major pipeline installation contractors and asset owners worldwide. This includes leading industry players such as Total Energies, ENI, Exxon, Petrobras, Shell and BP, as well as engineering, procurement, and construction contractors such as Denny, Tenaris , TechnipFMC, Saipem, McDermott, Subsea 7, and pipe suppliers such as Europipe, EEW, EBK, ITP, Equans, PMPING delivering projects for major energy companies including Chevron, Total Energies, Saudi Aramco, Qatar Energy, GrDF, Nord stream, Aker Solutions, Engie Fabricom, PFF and SPIECAPAG.

For the year ended June 30, 2024, approximately 38% of our revenues were generated from sales in France, with the remaining revenues generated from other European countries. For the year ended June 30, 2025, approximately 70% of our revenues were generated from sales in France, with the remaining revenues generated from other European countries.

For the year ended June 30, 2024, two customers, ITP Interpipe and PMPIPING, accounted for approximately 34% and 25% of our revenue, respectively, and for the year ended June 30, 2025, one customer, ITP Interpipe, accounted for approximately 61% of our revenue. We anticipate that we may continue to have customer concentrations in the future. Presently, we do not have long-term contracts with our customers and primarily sell our services on the basis of individual purchase orders or on a per project basis, and the loss of any major customer could have a material adverse effect on the results of operations. See also “Risk Factors—Risks Related to Our Business and Industry—Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.”

As of June 30, 2025, our sales and marketing team consisted of three members, headed by a commercial director and supported by business development and proposals executives. Our marketing strategy is to continually research and track projects worldwide and to build customer relations.

Competition

The pipeline coating business serves highly regulated industries and is subjected to stringent international quality standards. Due to its purpose of protecting the integrity of the pipeline system, there is an extremely high barrier to entry into this business. Companies intending to enter this market will have to undergo strict pre-qualification processes and are required to demonstrate their capabilities through physical simulated application processes prior to being able to be included as a vendor qualified to participate in tender exercises. Another common requirement is a previous track record in similar services for a period of at least three years.

Based on the above, only a handful of pipeline coating companies exist in the world. The key competitors in this industry include Wasco Energy, Tenaris Shawcor and Isopipe in the linepipe coating service and CRC Evans CSS SA Group, RAE Energy Inc., and CRTS in the field joint coating service. However, most are dominant only within certain regions.

Competitive Strengths

We believe that the following contributes to our competitive advantage compared to our competitors:

●	Strategic location for linepipe coating services. Our coating plant is located in Dunkirk, France, which is close to key North Sea oil and gas developments. This location also allows us to strategically serve projects in the Baltic Sea, Atlantic Margin, and Africa. In additional, the Port of Dunkirk is one of France’s largest and deepest ports, capable of handling large pipeline shipments.

●	Focus on innovation. Our emphasis on innovation has allowed us to develop services and equipment in-house. We believe that this allows us to better control the costs and quality of the services that we sell.

●	Superior quality of our services. We believe that our emphasis on the quality of our services utilizing a mature quality management system has allowed us to ensure that our projects are executed at superior quality levels. This includes our focus and commitment to quality assurance.

●	Deep industrial knowledge and client understanding. Our management team has extensive experience in the industry. This has allowed us to have a comprehensive understanding of our clients’ needs and requirements, which has enabled us to win projects globally.

Our Growth Strategies

We believe that implementing the following growth strategies will continue to position our company as a leader in the markets we serve:

●	Geographical expansion. We plan to expand our sales efforts and service delivery to other geographic areas, such as Africa and the Middle East.

●	Expansion of service portfolio. We plan to expand our range of services, including specialized coating for deepwater and high temperature application.

●	Increase research and development. Through our research and development capabilities, we plan to continue enhancing the automation processes for coating applications. Our research and development department currently has a list of initiatives for cost reduction, process optimization and performance improvement to the coating application processes. Several of the previous improvements have already been implemented. For example, linepipe internal coating and high temperature polymer applications have been applied to bidding exercises, and we believe that our ability to provide such applications has provided us with a competitive advantage in demonstrating superior performance and quality during project execution, while maintaining comfortable margins.

●	Expansion of marketing and business development. We plan to expand by intensifying our marketing efforts by beefing up our commercial and business development team. This also includes setting up marketing offices in areas that we are not actively operating.

●	Expansion through acquisitions. We will continue to explore acquisition opportunities to grow our business, including by exploring acquisitions of competitors or companies offering related services.

Facilities

Our principal office is located at Rue du Comte Jean, Port 3060, 59760 Grande-Synthe, France. We maintain a production plant and administrative offices at this location. This property is fully owned by EUPEC. The plant is located on a 15 hectares site and has an industrial building with built and unbuilt land covering an area of 2 hectares.

EUPEC also has two additional production facilities in France. One is located at EUPEC International, 21, Route du Guindal, 59820 Gravelines, France with a built up area of approximately 40,000 square meters of office/lab/workshop space on a piece of land of 6,000 square meters. This property is fully owned by EUPEC and is currently under financing with the Crédit Agricole for €2,500,000 (approximately $2,124,0446). The other production facility is located at EUPEC International, ZA de la Poudrière, Route de l’Ouvrage Ouest, 59430 Saint-Pol-Sur-Mer, France with the land of size 83,700 square meters. The building, with a concrete coating plant and facilities, is owned by EUPEC, but the land is leased from Port of Dunkirk.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our current business.

Intellectual Property

We do not own or have the right to use any registered intellectual property.

Employees

As of June 30, 2023, 2024 and 2025, we had 35, 33 and 36 full-time employees, respectively. As of the date of this prospectus, we had 41 full-time employees. The following table sets forth the number of our full-time employees as of the date of this prospectus by function.

Function	Number of Employees
Management	1
Finance and Business Development	4
Human Resources	1
Purchase	2
Project Technicians	14
Project Engineers	3
Procurement and Logistics	3
Training and Quality, Health, Safety, and Environment	2
Quality Chain	4
Maintenance	7
TOTAL	41

None of our employees is represented by labor unions and we believe that we have an excellent relationship with our employees.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

As described elsewhere in this prospectus, our business operations are primarily conducted in France. This section sets forth a summary of the most significant rules and regulations that affect our business activities in France and our Cayman Islands holding company’s duties under the Data Protection Act (as revised) of the Cayman Islands based on internationally accepted principles of data privacy. In the course of our operations, we observe and adhere to all material laws, regulations and requirements.

Regulation in France

Regulations Relating to Foreign Investments and Foreign Exchange Control

Financial relations between France and foreign countries are free. As an exception, for in a limited number of sectors related to national defense or likely to jeopardize public order and activities that are essential to guaranteeing the country’s interests, Article L. 151-3 of the Monetary and Financial Code requires prior authorization for foreign investments.

Foreign investments in France by non-residents must be reported to the French Treasury under certain circumstances. In accordance with Article R152-3 of the Monetary and Financial Code, if a non-resident acquires 10% or more of the equity or voting rights in a resident company, or if foreign-held equity or voting rights in a company rise above the 10% threshold, a return must be filed by a non-resident (for statistical reasons) with the Banque de France if the amount of the transactions exceeds EUR 15 million.

Lastly, a foreign investment is subject to authorization under the IEF procedure if three conditions are cumulatively met: condition relating to the source of the investment; condition relating to the nature of the planned transaction; condition relating to the nature of the target company’s activity, such as aerospace, civil protection, cybersecurity, artificial intelligence, robotics, some data centers, some semiconductors. If one of these conditions is not met, the investment is not subject to authorization. These criteria are provided for in the Monetary and Financial Code.

Regulations Relating to Business Operation

Registration

Prior to the commencement of business operations in France, any company must be registered with the Trade and Companies Registrar (Registre du commerce et des sociétés) (RCS). Each establishment operated by any company must also be registered separately with the relevant Register of Commerce and Companies.

Reporting Requirements

Every French trading company, including French branches of foreign companies, must comply with accounting requirements and keep annual book accounts (balance sheet, profit and loss account, and, if required, management reports, minutes of the annual meeting regarding the approval of the accounts and allocation of profit), which must be filed with the Commercial and Companies Registry.

French law imposes beneficial ownership reporting requirements on all unlisted companies and foreign companies with a French branch. These companies must identify and disclose the identity of any individual who: directly or indirectly owns more than 25% of the company’s capital or voting rights and exercises control over the company within the meaning of the Commercial Code.

Statutory Auditors

An auditor must be appointed by commercial companies that exceed at least two of the three thresholds requiring the appointment of a statutory auditor (i.e. (i) turnover of 10 million Euros, (ii) total balance sheet of 5 million Euros and (iii) 50 employees).

Regulations Relating to Personal Data Protection

Organizations processing personal data (which includes employee data, customer data, and business contact information) must comply with the General Data Protection Regulation, which is applicable since May 25, 2018, and with the French Data Protection Act of January 6, 1978, as modified in June 2018. Organizations are also encouraged to appoint a Data Protection Officer who will oversee several missions to assist them. An independent administrative authority is responsible for monitoring compliance with the legislation and has the power to impose sanctions, namely the Commission nationale de l’informatique et des libertés (CNIL).

Regulations Relating to Anti-Money Laundering and Counter-Terrorism Financing

Beginning in 2016, France took several important steps to strengthen its approach to anti-money laundering, or AML. These steps included incorporating EU Directives into the country’s laws. On December 1, 2016, France transposed the Fourth EU Directive on anti-money laundering (AMLD4) by Order no 2020-115 of 12 February 2020. Provisions relating to the fight against AML and counter-terrorism financing, or CFT, are found primarily in the Penal Code and the Monetary and Financial Code, or the CMF. The CMF imposes the following main obligations on financial institutions and other designated businesses concerning AML/CTF requirements:

●	Customer due diligence, with a duty to clearly: (i) identify/verify the customer’s identity, (ii) identify/verify the beneficial owner’s identity, (iii) obtain information on the nature and purpose of the business relationship to establish the customer’s risk profile, (iv) establish ongoing monitoring to report risky transactions and to maintain and update customer information.

●	Obligation to keep information record for five years from the account closure date or from the termination date of the business relationship.

●	Obligation to report specific transactions or suspicious operations and activities, where applicable.

●	Obligation to implement AML procedures and policies, as well as internal controls and compliance programs.

The Intelligence Processing and Action against Illicit Financial Networks Unit is the designated financial intelligence unit and the national reporting authority for collecting, analyzing, and enriching information reported by, inter alia, financial institutions and other businesses subject to AML requirement. The designated businesses subject to AML requirements are listed under Article L. 561-2 of the Monetary and Financial Code. Amongst the non-financial entities subject to AML requirements include real estate agents, accountants, auditors, auction sellers, notaries, gambling and betting operators, sports agents, art and antiques dealers and lawyers.

Aside from the above-mentioned specific requirements, all companies and economic interest groups registered in France, all foreign commercial companies with a branch in France and all other legal entities registered in France are required to file at the Trade and Companies Registry a document identifying their beneficial owners, and the type of control over the legal entity such owners exercise.

Regulations Relating to Intellectual Property

French law on intellectual property rights is the result of national statutory and regulatory provisions, statutory provisions implementing international and multilateral agreements, and European regulations having direct effect in France as a Member State of the European Union.

In this respect, France is a party to the Paris Convention for the Protection of Industrial Property of 20 March 1883, which introduces key mechanisms, such as the priority right.

France is also a party to a number of special agreements. Some of these allow for an international filing of applications for registered intellectual property rights: for trademarks, the Madrid Agreement Concerning the International Registration of Marks of 14 April 1891 and the Madrid Protocol of 27 June 1989.

The implementation of these international rules and the articulation of French law and notably French intellectual property law with these international rules is codified with French national substantive law in the French Intellectual Property Code, or CPI. French law as codified in the CPI provides for specific provisions regarding several intellectual property rights, including trademarks. Trade secrets law is codified in the French Commerce Code.

Regulations Relating to the Commercial Relationships

In France, commercial relationships between professionals are mainly regulated by the Commercial Code. This Code establishes the obligations to be respected by professionals in relationships between professionals (B2B relationships) at the several steps of the commercial relationships: negotiation, billing, payment. During negotiations, the seller is required to communicate his general terms and conditions of sale to any business customer who requests them, however, the establishment of these general conditions of sale is not an obligation. If general terms and conditions of sale are issued, some mandatory mentions must appear such as (the list is not exhaustive): terms of sale and payment, the elements for determining the price, such as the unit price scale and any price reductions.

The issuing of invoices is also regulated. Several mandatory mentions must appear on the invoice such as:

●	Parties’ name and address;

●	Date of sale or service;

●	Quantity and precise name of products or services;

●	Unit price before tax and possible discounts;

●	Due date for payment and penalties for late payment;

●	Invoice address, if different from the customer’s, and purchase order number if applicable.

Other mentions are set out in the Commercial Code relating to the identification of the company (i.e.: registration number, registered office).

It should be noted that in addition to the rules of the Commercial Code on this topic, there are those of tax law.

The payment is also subject to regulations, this latter must respect the deadlines set out in the Commercial Code. Failure to do so may result in sanctions (i.e.: administrative fine, interest on arrears, fixed compensation for recovery costs).

Regulations of Environment Protection

French environmental law is grounded in the Environmental Charter and the Environmental Code, which establish core principles like the precautionary principle, sustainable development, public participation, non-regression, and the “polluter pays” principle. Activities with environmental impact—such as classified facilities and water-related operations—are subject to strict regulatory frameworks requiring declarations, registrations, or authorisations.

Environmental regulation is enforced by national and local authorities, including the Ministry for the Environment, prefects, the Regional Directorate for the Environment, Planning, and Housing, and the Departmental Directorate for Territories.

Environmental permits are required for operations likely to affect protected interests such as the environment, water resources, biodiversity, or human health. A central element of French environmental law is the regulation of Classified Installations for the Protection of the Environment, or ICPEs. These are industrial or agricultural activities that may present risks such as pollution (of air, water, or soil), fire, explosion, or other dangers to public health, safety, and the environment. ICPEs are regulated under a tiered system, depending on the level of risk:

●	Declaration applies to installations that present only minor risks or nuisances. Operators must comply with standard general requirements to prevent environmental harm.

●	Registration applies to activities that present significant risks or nuisances, but for which standardized regulatory prescriptions are deemed sufficient to control them.

●	Authorization is required for higher-risk installations that cannot be managed under general prescriptions and must be subject to specific, case-by-case requirements.

In some cases, ICPEs may also include or overlap with IOTA (Installations, Structures, Works, or Activities affecting water), requiring compliance with both legal regimes.

Regulatory non-compliance can result in permit suspension, administrative penalties, criminal fines, or mandatory remediation. Liability for environmental damage can be administrative, civil (including ecological harm), or criminal. Operators, parent companies, and directors may all be held liable.

As of the date of this prospectus, we are not aware of any potential material environmental issues that may affect our utilization of property, plant and equipment.

Regulations on Employment

France has among the most comprehensive protections and rights in Europe. Employers need to have a strong understanding of the country’s unique requirements and relevant regulations. The French labour code (code du travail) is the national law which governs work and labor relations in the country. Employment laws in France are uniform throughout the country and do not vary by state. Navigating through them and ensuring ongoing compliance at every step of the global employment process, however, is still a complex and time-consuming task.

Workweek

The standard workweek is 35 hours, with any hours worked beyond that considered overtime. Employees are generally not allowed to work more than 6 days a week, and Sundays are typically reserved as a rest day. The minimum wage in France is €1,766.92 (approximately $1,707) monthly, working out at €11.65 (approximately $11.25) per hour for full-time employees. Companies should be aware that, depending on the sector and job role, certain allowances may be provided to employees in addition to the base salary defined by labor law in France. The collective bargaining agreement relevant to the employer may also outline a minimum wage that is dependent on the employee’s classification. Collective agreements are an important source of information for employers when determining how much compensation each individual should receive.

Paid leave

Employees are entitled to at least five weeks of paid vacation per year.

Job Security

There are strict regulations for employers when ending employment agreements.

Work-life balance

Employees are entitled to at least 11 consecutive hours away from work. In companies with more than 50 employees, employees have the right to disconnect after working hours.

Information for Employees

Employers must provide employees with key information about their employment relationship in writing. This includes details about the employer, the length of any trial period, and remuneration.

Collective Determination

Workers have the right to participate in the collective determination of their working conditions and the management of the workplace. Any labor performed over the regular working week of 35 hours must be paid at a higher rate (+25% for the 36th to 43rd hour, and +50% from the 44th hour). When surpassing a certain limit, overtime should result in compensatory off-time. In France, the Labor Code and Social Security Code govern workers’ compensation. Employers must provide a safe working environment for employees and are responsible for any accidents or injuries that occur in the workplace.

They must also pay into social security funds to cover medical expenses, disability benefits, retirement pensions, and other benefits related to employment. Employees who suffer an injury while on the job may be entitled to compensation from their employer under France employment law.

Penalties

If employers are found to misclassify their employees, penalties are issued by the Union for the Collection of Social Security and Family Benefit Contributions, the governing authority on labor laws in France. Here are some of the penalties:

●	Back payment of taxes, missed pension payments, and Social Security contributions (which usually come with significant interest rates)

●	A fine of up to €250,000 (approximately $241,523) for the company

●	A fine of up to €45,000 (approximately $43,474) for the individual manager responsible for the compliance breach

●	A potential ban on hiring independent contractors for up to 10 years

●	Up to three years in prison (only for severe violations)

Cayman Islands Data Protection Act

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, and explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the DPA and any regulations, codes of practice, or orders promulgated pursuant thereto.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in us, this will be relevant for those individuals and you should transit the content of this privacy notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, and certain of our service providers may, as the data processors collect, record, store, transfer and otherwise use personal data by which individuals may be directly or indirectly identified for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements to which you are a party or for taking pre-contractual steps at your request; (ii) where this is necessary for compliance with a legal, tax and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain exceptional circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations.

Your personal data shall not be held by us for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Jonathan Teik Cheh Chong	60	Chairman and Chief Executive Officer
Noridah Sahar	48	Chief Financial Officer
Hassan Nilou	47	Director(1)
Joseph Tat Wah Yan	61	Director(1)
Frederick George Markwell	71	Director(1)
Viswanathan C Sankaran Unni Menon	60	Director(1)

(1)	Appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Jonathan Teik Cheh Chong. Mr. Chong has served as our Chairman and Chief Executive Officer since August 2025 and has served as the President of EUPEC since June 2022. Mr. Chong has also served as the managing director of OAG International Pipeline Services Ltd. since December 2011 and OAG Offshore Pipeline Services Sdn Bhd, companies that provide field joint coating services and other related services, since October 2013. Mr. Chong has over 35 years of experience in oil and gas development. Prior to founding our company, Mr. Chong served as an office engineer under a contract with Esso Production Malaysia Inc. from 1996 to 1999, focusing on offshore installations. From 1992 to 1995, he held the same role at Petronas Carigali Sdn Bhd, where he was responsible for overseeing critical offshore projects. He began his career with McDermott South East Asia as a field engineer from 1989 to 1992, managing offshore operations. Mr. Chong has a Bachelor’s degree in Civil Engineering with Honors from the University of Technology Malaysia.

Noridah Sahar. Ms. Noridah Shahar has served as our Chief Financial Officer since August 2025. Prior to that, she served as accounting and financial control manager in OAG Offshore Pipeline Services Sdn Bhd since October 2024. Ms. Noridah is a finance professional with over a decade of experience in operations, finance, corporate accounting, and financial management within the oil and gas industry. From November 2022 to September 2024, she was the head of finance for Citaglobal Engineering Services Sdn Bhd, a civil engineering and construction firm, where she led the finance function for its telecommunications and civil engineering divisions and supported M&A and funding activities. From August 2020 to October 2022, she was a partner at Easyaccounts.com, which provides accounting software, where she provided outsourced accounting services. From May 2019 to July 2020, she was the group finance manager at OAG International Pipeline Services Ltd. and OAG Offshore Pipeline Services Sdn Bhd. From November 2016 to May 2019, she was the manager in charge of operations and finance for Velesto Drilling Sdn Bhd. From July 2006 to October 2016, she was the accounts manager at UMW JDC Drilling Sdn Bhd. Ms. Noridah obtained her Bachelor of Accounting (Hons) from the Universiti Kebangsaan Malaysia in July 2000. She has been a member of the Chartered Institute of Management Accountants since June 2021.

Hassan Nilou. Mr. Nilou will become a member of our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus is part. He has been the general manager of EUPEC since August 2022 and previously served as a sales and contracts manager at EUPEC from January 2012 to June 2018, managing sales strategies, contract negotiations, and customer relationships. Between January 2006 and December 2011, Mr. Nilou held the position of site director / project manager at EUPEC, where he led the execution of onshore and offshore coating projects. He also served as logistics manager at EUPEC from February 2001 to January 2008, overseeing all aspects of supply chain and logistics operations. Mr. Nilou has more than 15 years of experience in project and contract management of high value engineering, procurement, and construction projects, in particular within solar, battery storage and offshore/onshore installations. Prior to joining us, he was the head of group contract management with Amarenco from October 2020 to July 2022 and was the general manager of Europe Pipecoatings (Morocco) from July 2018 to September 2020, where he was responsible for general corporate management and operational leadership. He has a Master’s degree in International Trade and Project Management from Dunkerque University and a Bachelor’s degree in Economics and Social Sciences from Lycée Jean Bart.

Joseph Tat Wah Yan. Mr. Yan will become a member of our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus is part. Mr. Yan has more than 30 years of experience in accounting, auditing and corporate governance. He is currently a director at LKY China Limited since July 2010 and a senior partner at LKY China, Certificated Public Accountants since April 1990. Previously, Mr. Yan worked with KPMG from 1987 to 1990, laying a strong foundation in financial and auditing practices. In addition, Mr. Yan has held several independent non-executive director roles for publicly listed companies in Hong Kong. He served on the board of Convoy Global Holdings Limited from June 2017 to June 2021, contributing as a member of the audit committee, independent board committee, remuneration committee, and corporate governance committee. Since November 2019, he has served as a director of Three Island Limited. From 1998 to 2009, he was an independent non-executive director at Tidetime Sun (Group) Limited, where he chaired the audit and remuneration committees. Additionally, he acted as an HK GAAP consultant for Zhejiang Expressway Co., Limited from 2008 to 2009. Mr. Yan has been a Certified Public Accountant (Practising) in Hong Kong since October 1991. He has also been a Fellow of the Hong Kong Institute of Certified Public Accountants since June 1998, a Fellow of the Institute of Chartered Accountants in England and Wales since August 2019, a Fellow of the Association of Chartered Certified Accountants since October 1996, a Chartered Tax Adviser (Hong Kong) since June 2010, a Fellow of the Taxation Institute of Hong Kong since March 1998 and a Fellow of the Society of Chinese Accountants & Auditors since June 2015. He holds a Diploma in Accounting from Hong Kong Shue Yan University.

Frederick George Markwell. Mr. Markwell will become a member of our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus is part. Mr. Markwell has more than 50 years of experience in the oil and gas industry including the design and installation of small offshore oil and gas projects. Mr. Markwell has been the founder and managing director of TENSA Equipment Pty Ltd since June 2009. In addition, he has been the founder and managing director of Roborigger Pty Ltd since February 2019. Mr. Markwell was previously a non executive director of Pressure Dynamics Pty Ltd from July 2013 until 2021 and of Hydra Energy from 2011 to 2017. Prior to that, he was a founding partner of Icon Engineering from 1997 to 2009, where he undertook many projects in Malaysia. Prior to Icon Engineering, Mr. Markwell worked for WA Petroleum, an affiliate of Chevron, from 1991 to 1997. He was the chief facilities engineer in his final role. Mr. Markwell has been a Chartered Civil Engineer with Engineers Australia since November 1982. He has a Bachelor of Engineering from the University of Queensland. He also received an award from Engineers Australia in 2019 as one of Australia’s most innovative engineers.

Viswanathan C Sankaran Unni Menon. Mr. Menon will become a member of our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus is part. He has more than 25 years of experience in regional sales, marketing and business management. Since September 2024, he has served as managing director of GMT technologies Sdn Bhd, which provides consulting solutions for EV components and battery swapping applications. Prior to that, he was the chief executive officer of Tree Technologies, which provides sustainable transportation solutions to clients in Southeast Asia, from 2019 to August 2024. Prior to that, he was the managing director of GMT technologies Sdn Bhd from 2016 to 2019. He has a Bachelor of Arts from Kansas Wesleyan University. Mr. Menon was conferred the distinguished title of “Datuk” on October 9, 2010 by the Governor of Melaka for his services to the state of Melaka, Malaysia.

Board of Directors

Nasdaq’s listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of one (1) director who is not independent within the meaning of Nasdaq’s rules. Hassan Nilou, who is not independent within the meaning of Nasdaq’s rules, has been appointed to serve as a director effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, we have entered into independent director agreements with Joseph Tat Wah Yan, Frederick George Markwell and Viswanathan C Sankaran Unni Menon, pursuant to which they have been appointed to serve as independent directors effective upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these appointments, the majority of our board of directors will consist of independent directors within the meaning of the Nasdaq’s rules.

A director is not required to hold any shares in our company to qualify to serve as a director.

Board Committees

We have established, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part, a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Joseph Tat Wah Yan, Frederick George Markwell and Viswanathan C Sankaran Unni Menon, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, with Joseph Tat Wah Yan serving as chair of the audit committee. Our board has determined that Joseph Tat Wah Yan qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing and approving related party transactions (viii) reviewing hedging transactions; and (ix) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Our compensation committee will consist of Jonathan Teik Cheh Chong, Hassan Nilou, Joseph Tat Wah Yan, Frederick George Markwell and Viswanathan C Sankaran Unni Menon, with Viswanathan C Sankaran Unni Menon serving as chair of the compensation committee. Joseph Tat Wah Yan, Frederick George Markwell and Viswanathan C Sankaran Unni Menon will satisfy the “independence” requirements of Nasdaq’s rules, but Jonathan Teik Cheh Chong and Hassan Nilou do not meet such requirements. In accordance with the “home country” exemptions available under Nasdaq’s rules, we have elected to follow the corporate governance practice of our home country in lieu of the Nasdaq corporate governance requirement that all members of the compensation committee be independent. See also “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares—As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.”

The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. The compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Jonathan Teik Cheh Chong, Hassan Nilou, Joseph Tat Wah Yan, Frederick George Markwell and Viswanathan C Sankaran Unni Menon, with Frederick George Markwell serving as chair of the nominating and corporate governance committee. Joseph Tat Wah Yan, Frederick George Markwell and Viswanathan C Sankaran Unni Menon will satisfy the “independence” requirements of Nasdaq’s rules, but Jonathan Teik Cheh Chong and Hassan Nilou do not meet such requirements. In accordance with the “home country” exemptions available under Nasdaq’s rules, we have elected to follow the corporate governance practice of our home country in lieu of the Nasdaq corporate governance requirement that all members of the nominating committee be independent. See also “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares—As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.”

The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; and (iv) overseeing compliance with the our code of ethics.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to our company to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association (as may be amended from time to time). Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may, subject to any separate requirement for audit committee approval under applicable law, our memorandum and articles of association (as may be amended from time to time) or Nasdaq rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract, proposed contract, or arrangement notwithstanding that such director may be interested therein, provided that the nature of the interest of any director in such contract or proposed contract or arrangement is disclosed by him or her at or prior to the consideration and any vote in that matter and if such director does so, such director’s vote shall be counted and such director may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board of directors or until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our memorandum and articles of association (as may be amended from time to time). A director will be removed from office automatically if, among other thing, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is prohibited by law from being a director; (vi) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, and (vii) is removed from the office pursuant to any other provisions of our memorandum of association and articles of association (as may be amended from time to time).

Limitation on Liability and Other Indemnification Matters

Cayman Islands law allows us to indemnify our directors and officers acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our directors and officers.

Under our memorandum and articles of association, we may indemnify our directors and officers, among other persons, from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own fraud or dishonesty.

Employment and Indemnification Agreements

On August 4, 2025, we entered into employment agreements with Jonathan Teik Cheh Chong, our Chief Executive Officer and Noridah Sahar, our Chief Financial Officer, setting forth the terms of their employment. The term of each employment agreement is for one year and will be renewed automatically thereafter for successive one-year terms unless notice of non-renewal is provided by either party within one month of such renewal date. Each employment agreement may be terminated by either party upon one months’ written notice. Each employment agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Chong and Ms. Sahar from (i) directly or indirectly, being employed or self-employed in, engaging in or owning or holding any interest in (whether as a principal, partner, director, employee, shareholder, agent, advisor or otherwise) any business that is in direct or indirect competition, or would complete, with any business conducted by our company, its subsidiary or affiliated entities, except that they may own up to five percent of the capital stock of a publicly traded corporation that is in competition with our company, or (ii) soliciting our employees, suppliers, clients or customers, in each case for a period of twenty-four months following termination of employment.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into indemnification agreements with our directors and executive officers, pursuant to which we will indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Officers

Currently, there are no requirements for disclosure of the compensation of officers and directors on an individual basis for our most recently completed fiscal year under Cayman Islands law. For the fiscal year ended June 30, 2025, we paid aggregate compensation of approximately €186,159 (approximately $158,164) to our directors and executive officers as a group. We did not pay any other compensation or benefits in kind to our directors and executive officers. None of our directors or executive officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended June 30, 2025. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

2025 Equity Incentive Plan

On December 19, 2025, our board of directors adopted our 2025 Equity Incentive Plan, or the Plan. The following is a summary of certain significant features of the Plan. The information which follows is subject to, and qualified in its entirety by reference to, the Plan document itself, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purposes of Plan: The purposes of the Plan are to promote the long-term success of our company and the creation of shareholder value by encouraging the attraction and retention of employees, directors and consultants with exceptional qualifications, encouraging such employees, directors and consultants to focus on our performance and linking such employees, directors and consultants directly to shareholder interests through increased share ownership.

Types of Awards: Awards that may be granted include incentive share options, non-qualified share options, restricted shares, restricted share units and share appreciation rights.

Administration of the Plan: The Plan is currently administered by our board of directors and will be administered by our compensation committee upon its establishment. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those employees, directors and consultants of our company and its subsidiaries who are selected by the administrator.

Shares Available Under the Plan: The maximum number of class A ordinary shares that may be delivered to participants under the Plan is 10,000,000, subject to adjustment for certain corporate changes affecting the shares, such as share splits. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Share Options: Share options give the option holder the right to acquire from us a designated number of shares at a purchase price that is fixed at the time of the grant of the option. Share options granted may be tax-qualified share options (so-called “incentive share options”) or non-qualified share options. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of share options, including the number of shares subject to any option, the exercise price per share, the expiration date of the option, the manner, time and date of permitted exercise, other restrictions, if any, on the option or the shares underlying the option, and any other terms and conditions as the administrator may determine. The exercise price may not be less than the fair market value of the shares on the date of grant; provided that incentive share option grants to any person owning more than 10% of our voting shares must have an exercise price of not less than 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, delivery other class A ordinary shares, cashless exercises, net exercises, as well as other types of consideration permitted by applicable law. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive share options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting shares, such term cannot exceed five years. In addition, no incentive share options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive share options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Restricted Awards: Restricted awards are shares awarded to participants at no cost. Restricted awards can take the form of awards of restricted shares, which represent issued and outstanding shares subject to vesting criteria, or restricted share units, which represent the right to receive shares subject to satisfaction of the vesting criteria. Restricted share awards are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Share Appreciation Rights: Share appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. The exercise price for SARs will be equal to the fair market value of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment - the appreciation value - either in cash or shares valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as share splits, share dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards and/or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that we will obtain shareholder approval of certain amendments as required by law or the rules of an applicable exchange and that no amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

Code of Ethics

We have adopted a code of ethics which is filed as an exhibit to the registration statement of which this prospectus forms a part. The code of ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code. We will make our code of ethics publicly available on our website prior to the closing of this public offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of January 9, 2026 for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that such person or any member of such group has the right to acquire within sixty (60) days of January 9, 2026. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of January 9, 2026 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

	Ordinary Shares Beneficially Owned Prior to this Offering (1)					Ordinary Shares Beneficially Owned After this Offering (2)
Name of Beneficial Owner	Class A Ordinary Shares	Percent of Class A Ordinary Shares	Class B Ordinary Shares	Percent of Class B Ordinary Shares	Percent of Total Voting Power(3)	Class A Ordinary Shares	Percent of Class A Ordinary Shares	Class B Ordinary Shares	Percent of Class B Ordinary Shares	Percent of Total Voting Power(3)
Jonathan Cheik Teh Chong, Chairman and CEO(4)	-	-	14,600,000	100%	99.63%	-	-	14,600,000	100%	99.38%
Noridah Sahar, Chief Financial Officer	-	-	-	-	-	-	-	-	-	-
Hassan Nilou, Director Nominee	-	-	-	-	-	-	-	-	-	-
Joseph Tat Wah Yan, Director Nominee	-	-	-	-	-	-	-	-	-	-
Frederick George Markwell, Director Nominee	-	-	-	-	-	-	-	-	-	-
Viswanathan C Sankaran Unni Menon, Director Nominee	-	-	-	-	-	-	-	-	-	-
All executive officers and directors (6 persons above)	-	-	14,600,000	100%	99.63%	-	-	14,600,000	100%	99.38%
Salter Ridge Limited(5)	980,000	18.15%	-	-	*	980,000	10.71%	-	-	*
Atasan Investment Limited(6)	940,000	17.41%	-	-	*	940,000	10.27%	-	-	*
Tribeca Stream Inc.(7)	920,000	17.04%	-	-	*	920,000	10.05%	-	-	*
Rich Titan Capital Inc.(8)	900,000	16.67%	-	-	*	900,000	9.84%	-	-	*
Machichin Inc.(9)	880,000	16.30%	-	-	*	880,000	9.62%	-	-	*
Solid Ridge Limited(10)	780,000	14.44%	-	-	*	780,000	8.52%	-	-	*

*	Less than 1%

(1)	Based on 5,400,000 class A ordinary shares and 14,600,000 class B ordinary shares issued and outstanding as of January 9, 2026.

(2)	Based on 9,150,000 class A ordinary shares and 14,600,000 class B ordinary shares issued and outstanding after this offering, assuming that the underwriters do not exercise the over-allotment option.

(3)	Percentage of total voting power represents voting power with respect to all class A ordinary shares and class B ordinary shares, as a single class. The holders of our class A ordinary shares are entitled to one (1) vote per share and holders of our class B ordinary shares are entitled to one hundred (100) votes per share.

(4)	Represents shares held by SIDMoR Holdings Limited. Mr. Chong is the Director of SIDMoR Holdings Limited and has voting and investment power over the securities held by it. Mr. Chong disclaims beneficial ownership of the shares held by SIDMoR Holdings Limited except to the extent of his pecuniary interest, if any, in such shares.

(5)	Chow Ai Lee is the Director of Salter Ridge Limited and has voting and investment power over the securities held by it. Chow Ai Lee disclaims beneficial ownership of the shares held by Salter Ridge Limited except to the extent of her pecuniary interest, if any, in such shares.

(6)	Stephen Low Chun Chien is the Director of Atasan Investment Limited and has voting and investment power over the securities held by it. Stephen Low Chun Chien disclaims beneficial ownership of the shares held by Atasan Investment Limited except to the extent of his pecuniary interest, if any, in such shares.

(7)	Sunida binti Rahmatullah is the Director of Tribeca Stream Inc. and has voting and investment power over the securities held by it. Sunida binti Rahmatullah disclaims beneficial ownership of the shares held by Tribeca Stream Inc. except to the extent of her pecuniary interest, if any, in such shares.

(8)	Andrew Low Chun Wey is the Director of Rich Titan Capital Inc. and has voting and investment power over the securities held by it. Andrew Low Chun Wey disclaims beneficial ownership of the shares held by Rich Titan Capital Inc. except to the extent of his pecuniary interest, if any, in such shares.

(9)	Chan Xin Hui is the Director of Machichin Inc. and has voting and investment power over the securities held by it. Chan Xin Hui disclaims beneficial ownership of the shares held by Machichin Inc. except to the extent of her pecuniary interest, if any, in such shares.

(10)	Chow Ai Heng is the Director of Solid Ridge Limited and has voting and investment power over the securities held by it. Chow Ai Heng disclaims beneficial ownership of the shares held by Solid Ridge Limited except to the extent of her pecuniary interest, if any, in such shares.

None of our major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management,” the following is a description of the material terms of those transactions with related parties to which we are party and which we are required to disclose pursuant to the disclosure rules of the SEC during the fiscal years ended June 30, 2023, 2024 and 2025 and for the period from June 30, 2025 to the date of the prospectus.

We previously obtained a loan from Jonathan Teik Cheh Chong, our Chairman and Chief Executive Officer. This loan was interest free, unsecured and due on demand. As June 30, 2023 and 2024, the outstanding balance of this loan was $206,120 and $202,194, respectively. The loan was fully repaid during the year ended June 30, 2025.

We have also obtained a loan from OAG Offshore Pipeline Services Sdn Bhd, a company controlled by Mr. Chong. This loan bears monthly interest of Euribor + 1%, is unsecured and is due on demand. As of June 30, 2023, 2024 and 2025 and January 12, 2026, the outstanding balance of this loan is $1,012,463, $1,963,045, $893,827 and $827,200, respectively.

As noted elsewhere in this prospectus, prior to the completion of this offering, we intend to establish an audit committee of the board of directors. We anticipate that the audit committee will be responsible for reviewing and approving all transactions and arrangements between us or any subsidiaries and principal shareholders, directors, and officers. In reviewing and approving any such transactions, we expect that our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction and the extent of the related person’s interest in the transaction.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (Revised) of the Cayman Islands, as amended and restated from time to time, which we refer to as the Companies Act below, and the common law of Cayman Islands.

The following are summaries of material provisions of our memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares and our share capital and are not intended to be a complete summary of the rights and preferences of our shares which are set out in our memorandum and articles of association. For more detailed information, please see our memorandum and articles of association, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Our authorized share capital currently is $50,000 divided into 500,000,000 shares, par value of $0.0001 each, which is comprised of 400,000,000 class A ordinary shares, 50,000,000 class B ordinary shares and 50,000,000 shares of such class or classes (however designated) as our board may determine. As of January 9, 2026, we had 5,400,000 class A ordinary shares issued and outstanding held by 6 shareholders of record and 14,600,000 class B ordinary shares issued and outstanding held by one shareholder of record. All of our shares issued and outstanding ordinary shares prior to the completion of this offering are fully paid and non-assessable, and all of our class A ordinary shares to be issued in this offering will be issued as fully paid and non-assessable.

Memorandum and Articles of Association

The following are summaries of material provisions of our memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.  Under our memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares.  Holders of our class A ordinary shares and class B ordinary shares have the same rights except for voting, dividend and conversion rights. Other than the foregoing, the class A ordinary shares and the class B ordinary shares carry equal rights and rank pari passu with one another. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Upon the declaration of a dividend, the holders of the class A ordinary shares shall receive ten percent (10%) of such dividend and the holders of the class B ordinary shares shall receive ninety percent (90%) of such dividend. Our memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each class A ordinary share which such shareholder holds and one hundred (100) votes for each class B ordinary share which such shareholder holds. Holders of class A ordinary shares and holders of class B ordinary shares shall vote together as a single class on all matters that require shareholders’ approval (other than in respect of separate general meetings of the holders of a class or series of shares). Votes may be given either personally or by proxy. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by: the chairperson of such meeting; by at least three shareholders present in person or by proxy for the time being entitled to vote at the meeting; by shareholder(s) present in person or by proxy representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and by shareholder(s) present in person or by proxy and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at a duly constituted general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by, or on behalf of, the shareholders entitled to vote at a duly constituted general meeting. A special resolution will be required for important matters such as a change of name, making changes to our memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or consolidate their shares by ordinary resolution.

Conversion Rights. A class B ordinary share may be voluntarily converted into a class A ordinary share. A transfer of a class B ordinary share by a holder to a person or entity which is not an affiliate (as defined in Rule 405 of the Securities Act) or family member of such holder will result in its automatic conversion into a class A ordinary share upon such transfer. The class A ordinary shares are not convertible.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by our board of directors. A general meeting or any class meeting may also be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the designated stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.  On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.  We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if our company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our memorandum and articles of association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find More Information.”

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.  We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of our company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control our company are perpetrating a “fraud on the minority.”

Our articles of association contains a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our articles of association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

In the past three years, we have issued the following securities.

On June 13, 2025, we issued 1,000,000 ordinary shares to our founder, SIDMoR Holdings, for a total purchase price of $10,000, or $0.01 per share (par value at such time).

On June 23, 2025, we implemented a 1-for-100 forward split of our ordinary shares by way of a share subdivision of our issued and unissued ordinary shares, with each of our issued and unissued ordinary shares subdivided into 100 shares. We also re-designated the outstanding ordinary shares as class B ordinary shares. As a result, SIDMoR Holdings held 100,000,000 class B ordinary shares of par value $0.0001. Following this subdivision and re-designation, on June 23, 2025, SIDMoR Holdings surrendered 80,000,000 class B ordinary shares, reducing its ownership to 20,000,000 class B ordinary shares.

On July 17, 2025, we issued 490 class B ordinary shares to JCEE Holdings Ltd. and 510 class B ordinary shares to OAG Offshore Pipeline Services Sdn Bhd in exchange for an equivalent number of shares of EUPEC in connection with our acquisition of EUPEC. On the same date, these shares were transferred to SIDMoR Holdings and then repurchased by us and cancelled.

On November 6, 2025, SIDMoR Holdings transferred an aggregate of 5,400,000 class B ordinary shares as follows: (i) 980,000 to Salter Ridge Limited, (ii) 940,000 to Atasan Investment Limited, (iii) 920,000 to Tribeca Stream Inc., (iv) 900,000 to Rich Titan Capital Inc., (v) 880,000 to Machichin Inc. and (vi) 780,000 to Solid Ridge Limited. In accordance with the terms of our memorandum and articles of association, these class B ordinary shares were automatically converted into class A ordinary shares upon such transfer and we issued an aggregate of 5,400,000 class A ordinary shares to these holders.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Listing

We have applied to list our class A ordinary shares on The Nasdaq Capital Market under the symbol “EUPX”. The closing of this offering is contingent upon such listing.

Transfer Agent and Registrar

We are in the process of appointing VStock Transfer, LLC as the transfer agent for our class A ordinary shares. The address for VStock Transfer, LLC is 18 Lafayette Pl, Woodmere, NY 11598, and the telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our class A ordinary shares. Future sales of substantial amounts of class A ordinary shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our class A ordinary shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 9,150,000 class A ordinary shares issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 9,712,500 class A ordinary shares issued and outstanding. The class A ordinary shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued class A ordinary shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee share options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted class A ordinary shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of class A ordinary shares then outstanding; or

●	1% of the average weekly trading volume of our class A ordinary shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and executive officers, and the holders of 5% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, or securities convertible into or exercisable or exchangeable for our ordinary shares, for a period of six (6) months after the effective date of the registration statement of which this prospectus forms a part. See “Underwriting” for more information.

MATERIAL TAX CONSIDERATIONS

Cayman Islands Tax Considerations

The following represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our class A ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of class A ordinary shares, nor will gains derived from the disposal of class A ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. We are required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not we are carrying on any relevant activities, and if we are, we must satisfy an economic substance test. As an exempted company, we have applied for and received a tax exemption undertaking from the government of the Cayman Islands that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from June 27, 2025, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations of our company or (ii) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (Revised).

French Tax Considerations

The following brief description of French enterprise income taxation, which represents the opinion of Bichot & Associés, our French counsel, is designed to highlight the enterprise-level taxation on our earnings, which will affect the amounts of dividends, if any, we are ultimately able to pay to our shareholders.

Corporate income Tax in France

The main legislation that governs a person’s income tax in France is the “Code Général des Impôts” (French tax code, or FTC). The regulatory body implementing and enforcing the FTC is the “Direction Générale des Finances Publiques”.

The tax year is generally the calendar year, although a company may choose a different tax year-end date. The tax year is 12 months but can be shorter or longer in certain cases.

CIT base is territorial, which means that a French resident company is in principle subject to CIT on its French-source income (i.e., deriving from business carried on in France, real estate located in France, capital gains, dividends or interest received). A company is a French tax resident if its registered office or place of effective management is in France (generally defined as the place where the directors’ meetings concerning management and control of the company are held). A company incorporated under French commercial law is deemed to be tax resident of France, unless it can be proven that it is tax resident of another country under the provisions of a double tax treaty.

Taxable income corresponds to the business net profit (i.e., on the corporate’s income less its deductible expenses). The standard CIT rate is 25%. A reduced rate of 15% applies to certain small and medium corporations for their net taxable profits below €38,120 (approximately $32,387). In addition to corporation tax, a social surtax of 3.3% applies to taxpayers, where their corporate tax liability of the relevant fiscal year exceeds €763,000 (approximately $648,258). The surtax is assessed on the amount of the corporation tax due that exceeds €763,000 (approximately $648,258). It is due by companies which turnover exceeds €7,630,000 (approximately $6,482,583) per annum.

Dividends and capital gains are generally considered as ordinary income and are subject to CIT at the standard rate. However, dividends received from qualifying subsidiaries and capital gains derived from the sale of qualifying shareholdings may benefit from a partial exemption regime.

Foreign-Sourced Income

As indicated above, the CIT base is territorial. Foreign-source income is generally not subject to CIT, except in cases where a tax treaty provides otherwise and in case anti-avoidance rules apply, which concerns (notably):

●	The transfer pricing rules, under which French entities that are controlled by entities established outside France (or that control such entities) are subject to CIT on profits transferred, directly or indirectly, to an entity located abroad through an increase or decrease in purchase or sales prices, or by any other means (this does not apply to our company).

●	The profits made by subsidiaries or establishments located in a Non-Cooperative States or Territories, or NCST (this does not apply to our company).

●	The payments made from France in a NCST (see below on this point).

Profit Distribution and Withholding Tax

Pursuant to Article 119 bis 2 of the FTC, dividends distributed by corporations which have their registered office in France to non-French tax residents (individuals or legal entities) are subject to withholding tax in France. This provision applies unless provided otherwise by a tax treaty provision, which may reduce the withholding tax rate, or even abolish it altogether. However, there is no double taxation agreement signed between France and the Cayman Islands.

According to Article 187 1° of the FTC, the tax rate applicable depends on the beneficiary status and place of location. When the beneficial owner is a corporation, the applicable withholding tax rate corresponds to the standard corporate tax rate (i.e., 25%). A tax exemption regime may apply for distributions made to entities established in a Member State of the European Union.

However, Article 187 2° of the FTC provides that the withholding tax rate is increased to 75% when the distributed income is paid in an NCST, regardless of the tax domicile or place of location of the beneficiary. Thus, this increased tax rate does not apply when the payment is made in an account opened with a bank located in a cooperative State, even though the beneficial owner is himself established in an NCST. Moreover, pursuant to the safeguard clause provided by Article 187 2° of the FTC, even in case of payment in a NCST to a beneficiary established in a NCST, the 75% tax rate does not apply if the debtor manages to prove that the distributions have neither the purpose nor the effect of allowing their location in an NCST for tax evasion purposes. The Caymans Islands is however not seen as being an NCST; accordingly, French source dividends should be subject to a 25% withholding tax.

U.S. Federal Income Taxation Considerations

The following discussion, which represents the opinion of Potomac Law Group, our U.S. tax counsel, describes the material U.S. federal income tax consequences relating to the ownership and disposition of class A ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our class A ordinary shares pursuant to this prospectus and hold such class A ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, currency or securities dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our class A ordinary shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our class A ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our class A ordinary shares, the U.S. federal income tax consequences relating to an investment in our class A ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our class A ordinary shares. Persons considering an investment in our class A ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our class A ordinary shares, including the applicability of U.S. federal, state and local tax laws as well as non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending June 30, 2025 (during which our company had not yet acquired EUPEC) or that we will be a PFIC for the year ending June 30, 2026, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service, or IRS. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the fiscal 2026 taxable year will not be challenged by the IRS and, if challenged, upheld in appropriate proceedings.  In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our class A ordinary shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are a PFIC in any taxable year during which a U.S. Holder owns our class A ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our class A ordinary shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our class A ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our class A ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our class A ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds our class A ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our class A ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our class A ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s class A ordinary shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our class A ordinary shares and our non-U.S. corporate subsidiary is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiary.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our class A ordinary shares if such U.S. Holder makes a valid “mark-to-market” election for our class A ordinary shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our class A ordinary shares will be marketable stock so long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our class A ordinary shares held at the end of such taxable year over the adjusted tax basis of such class A ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of its adjusted tax basis in our class A ordinary shares over the fair market value of those class A ordinary shares at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our class A ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other taxable disposition of our class A ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our class A ordinary shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such an election will not apply to any non-U.S. subsidiary that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future, notwithstanding the U.S. Holder’s mark-to-market election for our class A ordinary shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

Each U.S. person investing in a PFIC is generally required to file an annual information return on IRS Form 8621 setting forth such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of our potential PFIC status on the purchase, ownership and disposition of our class A ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our class A ordinary shares, and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the class A ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our class A ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s class A ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s class A ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our class A ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for a “dividends received” deduction.

Provided that certain requirements are met, dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders are eligible for taxation at a reduced capital gains rate rather than at the marginal tax rates generally applicable to ordinary income, However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and consequently the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends in light of its particular circumstances.

A non-U.S. corporation (other than a corporation classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our class A ordinary shares that are readily tradable on an established securities market in the United States. We believe that so long as our class A ordinary shares are readily tradable on Nasdaq or any other established securities market in the United States such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of our Class A Ordinary Shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our class A ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in our class A ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other taxable disposition, our class A ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our class A ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Net Investment Income Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our class A ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this net investment income tax to your income and gains in respect of your investment in our class A ordinary shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS to declare an investment in our class A ordinary shares, including, among others, IRS Form 8938 - Statement of Specified Foreign Financial Assets. As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file with the IRS an annual report containing certain information. U.S. Holders paying more than $100,000 for our class A ordinary shares may be required to file IRS Form 926 - Return by a U.S. Transferor of Property to a Foreign Corporation - reporting this payment. Substantial penalties may be imposed upon a U.S. Holder failing to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR CLASS A ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and may provide less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely to (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would in certain circumstances recognize and enforce a foreign judgement, without any re-examination or re-litigation of matters adjudicated upon, provide such judgement:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine or a penalty;

●	was not obtained by fraud; and

●	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

France

EUPEC is a corporation organized under the laws of France. EUPEC’s corporate officers are citizens and residents of countries other than the United States and all of EUPEC’s assets are located outside of the United States. Accordingly, it may be difficult for investors:

●	to obtain jurisdiction over EUPEC or EUPEC’s non-U.S. resident corporate officers in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

●	to enforce judgments obtained in such actions against EUPEC or EUPEC’s non-U.S. resident corporate officers;

●	to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against EUPEC or EUPEC’s non-U.S. resident corporate officers; and

●	to enforce against EUPEC or EUPEC’s corporate officers in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirements concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. A French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) that judgment resulted from legal proceedings compatible with French standards of due process, (2) that judgment does not contravene international public order and public policy of France and (3) the jurisdiction of the United States federal or state court has been based on principles of French private international law. The French court would also require that the U.S. judgment is not tainted with fraud and is not incompatible with a judgment rendered by a French court in the same matter, or with an earlier judgment rendered by a foreign court in the same matter.

In addition, French Law guarantees full compensation for the harm suffered but is limited to the actual damages, so that the victim does not suffer or benefit from the situation. Such system excludes damages such as, but not limited to, punitive and exemplary damages.

As a result, the enforcement, by U.S. investors, of any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities law against EUPEC or EUPEC’s corporate officers who are residents of France or countries other than the United States would be subject to the above conditions.

Finally, there may be doubt as to whether a French court would impose civil liability on EUPEC or EUPEC’s corporate officers in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

UNDERWRITING

We expect to enter into an underwriting agreement dated on the date of this prospectus with the underwriters named below, for whom R.F. Lafferty & Co., Inc. is acting as the representative with respect to the class A ordinary shares in this offering. The underwriters may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of shares indicated below:

Underwriter	Number of Shares
R.F. Lafferty & Co., Inc.

Total

The representative is offering the shares subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the representative to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The representative is obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the representative is not required to take or pay for the shares covered by the representative’s over-allotment option described below.

Over-Allotment Option

We have granted an over-allotment option to the underwriters to purchase up to 562,500 class A ordinary shares at the assumed initial public offering price of $4.00 per share, less the underwriting discount. This option is exercisable during the 45-day period after the closing of the offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional class A ordinary shares in proportion to their respective commitments set forth in the prior table.

Discounts; Expenses

The representative has advised us that the underwriters propose to offer the class A ordinary shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriting discounts will be 7.5% of the public offering price per share; provided that, with respect to any investors introduced directly by us, such underwriting discounts shall be 5.0% of the public offering price per share. After the offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the public offering price and the underwriting discounts payable to the underwriters by us in connection with this offering. For purposes of this table and all calculations included in this prospectus, we have assumed that no investors will be introduced by us and that therefore all underwriting discounts will be 7.5% of the public offering price per share.

	Per Share	Without Over- Allotment Option	With Over- Allotment Option
Assumed initial public offering price	$4.00	$15,000,000	$17,250,000
Underwriting discounts (7.5%)	0.30	1,125,000	1,293,750
Proceeds to us, before expenses	$3.70	$13,875,000	$15,956,250

We have also agreed to reimburse the representative for all of its reasonable, out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on our principals); provided that such amount shall not exceed $250,000 if this offering closes or $100,000 if this offering does not close. We have agreed to pay an expense advance of $50,000 to the representative for the representative’s anticipated out-of-pocket expenses, $25,000 of which has been paid upon execution of the engagement letter between our company and the representative, dated October 22, 2025. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that our total expenses of this offering, exclusive of the underwriting discounts, will be approximately $1,303,300.

Representative’s Warrants

We have agreed to issue to the representative or its designees at the closing of this offering warrants to purchase 187,500 class A ordinary shares (or 215,625 class A ordinary shares if the underwriters exercise the over-allotment option in full), which is equal to 5% of the aggregate number of shares sold in this offering. The warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months after the commencement of sales in this offering at an exercise price equal 100% of the public offering price per share (subject to adjustments). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The representative (or permitted assignees) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days after the date of the commencement of sales in this offering. The warrants and the class A ordinary shares underlying the warrants are being registered as a part of the registration statement of which this prospectus forms a part and will be freely tradable upon the declaration of the effectiveness of such registration statement by the SEC.

The warrants will provide for cashless exercise, registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for share dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganization, mergers and similar events). The duration of the demand registration right will not be greater than five years from the commencement of sales in this offering in compliance with FINRA Rule 5110(g)(8)(C). The duration of the piggyback registration rights will not be greater than seven years from the commencement of sales in this offering in compliance with FINRA Rule 5110(g)(8)(D).

Right of First Refusal

We have agreed to grant the representative a right of first refusal to act as sole managing underwriter and dealer manager, book runner or sole placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for a period of twelve (12) months from the closing of this offering; provided that the foregoing right of first refusal shall not apply to any transaction in which we deal directly with the lender or investor without using any intermediary. Such right of first refusal is also subject to FINRA Rule 5110(g)(5), which grants us a right of termination for cause, which includes that we may terminate the representative’s engagement upon the representative’s material failure to provide the underwriting services required by the underwriting agreement. Our exercise of the right of termination for cause will eliminate any obligations with respect to the right of first refusal set forth above.

Tail Financing

If within 12 months from the effective date of termination or expiration of the engagement letter, dated October 22, 2025, we complete a public or private offering of our securities with investors with whom we had a conference call or meeting arranged by the representative while engaged by us, where the representative does not act as at least exclusive non-U.S. joint managing underwriter or lead non-U.S. placement agent to us, as applicable, then we shall pay the representative a tail fee equal to the compensation that would have been payable had the representative participated in such transaction, consisting of 7.5% of the gross proceeds and warrants to purchase 5% of the aggregate class A ordinary shares sold in such offering at an exercise price equal to 100% of the offering price in such offering. The above right is also subject to FINRA Rule 5110(g)(5), which grants us a right of termination for cause, which includes that we may terminate the representative’s engagement upon the representative’s material failure to provide the underwriting services required in the engagement letter.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We have agreed that, subject to certain exceptions, we, and any of our successors will not, without the prior written consent of the representative, for a period of six (6) months after the effective date of the registration statement of which this prospectus forms a part (i) offer, sell or otherwise transfer or dispose of, directly or indirectly, any class A ordinary shares or any securities convertible into or exercisable or exchangeable for class A ordinary shares or (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any class A ordinary shares or any securities convertible into or exercisable or exchangeable for class A ordinary shares.

Each of our directors, executive officers and holders of more than 5% of our outstanding shares has agreed that, subject to certain exceptions, such director, executive officer or shareholder will not, without the prior written consent of the representative, for a period of six (6) months after the effective date of the registration statement of which this prospectus forms a part, offer, sell or otherwise transfer or dispose of, directly or indirectly, any class A ordinary shares or any securities convertible into or exercisable or exchangeable for class A ordinary shares.

Our directors, executive officers and beneficial owners subject to the above lock-ups may transfer our class A ordinary shares or any security convertible into or exercisable or exchangeable for our class A ordinary shares without the prior written consent of the representative in connection with (a) transactions relating to our class A ordinary shares acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of such shares; (b) transfers (i) as a bona fide gift, by will or intestacy, (ii) by operation of law, or (iii) to a family member or a trust for the benefit of a family member; (c) transfers to a charity or education institution; or (d) transfers to their affiliated entities or to their shareholders, members and partners; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), any such transfer does not involve a disposition for value, each transferee signs a lock-up agreement substantially in the same form and no filing under Section 16(a) of the Exchange Act is required or voluntarily made.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of class A ordinary shares over-allotted by the underwriter is not greater than the number of class A ordinary shares that may be purchased in the over-allotment option. In a naked short position, the number of class A ordinary shares involved is greater than the number of class A ordinary shares in the over-allotment option. The underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing class A ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of class A ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of class A ordinary shares to close out the short position, the underwriter will consider, among other things, the price of class A ordinary shares available for purchase in the open market as compared to the price at which it may purchase class A ordinary shares through the over-allotment option. If the underwriter sells more class A ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the class A ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our class A ordinary shares or preventing or retarding a decline in the market price of our class A ordinary shares. As a result, the price of our class A ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our class A ordinary shares. In addition, neither we nor the underwriter make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenues and earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our class A ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction (except in the United States) that would permit a public offering of the class A ordinary shares, or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the class A ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the class A ordinary shares may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

In addition to the public offering of the class A ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the class A ordinary shares in certain countries and regions.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the shares, whether by way of sale or subscription. The underwriter has not offered or sold, and will not offer or sell, directly or indirectly, any shares in the Cayman Islands.

Hong Kong. This prospectus may not be circulated or distributed in Hong Kong. Please note that the shares have not been offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the class A ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the People’s Republic of China, or the PRC, and the shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Taiwan. The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

European Economic Area. In relation to each Member State of the European Economic Area, or a Relevant Member State, an offer to the public of the shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of the shares may be made at any time:

●	To any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

●	To fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

●	In any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our class A ordinary shares shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase the shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

France. Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Japan. The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea. The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Singapore. The securities represented may not be offered or sold, nor may any document or other material in connection with such securities be distributed, either directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of such securities to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under division 5a or part iv of the companies act, chapter 50 of Singapore and to persons to whom the securities may be offered or sold under such exemption.

United Kingdom. None of the shares have been offered or will be offered to the public in the United Kingdom except that the shares may be offered to the public in the United Kingdom at any time:

●	To any legal entity which is a qualified investor as defined in as defined under Article 2 of the UK Prospectus Regulation;

●	To fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

●	In any other circumstances falling within Section 86 of the FSMA, provided that no such offer or shares shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Section 85 of the FSMA.

For the purposes of this provision, the expression an “offer to public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase the shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In addition, in the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, with all such persons together being referred to as relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Russian Federation. This prospectus or information contained therein is not an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation to or for the benefit of any Russian person or entity, and does not constitute an advertisement or offering of any securities in the Russian Federation within the meaning of Russian securities laws. Information contained in this prospectus is not intended for any persons in the Russian Federation who are not “qualified investors” within the meaning of Article 51.2 of the Federal Law no. 39-FZ dated 22 April 1996 “On the securities market” (as amended), or Russian Qis, and must not be distributed or circulated into the Russian Federation or made available in the Russian Federation to any persons who are not Russian QIs, unless and to the extent they are otherwise permitted to access such information under Russian law.

Kazakhstan. This prospectus does not constitute an offer, or an invitation to make offers, to sell, purchase, exchange or otherwise transfer shares in Kazakhstan to or for the benefit of any Kazakhstan person or entity, except for those persons or entities that are capable to do so under the legislation of the Republic of Kazakhstan and any other laws applicable to such capacity of such persons or entities. This prospectus shall not be construed as an advertisement (i.e., information intended for an unlimited group of persons which is distributed and placed in any form and aimed to create or maintain interest in the Company and its merchandise, trademarks, works, services and/or its securities and promote their sales) in, and for the purpose of the laws of, Kazakhstan, unless such advertisement is in full compliance with Kazakhstan laws.

Israel. In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors, or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares, that each Qualified Investor will represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares; (iv) that the shares that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

United Arab Emirates. This prospectus has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, the Securities and Commodities Authority, or the SCA, or any other relevant licensing authority in the UAE (including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the DFSA, a regulatory authority of the Dubai International Financial Centre and the Financial Services Marketing Authority of the Abu Dhabi Global Market), and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the SCA Chairman Resolution No. 3/R.M. of 2017 Concerning the Regulation of Promotion and Introduction, and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

This prospectus is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the shares have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale and/or marketing of the shares has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE. The SCA accepts no liability in relation to the marketing, issuance and/or sale of the shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

Dubai International Financial Centre. This prospectus relates to an Exempt Offer as that term is defined in Article 14(3)(a) of the Dubai International Financial Centre, or the DIFC, Markets Law 2012 (as amended) and Rule 2.3 of the Markets Rulebook of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in Rules 2.3.1(a) and 2.3.1(b) of the DFSA Markets Rulebook. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents relating to Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

United Arab Emirates Outside of the DIFC and the Abu Dhabi Global Market. This prospectus has not been reviewed, approved, or licensed by the Securities and Commodities Authority, or the SCA, and does not constitute a public offering of securities in the UAE as that term is defined in SCA Chairman Resolution No. 13/R.M. of 2021 Concerning the Regulations Manual of the Financial Activities and Status Regularization Mechanisms Rulebook, or the SCA Rulebook. This prospectus will only be made available on an exempt Private Offering basis pursuant to Article 6, Chapter 5, of Section 3 of the SCA Rulebook to Professional Investors or Counterparties, as each of the terms is defined in the SCA Rulebook, respectively, or on a reverse solicitation basis. Nothing in this prospectus constitutes the provision of any type of financial service engagement in any of the financial activities set out in Article 1, Chapter 2 of the SCA Rulebook.

The SCA accepts no liability in relation to the marketing, issuance and/or sale of the shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

Abu Dhabi Global Market. This prospectus relates to an Exempt Offer as that term is defined in Rule 4.3.1 of the Markets Rulebook of the Financial Services Regulatory Authority, or the FSRA. This prospectus is intended for distribution only to persons of a type specified in 4.3.1 of the FSRA Markets Rulebook. It must not be delivered to, or relied on by, any other person. The FSRA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The FSRA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. This document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and the representative’s out of pocket expenses of up to $250,000, which are expected to be incurred in connection with the offer and sale of the class A ordinary shares by us. With the exception of the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

Amount
SEC registration fee	$2,501.34
Nasdaq listing fee	50,000.00
FINRA filing fee	3,087.50
Accounting fees and expenses	120,000.00
Legal fees and expenses	397,700.00
Transfer agent fees and expenses	10,000.00
Printing fees and expenses	20,000.00
Miscellaneous	450,011.16
TOTAL	$1,053,300.00

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the representative by Hunter Taubman Fischer & Li LLC. The validity of the class A ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Bevilacqua PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law.

EXPERTS

Our combined financial statements as of June 30, 2024 and 2025 and for the years then ended included in this prospectus have been audited by PKF Littlejohn LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of PKF Littlejohn LLP are located at 15 Westferry Circus, Canary Wharf, London, England E14 4HD, United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the class A ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the class A ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at eupec-international.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

FINANCIAL STATEMENTS

EUPEC INTERNATIONAL GROUP LIMITED

COMBINED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2024 AND 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of EUPEC International Group Limited

Opinion on the Financial Statements

We have audited the accompanying Combined Statements of Financial Position of EUPEC International Group Limited (the “Company”) as of June 30, 2025 and 2024, and the related Combined Statements of Profit or Loss and Other Comprehensive, Changes in Shareholders’ Equity, and Cash flows for the two years in the periods ended June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion the financial statements present fairly, in all material respects, the Combined Statement of Financial Position of the Company as of June 30, 2025 and 2024, and the Combined Statements of Profit or Loss and Other Comprehensive statements and its cash flows for each of the two years in the periods ended June 30, 2025, in conformity with International Financial Reporting Standards of IASB.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included performing work over journal entries and examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PKF Littlejohn LLP

We served as the Company auditor since May 31, 2025.

London, United Kingdom

November 10, 2025

PCAOB ID: 2814

EUPEC INTERNATIONAL GROUP LIMITED

COMBINED STATEMENTS OF FINANCIAL POSITION

		As of June 30,
	Note	2024	2025
		US$	US$
ASSETS
Non-current assets
Property, plant and equipment	4	4,572,995	5,512,916
Right-of-use assets	5	358,901	126,171
Total non-current assets		4,931,896	5,639,087

Current assets
Inventories	7	-	30,113
Trade and other receivables	8	2,450,506	1,850,735
Other current assets	9	194,668	426,731
Cash and cash equivalents(*)	10	36,056	271,754
Total current assets		2,681,230	2,579,333

TOTAL ASSETS		7,613,126	8,218,420

LIABILITIES
Non-current liabilities
Dilapidation provision	15	347,551	381,913
Lease liabilities	14	150,154	-
Borrowings	13	2,538,389	2,628,277
Total non-current liabilities		3,036,094	3,010,190

Current liabilities
Trade and other payables	12	3,738,670	2,874,881
Lease liabilities	14	302,503	164,999
Borrowings	13	355,945	145,328
Income tax payable	21	93,396	536,634
Total current liabilities		4,490,514	3,721,842

TOTAL LIABILITIES		7,526,608	6,732,032

SHAREHOLDERS’ EQUITY
Ordinary shares, Class A, $0.0001 par value, 400,000,000 shares authorized, nil shares issued and outstanding as of June 30, 2025 and 2024		-	-
Ordinary shares, Class B, $0.0001 par value, 50,000,000 shares authorized, 20,000,000 shares issued and outstanding as of June 30, 2025 and 2024(**)	11	2,000	2,000
Share premium		1,071,100	1,071,100
Other reserve		1,967	1,967
Accumulated (losses)/gains		(956,901)	329,918
Translation reserve		(31,648)	81,403
Total shareholders’ equity		86,518	1,486,388
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		7,613,126	8,218,420

*	Cash and cash equivalents include bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management. See Note 10.

**	Giving retroactive effect to reflect the reorganization on July 17, 2025. See Note 1.

The accompanying notes are an integral part of these combined financial statements.

EUPEC INTERNATIONAL GROUP LIMITED

COMBINED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

		For the Year Ended June 30,
	Note	2024	2025
		US$	US$

Revenue	16	6,943,378	9,351,809
Raw materials and consumables used		(2,495,206)	(1,718,394)
Employee benefits expenses	18	(2,663,755)	(3,624,289)
Depreciation of property, plant and equipment and right-of-use assets		(376,116)	(504,787)
Intangible assets written off		(31,978)	-
Other operating expenses	19	(850,537)	(1,680,137)
Other income	17	28,076	104,794
Finance costs	20	(172,571)	(212,546)
Profit before tax expense		381,291	1,716,450
Income tax expense	21	(96,043)	(429,631)
Profit after tax		285,248	1,286,819

Other comprehensive income:
Items that are or may be reclassified subsequently to profit or loss
Foreign operations – foreign currency translation differences		1,027	113,051
Total comprehensive income		286,275	1,399,870

Earnings Per Share attributable to ordinary shareholder
Basic and diluted	22	0.01	0.06

Weighted average number of shares used in computing earnings per share
Basic and diluted		20,000,000	20,000,000

The accompanying notes are an integral part of these combined financial statements.

EUPEC INTERNATIONAL GROUP LIMITED

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares, Class A		Ordinary shares, Class B				Accumulated
	Shares outstanding*	Par value	Shares outstanding*	Par value	Share premium	Other reserve	(losses) / gains	Translation reserve	Total
		US$		US$	US$	US$	US$	US$	US$

Balance as of July 1, 2023	-	-	20,000,000	2,000	1,071,100	-	(1,240,182)	(32,675)	(199,757)
Transfer of reserve	-	-	-	-	-	1,967	(1,967)	-	-
Total comprehensive income for the year	-	-	-	-	-	-	285,248	1,027	286,275
Balance as of June 30, 2024	-	-	20,000,000	2,000	1,071,100	1,967	(956,901)	(31,648)	86,518
Total comprehensive income for the year	-	-	-	-	-	-	1,286,819	113,051	1,399,870
Balance as of June 30, 2025	-	-	20,000,000	2,000	1,071,100	1,967	329,918	81,403	1,486,388

*	Giving retroactive effect to reflect the reorganization on July 17, 2025. See Note 1.

The accompanying notes are an integral part of these combined financial statements.

EUPEC INTERNATIONAL GROUP LIMITED

COMBINED STATEMENTS OF CASH FLOWS

		For the Year Ended June 30,
	Note	2024	2025
		US$	US$

CASH FLOWS FROM OPERATING ACTIVITIES:
Profit before tax		381,291	1,716,450
Adjustments to reconcile net income to net cash provided by operating activities:
Intangible assets written off		31,978	-
Depreciation of property, plant and equipment and right-of-use assets	4,5	376,116	504,787
Interest expense	20	172,571	212,546
		961,956	2,433,783
Change in working capital:
Decrease in inventories		21,634	(27,851)
Increase in trade and other receivables		(1,055,776)	778,810
Increase in trade and other payables		1,041,164	130,618
Net cash generated from operating activities		968,978	3,315,360
Income tax paid		(1,723)	(28,223)
Net cash from operating activities		967,255	3,287,137

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(4,168,167)	(707,869)
Net cash used in investing activities		(4,168,167)	(707,869)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings		2,704,250	-
Repayment of borrowings		(5,631)	(151,974)
Proceeds/(repayments) from/(of) related party loans		950,489	(1,069,218)
Repayment of amount due to director		-	(202,194)
Repayment of lease liabilities		(286,550)	(307,446)
Interest paid		(172,571)	(212,546)
Increase in other current assets		(187,941)	(196,832)
Net cash from (used in) financing activities		3,002,046	(2,140,210)

Effect of exchange rate change on cash and cash equivalents		(460)	20,999

Net (decrease)/increase in cash and cash equivalents		(199,326)	460,057

Cash, cash equivalents at the beginning of year		11,023	(188,303)
(Net overdraft)/Cash and cash equivalents at the end of year	10	(188,303)	271,754

The accompanying notes form an integral part of these combined financial statements.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

1	Organization and Business Overview

EUPEC International Group Limited (the “Company”) is an investment holding company incorporated on June 13, 2025 under the laws of the Cayman Islands. The Company, through its subsidiary, EUPEC International SAS (France) (“EUPEC”), which is involved in pipeline coating services, are collectively referred to as the “Group”. The address of the registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and the principal place of business of the Company is Rue du Comte Jean Port 3060, 59760 Grande-Synthe France.

On July 17, 2025, the Company acquired all of the equity interests of EUPEC from Jonathan Teik Cheh Chong. EUPEC was incorporated in France on April 25, 2022 as part of an investment by Jonathan Teik Cheh Chong into the oil and gas industry in France. Therefore, Jonathan Teik Cheh Chong is the ultimate controlling shareholder of both EUPEC and the Company.

The combined financial statements are prepared based on the basis that the reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the reorganization. The consolidation of the Company and its subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transaction had become effective as of the beginning of the first period presented in the accompanying combined financial statements. Results of operations for the years presented comprise those of the previously separate entity combined from the beginning of the period to the end of the period eliminating the effects of intra-entity transactions.

2	Material Accounting Policy Information

Basis of Presentation of the Combined Financial Statements

This summary of significant accounting policies is presented to assist in understanding the Group’s combined financial statements and have been consistently applied in the preparation of the financial statements. The accompanying combined financial statements have been prepared in accordance with International Financial Reporting Standard (“IFRS”) issued by the International Accounting Standard Board (“IASB”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The accompanying combined financial statements include the accounts of the Company and its wholly owned subsidiary. Significant investment and capital, if any, have been eliminated upon combination.

Functional Currency and Presentation Currency

The Group’s combined financial statements are presented in United States Dollars (“US$”), which is the presentation and functional currency of the Company. The functional currency of the subsidiary, EUPEC, is Euros.

Translation of Subsidiary’s Financial Statements

The results and financial position of EUPEC are translated into the presentation currency as follows:

(i)	assets and liabilities are translated at the closing exchange rates at the reporting date;

(ii)	income and expenses are translated at average exchange rates (unless the average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated using the exchange rates at the dates of the transactions); and

(iii)	all resulting currency translation differences are recognised in other comprehensive income and accumulated in the currency translation reserve. These currency translation differences are reclassified to profit or loss on disposal or partial disposal with loss of control of the foreign operation.

Foreign Currency

Transactions in currencies other than the reporting or functional currency are measured and recorded in the functional currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the combined statement of profit or loss and other comprehensive income as other income/(expense).

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

New Standards and Interpretations Not Yet Adopted

Certain new accounting standards and amendments to accounting standards have been published that are not mandatory for the years ended June 30, 2024 and 2025 and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and amendments is set out below:

(a)	Amendments to IAS 21 -- Lack of Exchangeability (effective for annual periods beginning on or after July 1, 2025). In August 2023, the IASB amended IAS 21 to help entities to determine whether a currency is exchangeable into another currency, and which spot exchange rate to use when it is not. The Group does not expect these amendments to have a material impact on its operations or financial statements.

(b)	Amendments to the Classification and Measurement of Financial Instruments – Amendments to IFRS 9 and IFRS 7 (effective for annual periods beginning on or after July 1, 2026). On May 30, 2024, the IASB issued targeted amendments to IFRS 9 and IFRS 7 to respond to recent questions arising in practice, and to include new requirements not only for financial institutions but also for corporate entities.

These amendments are to:

●	clarify the date of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system;

●	clarify and add further guidance for assessing whether a financial asset meets the solely payments of principal and interest (SPPI) criterion;

●	add new disclosures for certain instruments with contractual terms that can change cash flows (such as some financial instruments with features linked to the achievement of environment, social and governance targets); and

●	update the disclosures for equity instruments designated at fair value through other comprehensive income (FVOCI).

The Group does not expect these amendments to have a material impact on its operations or financial statements.

(c)	IFRS 19 Subsidiaries without Public Accountability: Disclosures (effective for annual periods beginning on or after July 1, 2027). Issued in May 2024, IFRS 19 allows for certain eligible subsidiaries of parent entities that report under IFRS Accounting Standards to apply reduced disclosure requirements. The Group does not expect this standard to have a material impact on its operations or financial statements.

(d)	IFRS 18 Presentation and Disclosure in Financial Statements (effective for annual periods beginning on or after July 1, 2027). IFRS 18 will replace IAS 1 Presentation of financial statements, introducing new requirements that will help to achieve comparability of the financial performance of similar entities and provide more relevant information and transparency to users. Retrospective application is required, and so the comparative information for the financial year ending June 30, 2026 will be restated in accordance with IFRS 18. The Group does not expect this standard to have a material impact on its financial statements.

Use of Estimates

The preparation of combined financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Group’s combined financial statements include, but are not limited to, impairment losses recognized on property, plant and equipment and right of use assets and collectability of trade and other receivables and other current assets. Actual results may differ from these estimates.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

Cash and Cash Equivalents

For the purpose of presentation in the combined statement of cash flows, cash and cash equivalents include cash on hand, demand deposits with financial institutions which are subject to an insignificant risk of change in value, and bank overdrafts. Bank overdrafts are presented as current borrowings on the balance sheet. For cash subjected to restriction, assessment is made on the economic substance of the restriction and whether they meet the definition of cash and cash equivalents.

Property, Plant and Equipment

Property, plant and equipment are stated in the statement of financial position at cost, less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

Depreciation is recognised so as to write off the cost of items of property, plant and equipment, less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of the reporting period, with the effect of any changes in estimate accounted for on a prospective basis. The Company does not assign any residual values to its property, plant and equipment, as the estimated residual values are not expected to be material.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

Property, plant and equipment	Useful life (years)
Land	Nil
Building	20 years
Technical installation	10 years
Motor vehicles	3 years
Industrial equipment	5 years
Computer hardware	3 years
Renovation	Over the lease term

Right-of-Use Assets

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.

Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

Building	Over the lease term
Motor vehicles	Over the lease term

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment.

The Group presents right-of-use assets as a separate line item in the statement of financial position.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

Inventories

Inventories comprise raw materials and are stated at the lower of cost and net realizable value. Cost is calculated using the first-in first-out method and comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale. When necessary, allowance is provided for damaged, obsolete and slow-moving items to adjust the carrying value of inventories to the lower of cost and net realizable value.

Impairment Losses Recognized on Property, Plant and Equipment and Right of Use Assets

At the end of the reporting period, the Group reviews the carrying amounts of its property, plant and equipment and right-of-use assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately.

Financial Instruments

Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value except for trade receivables arising from contracts with customers which are initially measured in accordance with IFRS 15 Revenue from Contracts with Customers. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or financial liabilities at fair value through profit or loss (“FVTPL”)) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets and financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial Assets

Initial Recognition and Measurement

Financial assets are recognised when, and only when the entity becomes party to the contractual provisions of the instruments.

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (“FVPL”), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Trade receivables are measured at the amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third party, if the trade receivables do not contain a significant financing component at initial recognition.

Subsequent Measurement

Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the contractual cash flow characteristics of the asset. The three measurement categories for classification of debt instruments are amortised cost, fair value through other comprehensive income (“FVOCI”) and FVPL. The Group only has debt instruments at amortised cost.

Financial assets that are held for the collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. Financial assets are measured at amortised cost using the effective interest method, less impairment. Gains and losses are recognised in profit or loss when the assets are derecognised or impaired, and through the amortisation process.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

Impairment of Financial Assets

The Group performs impairment assessment under Expected Credit Loss (“ECL”) model on financial assets including trade and other receivables and cash which are subject to impairment under IFRS 9. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition.

(i)	Significant Increase in Credit Risk

In assessing whether the credit risk has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

●	an actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;

●	significant deterioration in external market indicators of credit risk, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor;

●	existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;

●	an actual or expected significant deterioration in the operating results of the debtor; or

●	an actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk has increased significantly since initial recognition when contractual payments are past due, unless the Group has reasonable and supportable information that demonstrates otherwise.

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

(ii)	Definition of Default

For internal credit risk management, the Group considers an event of default occurs when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collaterals held by the Group).

(iii)	Credit-Impaired Financial Assets

A financial asset is credit-impaired when one or more events of default that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired includes observable data about the following events:

(a)	significant financial difficulty of the issuer or the borrower;

(b)	a breach of contract, such as a default or past due event;

(c)	the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

(d)	it is becoming probable that the borrower will enter bankruptcy or other financial reorganisation; or

(e)	the disappearance of an active market for that financial asset because of financial difficulties.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(iv)	Impairment Policy

The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. An impairment constitutes a derecognition event. Any subsequent recoveries are recognised in profit or loss.

(v)	Measurement and Recognition of ECL

The measurement of ECL is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information. Estimation of ECL reflects an unbiased and probability-weighted amount that is determined with the respective risks of default occurring as the weights.

Where ECL is measured on a collective basis or cater for cases where evidence at individual instrument level may not yet be available, the financial instruments are grouped on the following basis:

●	Nature of financial instruments, i.e. the Group’s trade receivables and other receivables are each assessed as a separate group;

●	Past-due status;

●	Nature, size and industry of debtors; and

●	External credit ratings where available

The grouping is regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.

Interest income is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit impaired, in which case interest income is calculated based on amortised cost of the financial asset.

The Group recognises an impairment gain or loss in profit or loss for all financial instruments by adjusting their carrying amount, with the exception of trade receivables measured at amortised cost where the corresponding adjustment is recognised through a loss allowance account.

Derecognition

A financial asset is derecognised where the contractual right to receive cash flows from the asset has expired. On derecognition of a financial asset in its entirety, the difference between the carrying amount and the sum of the consideration received and any cumulative gain or loss that had been recognised in other comprehensive income for debt instruments is recognised in profit or loss.

Financial Liabilities

Initial Recognition and Measurement

Financial liabilities are recognised when, and only when, the Group becomes a party to the contractual provisions of the financial instrument. The Group determines the classification of its financial liabilities at initial recognition. All financial liabilities are recognised initially at fair value plus in the case of financial liabilities not at FVPL, net of directly attributable transaction costs.

Subsequent Measurement

After initial recognition, financial liabilities that are not carried at FVPL are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised in profit or loss when the liabilities are derecognised, and through the amortisation process.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. On derecognition, the difference between the carrying amounts and the consideration paid is recognised in profit or loss.

Revenue Recognition

The IFRS on revenue from contracts with customers establishes a five-step model to account for revenue arising from contracts with customers. The Group recognize revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to the customer. Revenue is recognized at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring services to our customer (which excludes estimates of variable consideration that are subject to constraints, such as right of return exists, and modifications), net of any related taxes. As a practical expedient the effects of any significant financing component is not adjusted if the payment for the good or service will be within one year.

Revenues are recognized when persuasive evidence of an arrangement exists, service has occurred, and all performance obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable and collectability is reasonably assured.

The Group provides specialised pipe coating services to customers in the oil and gas industry. These services are generally performed on pipes owned by the customer and involve the application of anti-corrosion, thermal insulation, or concrete weight coatings according to specified technical and quality requirements. Revenue from pipe coating services is recognised over time.

The Group uses an output method to measure progress towards complete satisfaction of the performance obligations. Output metrics reflect the direct value to the customer and may include:

●	Linear meters of pipe coated;

●	Square meters of coated surface;

●	Number of pipe joints, bends, or fittings completed; and

●	Reels or sections processed.

Revenue is recognised based on the proportion of coating output completed and certified or accepted by the customer at each reporting date.

Segment Information

The Group’s operating segment is determined based on information reported to the chief operating decision maker of the Group (the executive directors of the Group) for the purpose of resource allocation and performance assessment. For management purpose, the Group operates in one business unit based on their services, and only has one operating segment as the provider of pipeline coating service. The chief operating decision maker reviews the revenue and results of the Group as a whole without further discrete financial information. Accordingly, no analysis of this single operating and reportable segment is presented.

The majority of Group’s revenue is generated from France and European Union, and majority of non-current assets are located in France.

Leases

Definition of a Lease

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For contracts entered into or modified or arising from business combinations on or after the date of initial application, the Group assesses whether a contract is or contains a lease based on the definition under IFRS 16 at inception, modification date or acquisition date, as appropriate. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

Non-lease components are separated from lease component on the basis of their relative stand-alone prices.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

The Group as a Lessee

Short-Term Leases and Leases of Low-Value Assets

The Group applies the short-term lease recognition exemption to warehouse leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the recognition exemption for leases of low-value assets. Lease payments on short-term leases and leases of low-value assets are recognised as an expense on a straight-line basis over the lease term.

Lease Liabilities

At the commencement date of a lease, the Group recognises and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

The lease payments include:

●	fixed payments (including in-substance fixed payments) less any lease incentives receivable;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be paid under residual value guarantees;

●	the exercise price of a purchase option reasonably certain to be exercised by the Group; and

●	payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are not included in the measurement of lease liabilities and right-of-use assets and are recognised as expense in the period on which the event or condition that triggers the payment occurs.

After the commencement date, lease liabilities are adjusted by interest accretion and lease payments.

The Group remeasures lease liabilities (and makes a corresponding adjustment to the related right-of-use assets) whenever the lease term has changed, in which case the related lease liability is remeasured by discounting the revised lease payments using a revised discount rate at the date of reassessment.

The Group presents lease liabilities as a separate line item in the statement of financial position.

Lease Modifications

The Group accounts for a lease modification as a separate lease if:

●	the modification increases the scope of the lease by adding the right to use one or more underlying assets; and

●	the consideration for the leases increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

For a lease modification that is not accounted for as a separate lease, the Group remeasures the lease liability, less any lease incentives receivable, based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Group accounts for the remeasurement of lease liabilities by making corresponding adjustments to the relevant right-of-use assets.

Government Grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grant is recognized as ‘Other income’ in profit or loss.

Borrowing Costs

All borrowing costs are recognised in profit or loss in the period in which they are incurred.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

Employee Benefits

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognised in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Liabilities recognised in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the group in respect of services provided by employees up to the reporting date.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

Income Taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of the reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred income tax is measured:

(a)	at the tax rates that are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the end of the reporting period; and

(b)	based on the tax consequence that will follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amounts of its assets and liabilities.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

For the purposes of measuring deferred tax for leasing transactions in which the Group recognises the right-of-use assets and the related lease liabilities, the Group first determines whether the tax deductions are attributable to the right-of-use assets or the lease liabilities.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

For leasing transactions in which the tax deductions are attributable to the lease liabilities, the Group applies IAS 12 Income Taxes requirements to the leasing transaction as a whole. Temporary differences relating to right-of use assets and lease liabilities are assessed on a net basis. Excess of depreciation on right-of-use assets over the lease payments for the principal portion of lease liabilities resulting in net deductible temporary differences.

Current and deferred income taxes are recognized as income or expense in profit or loss, except to the extent that the tax arises from a business combination or a transaction which is recognized directly in equity

Earnings Per Share

Basic earnings per share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. When the Group has a loss, diluted shares are not included as their effect would be anti-dilutive. The Group has no dilutive securities or debt for the year ended June 30, 2025 and 2024.

3	Critical Accounting Judgements and Key Sources of Estimation Uncertainty

The preparation of combined financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amount of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

Critical Judgements in Applying Accounting Policies

The following are the critical judgements, apart from those involving estimations, that the directors of the Group have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the combined financial statements.

Provision for expected credit losses of trade receivables

The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns (i.e., by geography, product type, customer type and rating, and coverage by letters of credit and other forms of credit insurance).

The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with forward-looking information. For instance, if forecast economic conditions (i.e., gross domestic product) are expected to deteriorate over the next year which can lead to an increased number of defaults in the oil and gas sector, the historical default rates are adjusted. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analysed.

The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future. The information about the ECLs on the Group’s trade receivables is disclosed in the policy on financial instruments above and Note 8.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

4	Property, Plant and Equipment, Net

	Land	Building	Work in progress	Technical installation	Motor vehicles	Industrial equipment	Computer hardware	Renovations	Total
	US$	US$	US$	US$	US$	US$	US$	US$	US$
Cost
As at July 1, 2023	54,600	273,000	-	305,760	-	3,668	-	354,332	991,360
Addition	378,595	3,703,251	-	73,691	-	-	12,629	-	4,168,166
Exchange rate differences	(4,755)	(41,515)	-	(6,574)	-	(70)	(124)	(6,781)	(59,819)
As at June 30, 2024	428,440	3,934,736	-	372,877	-	3,598	12,505	347,551	5,099,707
Addition	-	-	627,779	53,820	26,270	-	-	-	707,869
Exchange rate differences	42,360	389,029	50,979	41,237	2,133	356	1,236	34,362	561,692
As at June 30, 2025	470,800	4,323,765	678,758	467,934	28,403	3,954	13,741	381,913	6,369,268

Accumulated Depreciation
As at July 1, 2023	-	15,925	-	35,672	-	856	-	354,332	406,785
Charge for the year	-	90,672	-	33,972	-	727	3,606	-	128,977
Exchange rate differences	-	(1,194)	-	(1,016)	-	(24)	(35)	(6,781)	(9,050)
As at June 30, 2024	-	105,403	-	68,628	-	1,559	3,571	347,551	526,712
Charge for the year	-	205,873	-	43,127	1,887	916	4,915	-	256,718
Exchange rate differences	-	27,139	-	10,287	153	229	752	34,362	72,922
As at June 30, 2025	-	338,415	-	122,042	2,040	2,704	9,238	381,913	856,352

Carrying Amount
As at June 30, 2024	428,440	3,829,333	-	304,249	-	2,039	8,934	-	4,572,995
As at June 30, 2025	470,800	3,985,350	678,758	345,892	26,363	1,250	4,503	-	5,512,916

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

5	Right-of-Use Assets

	Building	Motor vehicles	Total
	US$	US$	US$
Cost
As at July 1, 2023	1,750,606	62,395	1,813,001
Exchange rate differences	(33,506)	(1,194)	(34,700)
As at June 30, 2024	1,717,100	61,201	1,778,301
Exchange rate differences	169,772	6,050	175,822
As at June 30, 2025	1,886,872	67,251	1,954,123

Accumulated Depreciation
As at July 1, 2023	1,178,328	19,276	1,197,604
Charge for the year	226,752	20,387	247,139
Exchange rate differences	(24,774)	(569)	(25,343)
As at June 30, 2024	1,380,306	39,094	1,419,400
Charge for the year	228,198	19,871	248,069
Exchange rate differences	155,004	5,479	160,483
As at June 30, 2025	1,763,508	64,444	1,827,952

Carrying Amount
As at June 30, 2024	336,794	22,107	358,901
As at June 30, 2025	123,364	2,807	126,171

6	Intangible Assets

US$

Carrying amount as at July 1, 2023	32,282
Written off	(31,978)
Exchange rate differences	(304)
Carrying amount as at June 30, 2024 and 2025	-

7	Inventories

	As of June 30,
	2024	2025
	US$	US$

Finished goods	-	30,113

8	Trade and Other Receivables

	As of June 30,
	2024	2025
	US$	US$
Debt instrument at amortised cost
Trade receivables from third-party customers	2,450,506	2,033,890
Allowance for expected credit losses	-	(183,155)
	2,450,506	1,850,735

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

Movement of allowance for expected credit losses:

	For Years Ended June 30,
	2024	2025
	US$	US$

At July 1,	-	-
Charge for the year	-	169,399
Exchange rate differences	-	13,756
At June 30,	-	183,155

Trade receivables are non-interest bearing and are generally on terms of 30 to 90 days.

9	Other Current Assets

	As of June 30,
	2024	2025
	US$	US$

Deposits	194,668	426,731

10	Cash and Cash Equivalents

	As of June 30,
	2024	2025
	US$	US$

Cash on hand	27	29
Cash at bank	36,029	271,725
	36,056	271,754

For the purpose of presenting the statement of cash flows, cash and cash equivalents comprise the following at the end of the financial year:

	As of June 30,
	2024	2025
	US$	US$

Cash	36,056	271,754
Bank overdraft (Note 13)	(224,359)	-
	(188,303)	271,754

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

11	Share Capital

	Class A		Class B
	Number of Shares	US$	Number of Shares	US$
Issued and fully paid
At July 1, 2023	-	-	-	-
Issuance of shares	-	-	20,000,000	2,000
At June 30, 2024 and 2025	-	-	20,000,000	2,000

Share Premium

The share premium account is governed by the Companies Law of the Cayman Islands and may be applied by the Group subject to the provisions, if any, of its memorandum and articles of association in paying distributions or dividends to equity shareholders.

No distribution or dividend may be paid to the equity shareholders out of the share premium account.

Translation Reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.

Other Reserve

Other reserve comprises a non-distributable mandatory legal reserve.

12	Trade and Other Payables

	As of June 30,
	2024	2025
	US$	US$

Trade payables	1,046,944	520,067
	1,046,944	520,067
Amount due to related parties	1,963,045	893,827
Amount due to a director	202,194	-
Other payables	526,487	1,460,987
	2,691,726	2,354,814
Total	3,738,670	2,874,881

The amount due to related company bears monthly interest of Euribor + 1%, is unsecured and repayable on demand.

The amount due to related party is interest free, unsecured and repayable on demand.

13	Borrowings

	As of June 30,
	2024	2025
	US$	US$
Current:
Bank loan (EUR)	131,586	145,328
Overdraft	224,359	-
	355,945	145,328

Non-current:
Bank loan (EUR)	2,538,389	2,628,277
	2,894,334	2,773,605

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

Reconciliation of movements of liabilities to cash flows arising from financing activities:

	For Years Ended June 30,
	2024	2025
	US$	US$

Balance at beginning of the year	-	2,894,334
Changes from financing cash flows
Additions	2,704,250	-
Repayment	(149,367)	(350,146)
Total changes arising from financing cash flows	2,554,883	2,544,188

Other changes
Change in bank overdraft	224,359	(224,359)
Non-cash changes
Interest expense on bank borrowing	143,736	198,172
Effect of changes in foreign exchange rates	(28,644)	255,604
Balance at end of the year	2,894,334	2,773,605

The bank borrowing is unsecured and carries fixed interest of 4.91% per annum, is repayable monthly from January 29, 2024 for 180 months, matures in 2039.

The bank overdraft is unsecured and the weighted average effective interest rate is 17.23% per annum.

14	Lease Liabilities

The following table presents lease obligations for the Group for the years ended June 30, 2024 and 2025.

	As of June 30,
	2024	2025
	US$	US$
Lease liabilities
Current	302,503	164,999
Non-current	150,154	-
	452,657	164,999

Reconciliation of movements of liabilities to cash flows arising from financing activities:

	For Years Ended June 30,
	2024	2025
	US$	US$

Balance at beginning of the year	750,768	452,657
Changes from financing cash flows	(315,385)	(321,820)
Non-cash changes
Accretion of interest	28,835	14,374
Effect of foreign exchange	(11,561)	19,788
Balance at end of the year	452,657	164,999

The weighted average incremental borrowing rates applied to lease liabilities at 4.9%.

15	Dilapidation Provision

The Group lease premises under non-cancellable lease agreements. In accordance with the lease terms, the Group are required to reinstate the leased premises to their original condition at the end of the lease term. A provision has been recognized for the estimated reinstatement costs, which are expected to be incurred upon lease expiry. The provision has been determined based on management’s best estimate of the expected costs, discounted to present value using an appropriate pre-tax discount rate.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

16	Revenue

	For Years Ended June 30,
	2024	2025
	US$	US$

Pipeline coating service rendered (Over time)	6,943,378	9,351,809

Revenue by geography:

	For Years Ended June 30,
	2024	2025
	US$	US$

France	2,638,484	6,554,910
European Union	4,304,894	2,796,899
	6,943,378	9,351,809

17	Other Income

	For Years Ended June 30,
	2024	2025
	US$	US$

Government grants	23,596	13,244
Interest income	62	3,419
Other income	4,418	88,131
	28,076	104,794

18	Employee Benefit Expenses

	For Years Ended June 30,
	2024	2025
	US$	US$

Wages and salaries	1,691,405	2,157,357
Social security contributions	608,101	657,246
Post-employment benefits other than pensions	364,249	809,686
	2,663,755	3,624,289

19	Other Operating Expenses

	For Years Ended June 30,
	2024	2025
	US$	US$

Audit fee	220,174	50,833
Rental expenses (short term)	315,090	205,108
Maintenance	53,255	110,640
Insurance	110,058	245,904
Legal and professional fee	6,540	811,466
Property tax	78,093	25,068
Expected credit losses on trade receivables	-	169,399
Other operating expenses	67,327	61,719
	850,537	1,680,137

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

20	Finance Costs

	For Years Ended June 30,
	2024	2025
	US$	US$

Interest on borrowings	143,736	198,172
Interest on lease liabilities	28,835	14,374
	172,571	212,546

21	Income Taxes

Cayman Islands

The Company is domiciled in the Cayman Island. The locality currently enjoys permanent income tax holidays; accordingly, the Company does not accrue for income taxes.

France

The subsidiary, EUPEC, is incorporated in France and is subject to French Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant French tax laws. The applicable tax rate is 25% in France.

Significant components of the provision for income taxes are as follows:

	As of June 30,
	2024	2025
	US$	US$

Income tax payables	93,396	536,634

	For Years Ended June 30,
	2024	2025
	US$	US$
Income tax expense is comprised of the following:
Current	96,043	429,631
Deferred	-	-
Total income tax expenses	96,043	429,631

A reconciliation between the statutory tax rate to the effective tax rate is as follows:

	For Year Ended June 30, 2024		For Year Ended June 30, 2024
	€	US$	€	US$

Income before tax	352,494	381,291	1,576,748	1,716,450

French income tax rate at 25%	88,124	95,323	394,187	429,105
Reconciling items:
Tax effect on expense not deductible for tax purposes	665	720	477	519
Income tax expense	88,789	96,043	394,664	429,632

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. For the years ended June 30, 2024 and 2025, there were no transactions that gave rise to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. As at June 30, 2024 and 2025, the Group has assessed that deferred tax assets and liabilities was nil.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

22	Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share attributable to ordinary shareholders for the years ended June 30, 2024 and 2025:

	For Years Ended June 30,
	2024	2025
	US$	US$

Profit after tax for the year attributable to ordinary shareholders	285,248	1,286,819
Basic and diluted weighted-average ordinary shares outstanding	20,000,000	20,000,000
Basic and diluted earnings per share attributable to ordinary shareholders	0.01	0.06

23	Related Party Transactions and Balances

The table below sets forth the major related parties and their relationships with the Group as of June 30, 2024 and 2025:

Name of Related Parties	Relationship with the Group
Jonathan Teik Cheh Chong	Chairman and Chief Executive Officer
OAG Offshore Pipeline Services Sdn Bhd (“OOPS”)	Related company under common control of Jonathan Teik Cheh Chong

Compensation of Key Management Personnel

	For Years Ended June 30,
	2024	2025
	US$	US$

Salaries and wages	129,802	130,632
Social security contributions	66,980	72,020
	196,782	202,652

Amount Due to Related Parties

	For Years Ended June 30,
	2024	2025
	US$	US$
Amount due to related party
Jonathan Teik Cheh Chong	202,194	-

Amount due to related company
OAG Offshore Pipeline Services Sdn Bhd	1,963,045	893,827

Related Party Transactions

The balances due to related party Jonathan Teik Cheh Chong and related company (OOPS) arise from loans provided for working capital and acquisition needs of EUPEC. Interest on the loan from OOPS amounted to US$54,770 and US$52,011 for the years ended June 30, 2024 and 2025, respectively. Terms of the related party loans are further disclosed in Note 12.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

24	Financial Risk Management

The Group’s activities expose it to a variety of financial risks from its operations. The key financial risks include credit risk, liquidity risk and market risk (including interest rate risk).

The directors review and agree policies and procedures for managing each of these risks on an informal basis. It is and has been throughout the current and previous financial years, the Group’s policy that no trading in derivatives for speculative purposes shall be undertaken. All financial risk management activities are carried out following acceptable market practices and monitored by senior management staff.

The following sections provide details regarding the Group’s exposure to the above-mentioned financial risks and the objectives, policies and processes for the management of these risks.

There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk.

Credit Risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Group. The major classes of financial assets of the Group are trade receivables. For trade receivables, the Group adopts the policy of dealing with customers of appropriate credit standing and history. For other financial assets (including cash and cash equivalents), the Group minimises credit risk by dealing only with high credit quality counterparties.

As the Group does not hold any collateral, the maximum exposure to credit risk for each class of financial instruments is the carrying amount of that class of financial instruments presented on the statement of financial position.

The Group’s objective is to seek continual revenue growth while minimising losses incurred due to increased credit risk exposure. The Group trades only with recognised and creditworthy third parties. It is the Group’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis with the result that the Group’s exposure to bad debts is not significant.

For ECL on financial assets, the three stages approach in the financial reporting standard on financial instruments is used to measure the impairment allowance. Under this approach, the financial assets move through the three stages as their credit quality changes. However, a simplified approach is permitted by the financial reporting standards on financial instruments for financial assets that do not have a significant financing component, such as trade receivables. On initial recognition, a day-1 loss is recorded equal to the 12-months ECL (or lifetime ECL for trade receivables), unless the assets are considered credit impaired.

The Group has applied the simplified approach to measure the lifetime expected credit losses for trade receivables. In measuring the expected credit losses, these receivables are grouped based on shared credit risk characteristics and days past due. In calculating the expected credit loss rates, the Group considers historical loss rates for each category of customers, and adjusts for forward-looking macroeconomic factors affecting the ability of the customers to settle the receivables.

Trade receivables balances are written off when there are indications that there is no reasonable expectation of recovery or the failure of a debtor to make contractual payments over an extended period.

Exposure to Credit Risk

The Group has no significant concentration of credit risk other than those balances with (2024: 3) major customers comprising (2024: 80%) of the total trade receivables. The Group has credit policies and procedures in place to minimise and mitigate its credit risk exposure.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

The Group’s credit risk exposure in relation to trade receivables as at reporting period is as follows:

2024	Not past due	30 days	31-60 days	61-90 days	>91 days	Total
	US$	US$	US$	US$	US$	US$

Gross carrying amount	889,137	1,355,790	35,645	16,683	153,251	2,450,506
Loss allowance	-	-	-	-	-	-
Net carrying amount	889,137	1,355,790	35,645	16,683	153,251	2,450,506

2025	Not past due	30 days	31-60 days	61-90 days	>91 days	Total
	US$	US$	US$	US$	US$	US$

Gross carrying amount	798,205	445,153	80,214	61,156	649,152	2,033,880
Loss allowance	-	-	-	-	(183,155)	(183,155)
Net carrying amount	798,205	445,153	80,214	61,156	465,997	1,850,725

Liquidity Risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting financial obligations due to shortage of funds. The Group manages its liquidity risk by maintaining an adequate level of cash and cash equivalents. The directors are satisfied that funds are available to finance the operations of the Group.

The table below summarises the maturity profile of the Group and the Company’s financial liabilities at the end of the reporting period based on contractual undiscounted repayment obligations.

2024	1 year or less	2 to 5 years	More than 5 years	Total
	US$	US$	US$	US$

Trade and other payables	3,679,233	-	-	3,679,233
Lease liabilities	316,647	151,676	-	468,323
Borrowings	252,602	1,010,407	2,441,817	3,704,826
Dilapidation provision	-	347,551	-	347,551
	4,248,482	1,509,634	2,441,817	8,199,933

2025	1 year or less	2 to 5 years	More than 5 years	Total
	US$	US$	US$	US$

Trade and other payables	2,835,792	-	-	2,835,792
Lease liabilities	166,673	-	-	166,673
Borrowings	277,577	1,110,306	2,405,664	3,793,547
Dilapidation provision	381,913	-	-	381,913
	3,661,955	1,110,306	2,405,664	7,177,925

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of the Group’s financial instruments will fluctuate because of changes in market interest rates. The Group’s exposure to fair value interest rate risk arises primarily from borrowings.

Sensitivity Analysis for Interest Rate Risk

The Group is exposed to interest rate risk which relate primarily to its interest-bearing financial liabilities The rates on these debts are disclosed in the respective notes to the financial statements. The Group manages this risk by closely monitoring its interest rates on borrowings to ensure that these rates are maintained at favourable terms and conditions. The Group does not enter into any derivative financial instruments to hedge this risk.

EUPEC INTERNATIONAL GROUP LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

At the reporting date, the interest rate profile of the Group’s interest-bearing financial instruments, as reported to management, was as follows:

	As of June 30,
	2024	2025
	US$	US$
Financial assets
Fixed rates	36,056	271,754
Financial liabilities
Fixed rates	2,894,334	2,773,605
Floating rates	1,963,045	893,827
	4,857,379	3,667,432

Sensitivity analysis:

	As of June 30,
	2024	2025
	US$	US$
Financial liabilities
A hypothetical variation in floating interest rates by 1% with all other variables held constant, would have a decrease in pre-tax profit for the year by	19,630	8,938

The analysis has been performed for floating interest rate over a year for financial instruments. The impact of a change in interest rates on floating interest rate financial instruments has been assessed in terms of changing of their cash flows and therefore in terms of the impact on profit or loss. The hypothetical changes in basis points are not based on observable market data (unobservable inputs).

25	Categories of Financial Assets and Liabilities

	As of June 30,
	2024	2025
	US$	US$
Financial assets
At amortised cost
Trade and other receivables	2,450,506	1,850,735
Cash and cash equivalents	36,056	271,754
	2,486,562	2,122,489
Financial liabilities
At amortised cost
Trade and other payables	3,679,233	2,835,792
Lease liabilities	452,657	164,999
Borrowings	2,894,334	2,773,605
Dilapidation provision	347,551	381,913
	7,373,775	5,774,396

26	Commitment and Contingencies

As of June 30, 2024 and 2025, the Group does not have any capital commitments and contingencies.

27	Subsequent Events

The Group has assessed all subsequent events through November 10, 2025, which is the date that these combined financial statements are available to be issued and other than the following, there are no further material subsequent events that require disclosure in these combined financial statements.

A reorganization of the Group’s legal structure (the “Reorganization”) was completed on July 17, 2025 (See Note 1).

On July 10, 2025, the Group signed a material contract amounting to Eur40 million with SAIPEM Limited to provide pipe coating services to be provided for the years ended 2026 and 2027.

On November 6, 2025, an aggregate of 5,400,000 class B ordinary shares were converted into 5,400,000 class A ordinary shares.

3,750,000 Class A Ordinary shares

EUPEC International Group Limited

______________________

PROSPECTUS

______________________

R.F. Lafferty & Co., Inc.

                  , 2026

Until , 2026, 25 days after the date of this prospectus, all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

On June 13, 2025, we issued 1,000,000 ordinary shares to our founder, SIDMoR Holdings, for a total purchase price of $10,000, or $0.01 per share (par value at such time).

On June 23, 2025, we implemented a 1-for-100 forward split of our ordinary shares by way of a share subdivision of our issued and unissued ordinary shares, with each of our issued and unissued ordinary shares subdivided into 100 shares. We also re-designated the outstanding ordinary shares as class B ordinary shares. As a result, SIDMoR Holdings held 100,000,000 class B ordinary shares of par value $0.0001. Following this subdivision and re-designation, on June 23, 2025, SIDMoR Holdings surrendered 80,000,000 class B ordinary shares, reducing its ownership to 20,000,000 class B ordinary shares.

On July 17, 2025, we issued 490 class B ordinary shares to JCEE Holdings Ltd. and 510 class B ordinary shares to OAG Offshore Pipeline Services Sdn Bhd in exchange for an equivalent number of shares of EUPEC in connection with our acquisition of EUPEC. On the same date, these shares were transferred to SIDMoR Holdings and then repurchased by us and cancelled.

On November 6, 2025, SIDMoR Holdings transferred an aggregate of 5,400,000 class B ordinary shares as follows: (i) 980,000 to Salter Ridge Limited, (ii) 940,000 to Atasan Investment Limited, (iii) 920,000 to Tribeca Stream Inc., (iv) 900,000 to Rich Titan Capital Inc., (v) 880,000 to Machichin Inc. and (vi) 780,000 to Solid Ridge Limited. In accordance with the terms of our memorandum and articles of association, these class B ordinary shares were automatically converted into class A ordinary shares upon such transfer and we issued an aggregate of 5,400,000 class A ordinary shares to these holders.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Memorandum and Articles of Association
4.1*	Form of Representative’s Warrant (included in Exhibit 1.1)
5.1*	Opinion of Conyers Dill & Pearman regarding the legality of the class A ordinary shares
5.2*	Opinion of Bevilacqua PLLC regarding the Representative’s Warrant
8.1	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (incorporated by reference to Exhibit 8.1 to the Registration Statement on Form F-1 filed on December 19, 2025)
8.2	Opinion of Potomac Law Group regarding certain United States tax matters
10.1	Share Contribution Agreement, dated July 17, 2025, among JCEE Holdings Ltd., OAG Offshore Pipeline Services Sdn Bhd and EUPEC International Group Limited (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.2*	Loan Agreement, dated January 2, 2024, between EUPEC International SAS (France) and Crédit Agricole (English Translation)
10.3	Memorandum of Loan, dated December 21, 2022, between EUPEC International SAS (France) and Jonathan Teik Cheh Chong (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.4	Intercompany Treasury Agreement, dated June 22, 2025, between EUPEC International SAS (France) and OAG Offshore Pipeline Services Sdn Bhd (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.5†	Employment Agreement, dated August 4, 2025, between EUPEC International Group Limited and Jonathan Teik Cheh Chong (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.6†	Employment Agreement, dated August 4, 2025, between EUPEC International Group Limited and Noridah Sahar (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.7	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.9†	EUPEC International Group Limited 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.10†	Form of Share Option Agreement (EUPEC International Group Limited 2025 Equity Incentive Plan) (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.11†	Form of Restricted Share Award Agreement (EUPEC International Group Limited 2025 Equity Incentive Plan) (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 filed on December 19, 2025)
10.12†	Form of Restricted Share Unit Award Agreement (EUPEC International Group Limited 2025 Equity Incentive Plan) (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed on December 19, 2025)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form F-1 filed on December 19, 2025)
19.1	Insider Trading Policy (incorporated by reference to Exhibit 19.1 to the Registration Statement on Form F-1 filed on December 19, 2025)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form F-1 filed on December 19, 2025)
23.1	Consent of PKF Littlejohn LLP
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3*	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
23.4	Consent of Potomac Law Group (included in Exhibit 8.2)
23.5	Consent of Bichot & Associés (included in Exhibit 99.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Opinion of Bichot & Associés regarding certain French law matters
99.2	Consent of Hassan Nilou (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form F-1 filed on December 19, 2025)
99.3	Consent of Joseph Tat Wah Yan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form F-1 filed on December 19, 2025)
99.4	Consent of Frederick George Markwell (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form F-1 filed on December 19, 2025)
99.5	Consent of Viswanathan C Sankaran Unni Menon (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form F-1 filed on December 19, 2025)
107	Filing Fee Table

*	To be filed by amendment
†	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the issuer is relying on Rule 430B:

(A) each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dunkerque, France on January 12, 2026.

EUPEC INTERNATIONAL GROUP LIMITED

By:	/s/ Jonathan Teik Cheh Chong
Name:	Jonathan Teik Cheh Chong
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Teik Cheh Chong Jonathan Teik Cheh Chong	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) (Sole Director)	January 12, 2026

* Noridah Sahar	Chief Financial Officer (Principal Financial and Accounting Officer)	January 12, 2026

*	By:	/s/ Jonathan Teik Cheh Chong
Jonathan Teik Cheh Chong
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of EUPEC International Group Limited has signed this registration statement or amendment thereto in New York on January 12, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.